UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.        )
Check the appropriate box:

☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

NORTH AMERICAN GALVANIZING & COATINGS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.10 per share

2)	Aggregate number of securities to which transaction applies: 16,782,646

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $7.50

4)	Proposed maximum aggregate value of transaction:
$125,869,845

5)	Total fee paid: $8,974.52

☒	Fee paid previously with preliminary materials.

☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: $8,959.17

2)	Form, Schedule or Registration Statement No.: Schedule TO

3)	Filing Party: AZZ incorporated

4)	Date Filed: May 7, 2010

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000
Tulsa, Oklahoma 74135

July 12, 2010

To Our Stockholders:

As announced on April 1, 2010, North American Galvanizing & Coatings, Inc. (the “Company”) entered into an Agreement and Plan of Merger, dated March 31, 2010 (as amended, the “Merger Agreement”) by and among the Company, AZZ incorporated, a Texas corporation (“Parent”), and Big Kettle Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), which provides for the acquisition of the Company by Parent in two steps. The first step was a cash tender offer by Purchaser to acquire all of the outstanding shares of the Company’s common stock, par value $0.10 per share (the “Shares”), at $7.50 per Share, net to the seller in cash without interest thereon (the “Offer”). The Offer was completed on June 14, 2010, and, pursuant to the Offer, Purchaser purchased 12,962,287 Shares, which (when added with (x) the Shares beneficially owned by Parent, Purchaser or their respective subsidiaries and (y) the Shares that were purchased upon exercise of options, that were held in trust pursuant to the Company’s Director Stock Unit Program or that constituted restricted shares, in each case that the Purchaser exercised its option to purchase) constitute approximately 84% of the Company’s issued and outstanding Shares. The merger of Purchaser with and into the Company (the “Merger”), in which the Company will be the surviving corporation, is the second and final step in the acquisition of the Company by Parent and is intended to complete the acquisition of any Shares not acquired by Purchaser pursuant to the Offer. As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by the Company, Purchaser or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such Shares) will be converted into the right to receive $7.50 in cash, without interest thereon, all as more fully set forth and described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement.

On Tuesday, August 3, 2010, a special meeting of the stockholders of the Company will be held for the purpose of approving the Merger Agreement. The affirmative vote of at least two thirds (2/3) of the total number of outstanding shares of Common Stock of the Company will be necessary to adopt the Merger Agreement. As a result of the consummation of the Offer, Purchaser owns and has the right to vote a sufficient number of outstanding shares of the Common Stock of the Company such that adoption of the Merger Agreement at the special meeting is assured without the affirmative vote of any other stockholder.

You are welcome to attend the special meeting; however, you are not being asked for a proxy and are requested not to send one. The accompanying Information Statement explains the terms of the Merger. Please read the accompanying Information Statement carefully.

Sincerely,

David H. Dingus
President and Chief Executive Officer

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000
Tulsa, Oklahoma 74135

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 3, 2010

A special meeting (including any and all adjournments or postponements thereof, the “Special Meeting”) of stockholders of North American Galvanizing & Coatings, Inc. will be held at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas, at 10:00 a.m., Central Daylight Saving Time, on Tuesday, August 3, 2010, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated March 31, 2010 (as amended, the “Merger Agreement”), by and among North American Galvanizing & Coatings, Inc. (the “Company”), AZZ incorporated, a Texas corporation (“Parent”), and Big Kettle Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”). The Merger Agreement provides, among other things, for (i) the merger of Purchaser with and into the Company (the “Merger”), with the Company to continue as the surviving corporation, and (ii) the conversion of all of the issued and outstanding shares of the Company’s common stock, par value $0.10 per share (the “Shares”) (other than Shares held by the Company, Purchaser or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of Common Stock, subject to the agreement of the Company, Purchaser and Parent described in the Information Statement), into the right to receive $7.50 per Share in cash, without interest thereon, all as more fully described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement.

2.	To transact such other business as may properly be brought before the Special Meeting.

Only stockholders of record at the close of business on Friday, July 9, 2010 will be entitled to receive notice of, and to vote, at the Special Meeting.

You are cordially invited to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting.

Stockholders will be entitled to demand appraisal by the Delaware Court of Chancery of the fair value of such stockholder’s shares of Common Stock under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), a copy of which is attached as Annex 4 to the Information Statement. Notwithstanding the time periods set out in the DGCL with respect to appraisal rights, the Company, Purchaser and Parent have agreed, under certain limited circumstances, to not assert that a stockholder’s demand for appraisal is not timely under Section 262 of the DGCL, regardless of the fact that such demand for appraisal is not made in strict compliance with certain of the requirements of Section 262. Stockholders should read the Information Statement and Annex 4 thereto for a description of all statutory provisions relating to appraisal rights and the agreement entered into by Parent, Purchaser and the Company with respect thereto.

You should not send any Share certificates at this time. After the Merger is completed, you will receive a letter of transmittal containing instructions on where to send your share certificates in order to exchange them for the merger consideration.

Neither the Company nor its management is soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

David H. Dingus

This notice is dated July 12, 2010.

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 SOUTH YALE AVENUE, SUITE 1000
TULSA, OKLAHOMA 74135

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to holders of common stock, par value $0.10 per share (the “Common Stock”), of North American Galvanizing & Coatings, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Big Kettle Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of AZZ incorporated, a Texas corporation (“Parent”), with and into the Company as contemplated by that certain Agreement and Plan of Merger, dated March 31, 2010, by and among the Company, Parent and Purchaser (as amended, the “Merger Agreement”). The Merger, in which the Company will be the surviving corporation, is the second and final step in the acquisition of the Company by Parent. The first step was a cash tender offer by Purchaser to acquire all the outstanding shares of Common Stock (collectively, the “Shares”) at $7.50 per Share, net to the seller in cash without interest thereon (the “Offer”). The Offer was completed on June 14, 2010, and Purchaser purchased 12,962,287 Shares pursuant thereto, which (when added with (x) the Shares beneficially owned by Parent, Purchaser or their respective subsidiaries and (y) the Shares that were purchased upon exercise of Options (as defined below), that were held in trust pursuant to the Program (as defined below) or that constituted Restricted Stock (as defined below), in each case that the Purchaser exercised its option to purchase) constitute approximately 84% of the Company’s issued and outstanding Shares. As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by the Company, Purchaser or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law, subject to the agreement described below under “Appraisal Rights,” with respect to such shares of Common Stock) will be converted into the right to receive $7.50 in cash, without interest thereon. A copy of the Merger Agreement is attached hereto as Annex 1.

A special meeting of the stockholders of the Company will be held on Tuesday, August 3, 2010, at 10:00 a.m., Central Daylight Saving Time, at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas. The special meeting of stockholders (including any and all adjournments or postponements thereof) is referred to herein as the “Special Meeting.”

Stockholders are welcome to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting.

Only holders of record of the Shares at the close of business on Friday, July 9, 2010 are entitled to receive notice of, and to vote at, the Special Meeting. On such date, there were 16,782,646 Shares outstanding. The presence in person or by proxy of the holders of at least a majority of the issued and outstanding shares of Common Stock will be necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of at least two thirds (2/3) of the outstanding shares of Common Stock will be necessary to approve the Merger Agreement. Each share of Common Stock is entitled to one vote. As a result of the consummation of the Offer and Purchaser’s exercise of its option to purchase certain other Shares, Purchaser owns approximately 84% of the issued and outstanding Shares and the aggregate voting power thereof and intends to attend the Special Meeting and vote all such Shares in favor of the Merger Agreement. Accordingly, a quorum and the adoption of the Merger Agreement at the Special Meeting is assured without the attendance or affirmative vote of any other stockholder.

You are urged to review this Information Statement carefully to decide whether to accept the $7.50 per Share in cash, without interest, or to exercise appraisal rights under Section 262 (“Section 262”) of the Delaware General Corporation Law (“DGCL”). See “Appraisal Rights” below and Annex 4 attached hereto for a description of all statutory provisions related to appraisal rights.

This Information Statement is first being mailed on or about Tuesday, July 13, 2010 to the holders of record of the Shares at the close of business on Friday, July 9, 2010.

We are not asking you for a proxy and you are requested not to send us a proxy. Please do not send in any Share certificates at this time.

This Information Statement is dated July 12, 2010.

ANNEXES:

Annex 1 Agreement and Plan of Merger

Annex 2 Amendment No. 1 to Agreement and Plan of Merger

Annex 3 Fairness Opinion of Stephens Inc.

Annex 4 Section 262 of the General Corporation Law of the State of Delaware

SUMMARY

The following is a brief summary of certain information contained elsewhere in this Information Statement, including the Annexes hereto, or in the documents incorporated by reference herein. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the Annexes hereto and the documents incorporated by reference herein. Capitalized terms used in this summary and not defined herein have the meanings ascribed to them elsewhere in this Information Statement. Stockholders are urged to read this Information Statement and the Annexes hereto in their entirety.

The Companies

The Company. The Company is a Delaware corporation with its principal executive offices located at 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135. The telephone number of the Company is (918) 494-0964. The Company is a leading provider of corrosion protection for iron and steel components fabricated by its customers. The Company’s galvanizing and coating operations are composed of eleven facilities located in Colorado, Kentucky, Missouri, Ohio, Oklahoma, Tennessee, Texas and West Virginia. These facilities operate galvanizing kettles ranging in length from 16 feet to 62 feet and have lifting capacities ranging from 12,000 pounds to 40,000 pounds. For more information about the Company, visit www.nagalv.com and see “Certain Information Concerning the Parties to the Merger Agreement” and “Available Information” elsewhere herein.

Purchaser. Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation, the Offer and the Merger. Purchaser is an indirect wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107. The business telephone number for Purchaser is (817) 810-0095.

Parent. Parent is a Texas corporation with its principal executive offices located at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107. The telephone number of Parent is (817) 810-0095. Parent is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions and a leading provider of hot dip galvanizing services to the steel fabrication market nationwide. Parent and its affiliates offer products through two distinct business segments, the Electrical and Industrial Products Segment and the Galvanizing Services Segment.

General

This Information Statement is being delivered in connection with the merger of Purchaser with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by the Company, Purchaser or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of Common Stock, subject to the agreement described below under “Appraisal Rights”) will be converted into the right to receive $7.50 per Share in cash, without interest thereon (the “Merger Consideration”). A copy of the Merger Agreement is attached hereto as Annex 1.

Pursuant to the Merger Agreement, Purchaser commenced the Offer on May 7, 2010 for all the outstanding Shares at a price of $7.50 per Share, net to the seller in cash without interest thereon. The Offer expired at 5:00 p.m., Central Daylight Saving Time, on Monday, June 14, 2010. Pursuant to the Offer, Purchaser purchased 12,962,287 Shares. This amount (when added with the amount of (x) the Shares beneficially owned by Parent, Purchaser or their respective subsidiaries and (y) the Shares that were purchased upon exercise of Options, that were held in trust pursuant to the Program or that constituted Restricted Stock, in each case that the Purchaser exercised its option to purchase) represents approximately 84% of the Company’s issued and outstanding Shares.

Procedure for Receipt of Merger Consideration

Following the consummation of the Merger, a Letter of Transmittal (as defined below) and the Instructions (as defined below) for use in effecting the surrender of the Shares in exchange for payment of the Merger Consideration will be sent under separate cover to all holders of the Shares outstanding immediately prior to the Merger. The Letter of Transmittal must be completed as directed and returned with certificates representing Shares or with any other documentation required by the procedures for book-entry transfer set forth below under “Procedure For Receipt of the Merger Consideration.” Checks for the Merger Consideration will be sent to the Company’s stockholders as soon as practicable after receipt of the Letter of Transmittal and the certificates or such other documentation. See “Procedure For Receipt of the Merger Consideration.”

Appraisal Rights

Under Delaware law, holders of the shares of Common Stock who do not vote to adopt the Merger Agreement and do not consent thereto in writing and who otherwise strictly comply with the applicable requirements of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder’s shares of Common Stock. Notwithstanding the time periods set out in the DGCL with respect to appraisal rights, the Company, Purchaser and Parent have agreed, under certain limited circumstances, to not assert that a stockholder’s demand for appraisal is not timely under Section 262 of the DGCL, regardless of the fact that such demand for appraisal is not made in strict compliance with certain of the requirements of Section 262. See “Appraisal Rights” and Annex 4 hereto.

The Merger

Background to the Offer and the Merger. For a description of events leading to the approval of the Merger Agreement by the Board of Directors of the Company (the “Board”), see “The Merger — Background of the Offer and the Merger.”

Approval of the Board. On March 31, 2010, the Board unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Offer and the Merger are in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant thereto, and the Board unanimously recommends that the Company’s stockholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger. See “The Merger — Recommendation of the Board.”

Interests of Certain Persons in the Merger. Certain existing and former members of the Company’s management and the Board (as well as employees of the Company) have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. These interests relate to, among other things, (i) the exchange of outstanding Options, Shares constituting Restricted Stock and Shares held in trust under the Program for cash payments, (ii) the exchange of outstanding Warrants for cash payments and (iii) indemnification and insurance for directors and officers. See “The Merger — Interests of Certain Persons in the Merger.”

Opinion of Stephens. Stephens Inc. (“Stephens”) acted as the financial advisor to the Company in connection with the Offer and the Merger, and Stephens delivered its written opinion, dated March 31, 2010, to the Company that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the $7.50 per Share cash consideration to be received by the holders of Common Stock (other than Parent, Purchaser and its affiliates) was fair, from a financial point of view, to such holders. The full text of the opinion of Stephens is set forth in Annex 3 hereto and is incorporated herein by reference. Stockholders are urged to read the Stephens opinion carefully and in its entirety. See “The Merger — Opinion of Stephens, Financial Advisor” and Annex 3 hereto.

Purpose of the Merger. The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser. The first step in the acquisition of the Company was the Offer by Purchaser to acquire all of the outstanding Shares. The Merger is intended to complete the acquisition of any Shares not acquired by Purchaser in the Offer. See “The Merger — Purpose of the Merger.”

Conditions to the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to the stockholders of the Company duly adopting the Merger Agreement. See “The Merger Agreement.”

Certain Federal Income Tax Consequences. The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. See “The Merger — Certain Federal Income Tax Consequences.”

Source and Amount of Funds

The total amount of funds required (i) to purchase all outstanding Shares pursuant to the Offer and the Merger, (ii) to pay for the cash-out of all Options required to be cashed out upon exercise pursuant to the Merger Agreement, (iii) to pay for the cash-out of all Warrants required to be cashed out upon exercise pursuant to the Merger Agreement, (iv) to purchase all the Shares that were issuable upon exercise of Options, that were held in trust pursuant to the Program or that constituted Restricted Stock, in each case that the Purchaser exercised its option to purchase, and (v) to purchase all the Shares that constituted Restricted Stock that were held by persons who are not parties to the Stockholders Agreement and who elected to sell such Shares directly to Purchaser (as described above) is approximately $132.4 million. Of such amount, approximately $112.7 million was used to (1) purchase Shares pursuant to the Offer, the Stockholders Agreement and the offer by Purchaser to directly purchase Shares that constituted Restricted Stock held by persons not party to the Stockholders Agreement, (2) pay for the cash-out of the Options held by persons who are not parties to the Stockholders Agreement whose holders elected to exchange such Options for such payment (as described below under “The Merger — Interests of Certain Persons in the Merger”) and (3) pay for the cash-out of all Warrants. Purchaser has obtained, and intends to continue to obtain, all required funds from Parent, and Parent has obtained, and intends to continue to obtain, such funds from available working capital and its existing credit facility with Bank of America, N.A. In addition, in an effort to minimize administrative expense (e.g., the cost of calculating employee withholding obligations), Purchaser has authorized and directed the Company to directly make certain payments with respect to such purchases and cash-outs; the Company has obtained funds for such payments from the Company’s available working capital. See “Source and Amount of Funds.”

Price Range of Shares; Dividends

The Shares are listed and traded on the NASDAQ Stock Market (“NASDAQ”) under the symbol “NGA”. The following table sets forth, for the quarters indicated, the high and low sales prices per Share as quoted on NASDAQ for the periods indicated. The Company has not paid any dividends on the Shares during its two most recently completed fiscal years.

Fiscal Year	High	Low
Fiscal Year ended December 31, 2008:
First Quarter	$6.60	$4.26
Second Quarter	$9.27	$5.17
Third Quarter	$11.55	$4.21
Fourth Quarter	$5.41	$2.36

Fiscal Year ending December 31, 2009:
First Quarter	$4.76	$2.15
Second Quarter	$7.85	$2.90
Third Quarter	$6.34	$4.90
Fourth Quarter	$6.12	$4.61

Fiscal Year ending December 31, 2010
First Quarter	$5.68	$4.82

On March 31, 2010, the last full trading day prior to the public announcement of the signing of the Merger Agreement, the closing price of the Company’s Common Stock reported on NASDAQ was $5.65 per Share. On June 28, 2010, the last day on which Shares were traded prior to filing a preliminary copy of this

Information Statement with the SEC, the closing price of the Shares on NASDAQ was $7.64 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

Pursuant to the Merger Agreement, the Company is not permitted to declare, set aside or pay any dividends with respect to the Shares. Parent currently intends that no dividends will be declared on the Shares before its acquisition of the entire equity interest in the Company pursuant to the Merger.

Available Information

The Shares are registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Company is subject to the reporting requirements of that Act. In accordance with the Exchange Act, the Company is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. See “Available Information.”

GENERAL

This Information Statement is being delivered to stockholders of the Company in connection with the Merger. As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent, and each outstanding Share (other than Shares owned by the Company, Purchaser or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of Common Stock, subject to the agreement described under “Appraisal Rights” below) will be converted into the right to receive, without interest, the Merger Consideration. A copy of the Merger Agreement is attached hereto as Annex 1.

The Merger is the second and final step in the acquisition of the Company by Parent. The first step was a cash tender offer by Purchaser to acquire all of the outstanding Shares at $7.50 per Share, net to the seller in cash without interest thereon. Purchaser purchased 12,962,287 Shares pursuant to the Offer. This amount (when added with the amount of (x) the Shares beneficially owned by Parent, Purchaser or their respective subsidiaries and (y) the Shares that were issuable upon exercise of Options, that were held in trust pursuant to the Program or that constituted Restricted Shares, in each case that the Purchaser exercised its option to purchase) represents approximately 84% of the Company’s issued and outstanding Shares. The Merger is intended to complete the acquisition of any Shares not acquired by Purchaser pursuant to the Offer.

THE SPECIAL MEETING

The Special Meeting will be held on Tuesday, August 3, 2010, at 10:00 a.m., Central Daylight Saving Time, at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas, for the purpose of approving the Merger Agreement. As of the date of this Information Statement, the Board does not know of any other business to be brought before the Special Meeting.

Only holders of record of the Shares outstanding at the close of business on Friday, July 9, 2010 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately 1,900 holders of record, with 16,785,645 Shares issued and 16,782,646 Shares outstanding.

The presence in person or by proxy of the holders of at least a majority of the issued and outstanding shares of Common Stock will be necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes, if any, will be considered present for the purpose of establishing a quorum. Assuming a quorum is present, the affirmative vote of at least two thirds (2/3) of the outstanding shares of Common Stock will be necessary to adopt the Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes under Delaware law and the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), abstentions and broker non-votes, if any, will have the same effect as votes cast against adoption of the Merger Agreement.

Each share of Common Stock is entitled to one vote. As a result of the consummation of the Offer, Purchaser owns approximately 84% of the outstanding Shares and approximately 84% of the aggregate voting power of the issued and outstanding Shares, and intends to attend the Special Meeting and vote all such Shares in favor of the Merger Agreement. Accordingly, a quorum and the adoption of the Merger Agreement at the Special Meeting is assured without the attendance or affirmative vote of any other stockholder.

Stockholders are entitled to exercise appraisal rights under Delaware law as a result of the Merger. See “Appraisal Rights” and Annex 4 hereto.

Representatives of Deloitte & Touche LLP, the Company’s independent auditors, are not expected to be present, make a statement or be available to respond to appropriate questions at the Special Meeting.

PROCEDURE FOR RECEIPT OF THE MERGER CONSIDERATION

Surrender and Payment for Shares

Parent has appointed Computershare Trust Company, N.A. to act as paying agent (the “Paying Agent”) under the Merger Agreement. At the effective time of the Merger (the “Effective Time”), Parent will make available or cause to be made available to the Paying Agent the funds necessary for the Paying Agent to make the payments due to the holders of outstanding Shares immediately prior to the Effective Time.

Promptly after the Effective Time (i.e. the date on which the Company’s stockholders approve the Merger and the Certificate of Merger is filed with the Delaware Secretary of State), the Paying Agent will mail to each person who was, at the Effective Time, a holder of record of issued and outstanding Shares a letter of transmittal (the “Letter of Transmittal”) and instructions (the “Instructions”) for use in effecting the surrender of Shares in exchange for payment of the Merger Consideration. For a stockholder to validly surrender Shares pursuant to the Merger, a properly completed and duly executed Letter of Transmittal and any other required documents, must be received by the Paying Agent at one of its addresses set forth on the Letter of Transmittal. Until surrendered, such Shares will represent solely the right to receive the Merger Consideration. Upon the surrender of each such Share and subject to applicable tax withholding, the Paying Agent shall (subject to applicable abandoned property, escheat and similar laws) pay the holder the Merger Consideration. To the extent that amounts are deducted and withheld, for tax withholding or under applicable escheat or similar laws, such amounts will be treated for all purposes as having been paid to the stockholder in respect of whom such deduction and withholding was made by the Paying Agent. No interest will be paid or will accrue on the amount payable upon the surrender of any Shares. If payment is to be made to a person other than the registered holder of the Shares surrendered, it will be a condition of such payment that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Shares surrendered or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable (in addition to any other requirements with respect to such a transfer that are set out in the Letter of Transmittal). None of the Paying Agent, the Surviving Corporation or Parent will be liable to any holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Pursuant to the Merger Agreement, any portion of the funds made available to the Paying Agent for the payment of the Merger Consideration that remains unclaimed by the holders of Shares at any time more than twelve months after the Effective Time will be delivered to the Surviving Corporation, and thereafter such former stockholders of the Company may surrender such Shares to the Surviving Corporation and (subject to the terms of the Merger Agreement, abandoned property, escheat and other similar laws) receive the Merger Consideration without any interest thereon.

At and after the Effective Time, there will be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. Subject to any applicable abandoned property, escheat or similar laws, if, after the Effective Time, Shares are presented to the Surviving Corporation for transfer, they will be canceled and exchanged as described in the preceding paragraphs.

Backup Withholding

Under the “backup withholding” provisions of United States federal income tax law, the Paying Agent may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Merger. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Merger Consideration of Shares converted in the Merger, each such stockholder must provide the Paying Agent with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Merger may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Merger should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Each tendering non-U.S. holder (a non-resident alien or foreign entity) must submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Paying Agent) certifying, under penalties of perjury, to such non-U.S. holder’s foreign status in order to establish an exemption from backup withholding.

APPRAISAL RIGHTS

Under the DGCL, if the Merger is consummated, any stockholder who (a) holds Shares on the date of making demand for appraisal with respect to such shares, (b) has not voted in favor of the Merger, consented to the Merger in writing or tendered his or her Shares under the Offer, (c) continuously holds such Shares through the Effective Time, and (d) complies with the procedures provided for in Section 262 will be entitled to have his or her Shares appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those Shares as determined by the court. The following summarizes the relevant provisions of Section 262 regarding appraisal rights that will be applicable if the Merger is consummated. This discussion is qualified in its entirety by reference to Section 262, a copy of which is attached as Annex 4 hereto and incorporated herein by reference.

STOCKHOLDERS WHO VOTE IN FAVOR OF THE MERGER OR CONSENT TO THE MERGER IN WRITING ARE NOT ENTITLED TO EXERCISE APPRAISAL RIGHTS BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

EXCEPT AS SPECIFICALLY PROVIDED OTHERWISE BELOW, IF YOU FAIL TO COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262, YOUR RIGHTS TO AN APPRAISAL IN CONNECTION WITH THE MERGER WILL BE LOST.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Information Statement shall constitute such notice to the record holders of Shares.

Holders of Shares who desire to exercise their appraisal rights must not vote in favor of the Merger or consent to the Merger in writing, and such holders must deliver a separate written demand for appraisal to the Company prior to the vote by the Company’s stockholders on the Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of such stockholder’s Shares. A vote against the Merger will not by itself constitute such a demand. Within ten days after the Effective Time, the Company must provide notice of the Effective Time to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the Merger. A stockholder desiring to submit a demand for appraisal must do so within 20 days after the date of mailing of such notice. The Company will not provide stockholders with any additional notice of the date by which such stockholders must exercise appraisal rights.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to the Company’s Corporate Secretary at 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135.

A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights.

•	If Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as by a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner.

•	If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners.

•	An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the owner or owners of record.

•	If a stockholder holds Shares through a broker who in turn holds the Shares through a central securities depository nominee (such as Cede & Co.), a demand for appraisal of such Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

•	A holder of record, such as a broker, who holds Shares as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to the Shares held for all or less than all of those beneficial owners’ interest. In that case, the written demand should set forth the number of Shares covered by the demand. If no number of Shares is expressly mentioned, the demand will be presumed to cover all of the Shares standing in the name of the record holder. The Company stockholders who hold their Shares in brokerage accounts or through any nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights with respect to their Shares.

Under Section 262, within 120 days after the Effective Time, the Company or any stockholder who has satisfied the required conditions of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the Company’s Corporate Secretary in the case of a petition filed by a stockholder, demanding a determination of the fair value of the Shares of all dissenting stockholders. The Company will have no obligation to file such a petition. Stockholders seeking appraisal rights should initiate all necessary action to perfect their rights within the time periods and in the manner prescribed by Section 262.

Within 120 days after the Effective Time, any stockholder who has theretofore complied with the requirements under Section 262 for exercise of appraisal rights may make a written request to receive from the Company a statement of the aggregate number of Shares with respect to which demands for appraisal have been received and the number of holders of such Shares. A person who is the beneficial owner of Shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the Company the statement described in the previous sentence. The Company will be required to mail these statements within ten days after it receives a written request.

If a petition for appraisal is timely filed, at the hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their Shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the Shares owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the fair value of the Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court of Chancery shall take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Date through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Date and the date of payment of the judgment.

Although the Company believes that the Merger Consideration is fair, the value determined by the Delaware Court of Chancery for the Shares could be more than, less than or the same as the consideration paid in the Merger. Moreover, the Company does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a Share is less than the Merger Consideration. In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” The court may tax the costs of the appraisal proceeding against the parties as the court determines to be equitable under the circumstances. However, costs do not include attorneys’ fees and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a stockholder, the court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all shares of Common Stock entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote any Shares subject to such demand for any purpose. The Shares subject to the demand will not be entitled to dividends or other distributions on such shares, other than those payable or deemed to be payable to stockholders of record as of a date prior to the Effective Time.

At any time within sixty days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. Holders of Shares will lose the right to appraisal if no petition for appraisal is filed within one hundred twenty days after the Effective Time. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of Shares who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the Company a written withdrawal of the stockholder’s demand for appraisal and acceptance of the Merger Consideration, except (i) that any such attempt to withdraw made more than sixty days after the Effective Time requires the Company’s written approval and (ii) that no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within sixty days.

Notwithstanding the foregoing descriptions of applicable appraisal rights and the requirements that a stockholder must meet to exercise such rights, in each case as set forth in the DGCL, in connection with the settlement of certain litigation regarding the Merger Agreement and certain transactions contemplated thereby, Purchaser, Parent and the Company have agreed that they will not assert that a stockholder’s demand for appraisal is not timely under Section 262 if such stockholder submits a written demand for appraisal within 30 calendar days of the Special Meeting (with any such deadline being extended to the following business day should the 30th day fall on a holiday or weekend) and such stockholder otherwise satisfies the requirements of Section 262. In addition, none of Parent, Purchaser nor the Company will assert that (i) a stockholder who is entitled to appraisal rights may not file a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares held by all stockholders if such petition is not filed within 120 days of the Effective Time as long as such petition is filed within 150 days of the Effective Time, (ii) a stockholder may not withdraw such stockholder’s demand for appraisal and accept the terms offered by the Merger if such withdrawal is not made within 60 days of the Effective Time and (iii) a stockholder may not, upon written request, receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares if such request is not made within 120 days of the Effective Time as long as such request is made within 150 days of the Effective Time.

THE MERGER

Background of the Offer and the Merger

The following chronology summarizes the key meetings and events that led to the Company’s signing of the Merger Agreement. In this process, the Company held many conversations, both by telephone and in-person, about possible strategic alternatives. The chronology below covers only the key events leading up to the Merger Agreement and does not purport to catalogue every conversation among representatives of the Company or between the Company and other parties. As used in this subsection, the term “Board” shall mean the Board of Directors of the Company as such was constituted on June 13, 2010.

As part of its ongoing evaluation of the business, the Board has regularly met with Company management to discuss and review possible strategic directions for the Company in light of its financial performance, developments in the industry, and the competitive markets in which it operates. These meetings have also addressed, from time to time, possible strategic and restructuring alternatives, including acquisitions, a sale or strategic merger of the Company, the closing or sale of certain assets or subsidiaries of the Company, capital formation or other investment transactions, and continuing operations as a standalone business.

The Company and Parent first discussed a potential transaction between the companies in the fall of 1995. Discussions between the two companies with respect to a potential transaction have continued off and on since that time. During that time, the Company has had a number of informal exploratory discussions with others regarding the possibility of a business combination or acquisition transaction.

Most recently, from July 17, 2008 through August 25, 2008, the Company and Parent discussed a potential merger or acquisition of the Company by Parent as outlined below.

On July 22, 2008, the Company and Parent entered into the Confidentiality Agreement (as defined below) in anticipation of the Parent’s evaluation of a potential acquisition of the Company.

On July 23, 2008, Parent sent an outline to the Company containing Parent’s proposed terms and conditions of a potential merger of the Company with and into an affiliate of the Parent (the “Outline of Terms”).

On August 6, 2008, Mr. Ronald J. Evans, who was then the President and Chief Executive Officer of the Company, and Joseph J. Morrow, the Chairman of the Board, met with David H. Dingus, the President and Chief Executive Officer of Parent, to discuss this proposed merger.

On August 25, 2008, the Company formally rejected Parent’s proposed terms and conditions set out in the Outline of Terms because the Company did not believe that the proposed terms and conditions were in the best interest of the Company and its stockholders. Parent notified the Company that the Parent was unwilling to proceed with a proposed merger on alternative terms proposed by the Company. Based on the foregoing, the Company and Parent amicably terminated discussions regarding the proposed merger.

On May 30, 2009, the Company engaged Stephens, to explore strategic alternatives based on its qualifications and expertise and its reputation as a nationally recognized investment banking firm.

On January 21, 2010, Mr. Dingus contacted Mr. Evans via e-mail and expressed an interest in a possible acquisition of the Company by the Parent, in which Parent would purchase the Shares for a purchase price consisting solely of cash. Mr. Evans called Mr. Dingus later in the day and the two discussed the possibility of such an acquisition.

On January 29, 2010, the Board held a meeting where Parent’s proposal was discussed. At the meeting, the Board authorized further discussion with Parent regarding a potential acquisition of the Company by Parent.

On January 29, 2010, Mr. Dingus called Mr. Evans and indicated that Parent was interested in discussing a possible acquisition in which Parent would purchase the Shares for $7.50 per Share. Mr. Dingus and Mr. Evans agreed that they would consult the Boards of Directors of their respective companies regarding such an acquisition.

On February 2, 2010, the Company retained Chadbourne & Parke LLP (“Chadbourne”) as its legal advisor with respect to a potential acquisition of the Company by Parent.

On February 2, 2010, the Board held a meeting at which representatives of Stephens and Chadbourne were present, where Parent’s proposal was discussed. At the meeting, the Board authorized further discussion with Parent regarding a potential acquisition of the Company by Parent.

On February 2, 2010, Mr. Evans notified Mr. Dingus that the Board desired to proceed further with discussions regarding a potential acquisition of the Company by Parent.

On February 3, 2010, the Company and Parent amended the Confidentiality Agreement to renew the applicability of the standstill provisions contained in the Confidentiality Agreement until July 22, 2010. Neither the January 21, 2010 e-mail from Mr. Dingus nor the telephone discussions between Mr. Dingus and Mr. Evans suggested that Parent might make a hostile tender offer, and the standstill provision was renewed in confirmation of this.

On February 4, 2010, Chadbourne held a brief phone call with Kelly Hart & Hallman LLP, legal counsel to Parent and Purchaser (“KHH”). During this call, Chadbourne and KHH discussed the possible structure of a transaction between the Company and Parent as a cash tender offer by a subsidiary of Parent followed by a merger of such subsidiary with and into the Company, with the Company as the surviving entity. Chadbourne and KHH agreed to consult with their respective clients regarding whether such a transaction structure would be acceptable. In addition, Chadbourne advised KHH that the Board would require any merger agreement to contain a “go-shop” provision permitting the Company to actively solicit other offers and a “fiduciary out,” whereby the Board could recommend that the Company’s stockholders tender their shares in a tender offer commenced by a competing buyer if the directors’ fiduciary duties to the stockholders required them to do so.

From February 9, 2010 through February 26, 2010, Chadbourne and KHH discussed with each other and their respective clients and negotiated a non-binding term sheet setting out the proposed general terms and conditions of the Merger Agreement. During this time, Chadbourne, KHH, the Company and Parent negotiated whether the Merger Agreement would contain a “go-shop” provision, which would allow the Company to solicit other potential acquirers during the period of 30 days following the signing of the Merger Agreement, and the rights that the Parent would have to match any superior offer from such an acquirer.

On February 19, 2010, the Board of Directors of the Company held a meeting at which representatives of Stephens and Chadbourne were present, where the status of the negotiations with Parent was discussed.

On February 22, 2010, Chadbourne provided KHH with initial confidential diligence materials.

From February 23, 2010 through March 31, 2010, SCS Engineers conducted an environmental due diligence review of the Company on behalf of Parent.

On February 26, 2010, Stephens arranged for representatives of Parent, KHH and BDO Seidman LLP, the Parent’s independent financial auditors and its accounting advisor with respect to the Offer and the Merger (“BDO”), to have access to an electronic data room created and maintained by Stephens for the potential transaction between the Company and Parent.

From February 26, 2010 through March 31, 2010, representatives of Parent, KHH and BDO reviewed diligence materials posted in the electronic data room in the course of Parent’s due diligence review of the Company.

On March 2, 2010, Chadbourne confirmed to KHH that representatives from BDO were permitted to contact the Company’s independent financial auditors with respect to the audit of the Company’s financial statements for the Company’s 2009 fiscal year.

From March 11, 2010 through March 30, 2010, representatives of BDO met and corresponded with representatives of the Company’s independent financial auditors regarding their audit of the Company’s financial statements for the Company’s 2009 fiscal year.

From March 8, 2010 through March 26, 2010, Chadbourne and KHH exchanged drafts of the Merger Agreement and a Stockholders Agreement by and among Parent, Purchaser and certain stockholders of the Company (the “Stockholders Agreement”), discussed them with their respective clients and held conference calls discussing requested revisions to these agreements. In particular, representatives of Chadbourne and KHH discussed the no-solicitation provision of the Merger Agreement and the events triggering the Company’s obligation to pay Parent a “break up fee.” The drafts were also reviewed by the Company and Parent during this time.

On March 22, 2010 and March 25, 2010, the Board held meetings at which representatives of Stephens and Chadbourne were present, where the status of the negotiations with Parent was discussed.

On March 29, 2010, representatives of the Company, Chadbourne, KHH and Chartis Insurance held a conference call to discuss various environmental matters regarding certain of the Company’s operating sites.

On March 29, 2010, Chadbourne sent KHH a revised draft of the Merger Agreement containing the Company’s and Chadbourne’s additional comments on behalf of the Company. KHH subsequently suggested a minor revision to Chadbourne’s draft, which was accepted.

On March 29, 2010, Chadbourne sent KHH a draft of the disclosure schedules to the Merger Agreement that had been prepared by the Company.

On March 30, 2010, representatives of Chadbourne and KHH held a conference call to discuss the disclosure schedules and a further revision to the Stockholders Agreement. Chadbourne subsequently sent KHH a revised draft of the disclosure schedules that incorporated KHH’s comments to the previous draft of the disclosure schedules and a revised draft of the Stockholders Agreement containing the revisions agreed in the March 30 conference call.

On March 31, 2010, the Board held a meeting at which representatives of Stephens and Chadbourne were present to consider the proposed transaction. Mr. Evans and Chadbourne reported upon the negotiations with respect to the proposed transaction. Stephens and Chadbourne reviewed the principal terms of the proposed transaction with Parent, and Stephens presented its financial analysis regarding the proposed transaction and delivered to the Board its oral opinion, later confirmed in writing, to the effect that, as of March 31, 2010 and based upon and subject to the assumptions, procedures, factors, limitations, and qualifications set forth in the opinion, the $7.50 per Share in cash to be received by the Company’s stockholders (other than Parent or its affiliates) was fair, from a financial point of view, to the Company’s stockholders. During the course of the presentation, Stephens responded to questions from the Board confirming or clarifying their understanding of the analyses performed and opinion rendered by Stephens.

After discussion regarding the terms of the transactions contemplated by the Merger Agreement, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby,

including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) duly approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if required by law, adopt the Merger Agreement, and approve the Merger.

The Board designated a special committee of the Board of Directors (the “Committee”), comprised of John H. Sununu (Chair), Mr. Evans, Gilbert L. Klemann, II and Joseph J. Morrow, to oversee and monitor the solicitation and negotiation of acquisition proposals from third parties during the “go-shop” process as set forth in the Merger Agreement. The Board wished to designate a committee of directors that was smaller in number than the whole Board so that its members could be convened quickly to respond to proposals received from third parties as part of the “go-shop” process. The members of the Committee were, in fact, the members of the Executive Committee of the Board. The Board thought that it was important that Mr. Evans serve on the Committee because of his knowledge of the operations of the Company and so that he could act as the point of contact between the Committee and the Company’s financial and legal advisors.

The boards of directors of Parent and Purchaser reviewed the proposed Merger Agreement and approved the Merger Agreement and the transactions contemplated therein on March 31, 2010.

On March 31, 2010, the Company, Parent and Purchaser executed and delivered the Merger Agreement, and Parent, Purchaser and the individual directors of the Company executed and delivered the Stockholders Agreement. The Company issued a press release before the opening of the U.S. stock markets on April 1, 2010 announcing the transaction.

Beginning on April 1, 2010, at the instruction and under the supervision of the Committee, Stephens contacted 50 potential bidders, which consisted of 11 strategic parties and 39 financial parties, to determine their level of interest in exploring an acquisition of the Company. The strategic parties were identified based on the industries in which such parties participate. The financial parties were identified based on current or historical investment in an industrial business, previously expressed interest or expertise in the industrial sector and size of the private equity fund. Those potential bidders who responded favorably were required to execute a confidentiality and standstill agreement prior to receiving certain information regarding the Company.

Over the following weeks, the Company entered into three confidentiality and standstill agreements with one strategic potential bidder and two financial potential bidders, and those potential bidders were granted complete access, to the same extent as Parent, to confidential legal and financial information regarding the Company contained in an electronic data room. The Company has since relieved these potential bidders of their standstill obligations. None of the potential acquirers submitted an indication of interest during the “go shop” period and, to the knowledge of the Committee and its advisors, each has ceased further review of a potential acquisition of the Company. During the “go shop” period, Stephens continued to encourage other parties to explore a transaction and updated the Committee on a regular basis regarding the status of the solicitation. The reasons cited by the potential acquirers for declining to pursue or explore an acquisition of the Company included, among others, the high per Share price being paid by Parent in the Offer and Merger and the potential acquirer’s own differing strategic focus.

Periodically throughout the “go shop” process, the Board and the Committee held telephonic meetings with Company management, Stephens and Chadbourne, during which Stephens provided updates on the status of “go shop” activities.

On April 30, 2010, the “go shop” period terminated without submission of an alternative acquisition proposal to the Committee.

On June 7, 2010, in connection with the settlement of certain litigation regarding the Merger Agreement and the transactions contemplated therein, Parent, Purchaser and the Company entered into Amendment No. 1 to Merger Agreement (“Amendment No. 1”), which provides for (i) certain agreements relating to demands for appraisal in connection with the Merger described under “Appraisal Rights” above and (ii) the release of potential bidders who entered into confidentiality and standstill agreements from their standstill obligations. A copy of Amendment No. 1 is attached hereto as Annex 2 and is incorporated by reference herein. Such summary and descriptions are qualified in their entirety by reference to Amendment No. 1.

The Offer expired at 5:00 p.m., Central Daylight Saving Time, on June 14, 2010. Based on information from the Paying Agent, as of the Expiration Time, a total of approximately 12,962,287 Shares were validly tendered and not withdrawn pursuant to the Offer. These Shares (together with (x) the Shares beneficially owned by Parent, Purchaser or their respective subsidiaries and (y) the Shares that were issuable upon exercise of Options, that were held in trust pursuant to the Program or that constituted Restricted Stock, in each case that the Purchaser exercised its option to purchase) represent approximately 84% of the Company’s outstanding Shares.

The number of Shares tendered pursuant to the Offer satisfies the Minimum Condition under the Merger Agreement. All Shares that were validly tendered in the Offer and not withdrawn have been accepted for payment, and Purchaser has promptly paid for all such Shares.

On June 14, 2010, Parent issued a press release announcing that Purchaser has accepted for payment all Shares that were validly tendered and not withdrawn prior to the Expiration Time.

Recommendation of the Board

After careful consideration by the Board, including a thorough review of the Offer with the assistance of its legal advisors and the Company’s senior management and financial advisor, at a meeting held on March 31, 2010, the Board:

(i)    determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and its stockholders;

(ii)    approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and

(iii)    recommended that the Company’s stockholders accept the Offer, tender their Shares to Purchaser in the Offer, and, if required by law, adopt the Merger Agreement and approve the Merger.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, the Board consulted with the Company’s senior management, Stephens and Chadbourne. In the course of reaching its determination of the fairness of the terms of the Offer and the Merger and its decision to approve the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, and to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if required by law, adopt the Merger Agreement and approve the Merger, the Board considered numerous factors, including the following material factors and benefits of the Offer and the Merger, each of which the Board believed supported its determination and recommendation.

The Board considered certain factors and benefits, including:

•	the $7.50 per Share price to be paid in cash for each Share tendered in the Offer and each Share outstanding as of the Merger, which represents a 34.9% premium over the closing price of the Shares on March 31, 2010, the last trading day before the Company signed the Merger Agreement and a 42.6% premium over the weighted average closing price of the Shares over the 30 trading days ended on March 31, 2010;

•	the Board’s belief that $7.50 per Share in cash to be received by the Company’s stockholders in the Offer and the Merger represented the best price available;

•	that, with the assistance of Company senior management, Stephens and Chadbourne, the Board had evaluated a broad range of potential strategic alternatives, including (i) continuing the Company on a standalone basis and (ii) the potential external growth through acquisition;

•	the Board’s belief that each of the possible strategic alternatives to the Offer and the Merger that had been evaluated would be less favorable to the Company’s stockholders;

•	that the Company would have the opportunity to conduct, with the assistance of Stephens, a “go shop” process for 30 days following the date of the Merger Agreement to solicit a superior alternative transaction for the Company’s stockholders, if available, or confirm the advisability of the Offer and the Merger and that the Company could continue discussions with a Go-Shop Party (as defined in the Merger Agreement) with whom it was negotiating at the end of the go-shop period;

•	the financial presentation to the Board, dated March 31, 2010, of Stephens and the written opinion, dated March 31, 2010, of Stephens to the effect that, based on and subject to the various assumptions and limitations set forth in the written opinion and as of such date, the consideration to be paid to holders (other than Parent or its affiliates) of Shares pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders, as more fully described below under the caption “Opinion of Stephens, Financial Advisor” The full text of the written opinion of Stephens, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Stephens in connection with the opinion, is attached hereto as Annex 3 and is incorporated herein by reference;

•	that the form of consideration to be paid to holders of Shares in the Offer and the Merger is cash, which would provide certainty of value and liquidity to the Company’s stockholders;

•	the then current and historical financial condition, results of operations, business and prospects of the Company, as well as the Company’s financial plan and prospects if it were to remain an independent public company, as well as the risks and uncertainties that the Company would face if it were to remain an independent public company, which risks and uncertainties include the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”);

•	its belief that the Offer and the Merger could be completed relatively quickly and in an orderly manner, in light of the scope of the conditions to completion;

•	the terms and conditions of the Offer and the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, and the specified limited ability of the parties to terminate the Merger Agreement;

•	the fact that the Offer was not and the Merger is not subject to a financing condition;

•	the fact that the conditions to the Offer were specific and limited, and a majority were not within the control or discretion of Parent and, in the Board’s judgment, were likely to be satisfied;

•	the fact that, subject to compliance with the terms and conditions of the Merger Agreement, the Company was permitted, under certain circumstances, to change its recommendation or terminate the Merger Agreement at any time in order to approve an alternative transaction proposed by a third party that was not a Go-Shop Party but was a Superior Proposal (as defined in the Merger Agreement) upon the payment to Parent of a $3 million termination fee (inclusive of expenses);

•	the fact that, subject to compliance with the terms and conditions of the Merger Agreement, the Company is permitted, under certain circumstances, to terminate the Merger Agreement at any time in order to approve an alternative transaction proposed by a third party that is a Go-Shop Party that is a Superior Proposal upon the payment to Parent of a $2 million termination fee (inclusive of expenses);

•	the Company’s belief, after consulting with Stephens and Chadbourne, that such termination fees are reasonable in the context of break-up fees that were payable in other comparable transactions;

•	the consummation of the Offer being conditioned on, among other conditions, the condition that the tender in the Offer of an amount of Shares that, together with (x) the Shares beneficially owned by Parent, Purchaser or their respective subsidiaries and (y) the Shares that were issuable upon exercise of Options, that were held in trust pursuant to the Program or that constituted Restricted Stock, in each case which the Purchaser exercised its option to purchase, constitute at least two-thirds of the Shares outstanding on a fully diluted basis at the Expiration Date (the “Minimum Condition”) and which, if satisfied, would demonstrate strong support for the Offer and the Merger by the Company’s stockholders;

•	Parent’s financial condition and its ability to complete the Offer and the Merger;

•	the two-step structure of the transaction, which would enable stockholders to receive the cash Offer Price pursuant to the Offer in a relatively short time frame, followed by the cash-out Merger in which stockholders who do not tender their Shares in the Offer will receive the same cash price as is paid in the Offer; and

•	the availability of statutory appraisal rights under Delaware law in the cash-out Merger for stockholders who do not tender their Shares in the Offer and do not vote their Shares in favor of adoption of the Merger Agreement (and who otherwise comply with the statutory requirements of Delaware law), and who believe that exercising such rights would yield them a greater per Share amount than the Offer Price, while simultaneously avoiding delays in the transaction so that other stockholders of the Company will be able to receive the Offer Price for their Shares in the Offer and Merger.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and consummating the Offer and the Merger, including:

•	the effect of the public announcement of the Merger Agreement, including effects on the Company’s sales, operating results and stock price;

•	the restriction that the Merger Agreement imposes on soliciting competing proposals following the “go shop” period;

•	the fact that the Company must pay Parent a termination fee of $3 million (inclusive of expenses) or $2 million (inclusive of expenses) if the Company terminates the Merger Agreement in certain circumstances;

•	the possibility that the termination fee payable by the Company to Parent would have discouraged other bidders and, if the Merger Agreement was terminated under certain limited circumstances, would have affected the Company’s ability to engage in another transaction for up to 12 months following the termination date should the Offer not be completed;

•	the risk that the Offer may not receive the requisite tenders from the Company’s stockholders and therefore may not be consummated;

•	the risks and costs to the Company if the transaction does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the restrictions on the conduct of the Company’s business prior to the completion of the transaction, requiring the Company to conduct its business in the ordinary course of business, and to use its commercially reasonable efforts to preserve intact its business organization and its business relationships, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Offer and the Merger;

•	the fact that the consummation of the Offer and the Merger will entitle Mr. Evans to certain payments pursuant to Mr. Evans’ Executive Employment Agreement and Ms. Beth Pulley, the Company’s Chief Financial Officer, to certain payments pursuant to the Company “Pay to Stay” Program, both of which are described in “The Merger — Interests of Certain Persons in the Merger” below; and

•	the fact that the all-cash consideration would be a taxable transaction to the holders of Shares that are U.S. persons for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by the Board is intended to be a summary, and is not intended to be exhaustive, but does set forth the principal factors considered by the Board. After considering these factors, the Board concluded that the positive factors relating to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, substantially outweighed the potential negative factors. The Board collectively reached the conclusion to approve the Merger Agreement and the related transactions, including the Offer and the Merger, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Board made its recommendation based on the totality of information it received and the investigation it conducted. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Stephens, Financial Advisor

Stephens was retained to assist the Company with exploring strategic alternatives and, in such capacity, acted as the financial advisor to the Company. The exploration of alternatives ultimately included the proposed transactions with Parent and Purchaser, as set forth in the Merger Agreement. As part of its engagement, the Company requested the opinion of Stephens as to the fairness, from a financial point of view, to the Company’s stockholders (other than Parent and its affiliates) of the $7.50 per Share cash consideration to be received by the Company stockholders (other than Parent and its affiliates) in the Offer and the Merger. On March 31, 2010, Stephens delivered its oral opinion to the Board and subsequently confirmed in a written opinion, dated March 31, 2010, that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications stated in its opinion, the $7.50 per Share cash consideration to be received by Company stockholders (other than Parent and its affiliates) pursuant to the Offer and the Merger was fair, from a financial point of view, to such Company stockholders.

Stephens provided the opinion described above for the information and assistance of the Board in connection with its consideration of the Offer and the Merger. The terms of the Merger Agreement, including the amount and form of the consideration payable in the Offer and the Merger, were determined through negotiations between the Company and Parent, and were approved by the Board; Stephens did not recommend the amount or form of consideration payable in the Offer and the Merger. Stephens has consented to the inclusion in this Information Statement of its opinion and the description of its opinion appearing under this subheading “Opinion of Stephens, Financial Advisor.”

Stephens’ opinion does not address the merits of the underlying decision by the Company to engage in the Offer and the Merger, the merits of the Offer and the Merger as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Offer and the Merger. In addition, except as explicitly set forth in Stephens’ opinion, Stephens was not asked to address, and Stephens’ opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. Stephens was not asked to express any opinion, and does not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of the Company. Stephens’ fairness opinion committee has approved Stephens’ opinion.

In connection with its opinion, Stephens has:

•	analyzed certain publicly available financial statements and reports regarding the Company;

•	analyzed certain internal financial statements and other financial and operating data (including the 2010 financial budget) concerning the Company prepared by the management of the Company;

•	reviewed the reported prices and trading activity for the Common Stock;

•	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	reviewed the March 30, 2010 draft of the Merger Agreement and related documents;

•	discussed with management of the Company the operations of and future business prospects for the Company;

•	assisted in the Board’s deliberations regarding the material terms of the Offer and the Merger and in the Company’s negotiations with Parent; and

•	performed such other analyses and provided such other services as Stephens has deemed appropriate.

As described in this Information Statement under “The Merger — Background of the Offer and the Merger,” subsequent to rendering its opinion and following the public announcement of the Offer and the Merger, at the direction of the Board, Stephens aggressively solicited the interest of other third parties in a possible business combination transaction with the Company in accordance with the terms of the Merger Agreement.

In rendering its opinion, Stephens relied on the accuracy and completeness of the information and financial data provided to it by the Company and of the other information reviewed by it in connection with the preparation of its opinion, and Stephens’ opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of the Company has assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Parent, and it has not been furnished with any such evaluations or appraisals; nor has it evaluated the solvency or fair value of the Company or the Parent under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the fiscal 2010 financial budget prepared by the management of the Company Stephens has assumed that such financial budget has been reasonably prepared and reflected the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Stephens has also assumed that the representations and warranties contained in the Merger Agreement and all related documents are true, correct and complete in all material respects.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with the Board the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Stephens in this regard, it does set forth those considered by Stephens to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens.

Premium Analysis. Stephens analyzed the consideration to be received by holders of the Company’s Common Stock pursuant to the Merger Agreement in relation to the closing price of its Common Stock on March 29, 2010, the average closing prices of its Common Stock for the 10-day and 30-day trading periods ended March 29, 2010, and the 52-week high closing price of its Common Stock.

This analysis indicated that the price per share to be paid to the holders of shares of the Company’s Common Stock pursuant to the Merger Agreement represented a premium of:

•	33.7% based on the closing stock price on March 29, 2010, of $5.61 per Share

•	37.7% based on the 10-day average closing price of $5.45 per Share

•	43.2% based on the 30-day average closing price of $5.24 per Share

•	1.4% based on the 52-week high closing price of $7.40 per Share

Implied Transaction Multiples. Stephens calculated select implied transaction multiples for the Company based upon the Offer and financial information provided by Company management.

Stephens calculated an implied equity value by multiplying $7.50 by the sum of the values of all shares of Common Stock, assuming the exercise of all in-the-money Options, Restricted Stock and Warrants outstanding, less the proceeds from such exercise. Stephens then calculated an implied enterprise value based on the implied equity value plus (1) indebtedness, minus (2) cash, cash equivalents and marketable securities (“Enterprise Value”). As used in this description of Stephens’ financial analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, “EBIT” means earnings before interest and taxes and “EPS” means earnings per share.

The results of these analyses are summarized in the table below:

Enterprise Value to:	Multiple
FY 2009 Revenue	1.5	x
FY 2010 Revenue Estimate	1.5	x
FY 2009 EBITDA	6.2	x
FY 2010 EBITDA Estimate	7.1	x
FY 2009 EBIT	7.8	x
FY 2010 EBIT Estimate	9.4	x

Offer Price to:	Multiple
FY 2009 EPS	12.8	x
FY 2010 EPS Estimate	18.0	x

Comparable Companies Analysis. Stephens analyzed the public market statistics of certain comparable companies to the Company and examined various trading statistics and information relating to those companies. As part of this comparable companies analysis, Stephens examined market multiples for each company including:

•	the multiple of Enterprise Value to calendar 2009 and estimated calendar 2010 EBITDA; and

•	the multiple of Equity Value to calendar 2009 and estimated calendar 2010 Net Income.

Stephens selected the companies below because their businesses and operating profiles are reasonably similar to the Company. No selected company identified below is identical to the Company. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of those selected companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

In choosing similar companies to analyze, Stephens selected the following companies:

•	AZZ incorporated

•	Hill & Smith Holdings PLC

•	Valmont Industries Inc. (pro forma for Delta plc acquisition)

The following table summarizes the results from the analysis of trading multiples of these selected companies:

	North American Galvanizing (based on $7.50 Offer Price)		Median Selected Companies (based on 3/29/10 closing price)
Enterprise Value to:
2009 EBITDA	6.2	x	5.8	x
2010 EBITDA Estimate	7.1	x	5.2	x

Equity Value to:
2009 Net Income	12.8	x	10.8	x
2010 Net Income Estimate	18.0	x	11.9	x

Enterprise Value to trailing EBITDA multiples of comparable companies included in the comparable companies analysis ranged from 7.2 to 5.0, and the range of Enterprise Value to trailing EDITDA multiples applied in the analysis of the indicated valuation range of the Company was 6.0 to 5.0.

Based on this analysis, Stephens derived a range for the implied value per Share of the Company’s Common Stock of $5.50 to $7.26. Stephens noted that the merger consideration of $7.50 per Share for the Company’s Common Stock was above the upper limit of the range.

Comparable Transactions Analysis. Stephens compared the foregoing calculations to similar calculations for selected industrial acquisitions announced since January 1, 2005. The following transactions were reviewed by Stephens (in each case, the first named company was the acquirer and the second named company was the acquired company):

•	Valmont Industries, Inc. / Delta plc

•	Sherwin Williams / Sayerlock

•	Insituform Technologies / The Bayou Companies

•	Fujichem, Inc. / Red Spot Paint & Varnish Co., Inc.

•	AZZ incorporated / AAA Industries, Inc.

•	Steel Dynamics / The Techs Holdings, Inc.

•	Duferco US Investment Corporation / Winner Steel

•	Macsteel, Inc. / Atmosphere Annealing, Inc.

•	AZZ incorporated / Witt Industries (Galvanizing Operations)

•	Hill & Smith Holdings PLC / Metnor Galvanizing

Stephens considered these selected merger transactions to be reasonably similar, but not identical, to the Merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected merger transactions and other factors that could affect the premiums paid in those selected transactions to which the Merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected merger transaction data.

For the selected merger transactions listed above, Stephens used publicly available financial information to determine:

•	the multiple of the Enterprise Value to last-twelve-months Revenue; and

•	the multiple of the Enterprise Value to last-twelve-months EBITDA.

	North American Galvanizing		Median Selected Companies
Enterprise Value to:
LTM Revenue	1.5	x	0.8	x
LTM EBITDA	6.2	x	6.9	x

In addition, Stephens computed the median of the ranges of the multiples in these selected transactions. This analysis suggested an implied value range of approximately $4.55 to $8.26 per Share of the Company’s Common Stock. Stephens noted that the merger consideration of $7.50 per Share for the Company’s Common Stock was within the range.

Premiums Paid Analysis. Stephens performed a premiums paid analysis based upon the premiums paid in 70 precedent public merger and acquisition transactions. The transactions utilized in this analysis were completed between January 1, 2008 and March 29, 2010 and involved domestic targets with pre-deal market capitalization between $50 and $500 million, last-twelve-months EBITDA between $0 and $100 million and each contemplated purchase by the acquiror of 100% ownership of the target. The analysis excluded targets in the oil, gas and consumable fuels, banking and real estate industries. In the premiums paid analysis, Stephens analyzed the premiums paid based on (i) the closing stock price of the target one day prior to announcement of the transaction; (ii) the average of the closing stock prices of the target for the 10 trading days prior to announcement of the transaction; and (iii) the average of the closing stock prices of the target for the 30 trading days prior to announcement of the transaction. Stephens calculated the cumulative percentage of the examined transactions completed where the premium paid was less than 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% and 150%, respectively. The results of this analysis are set forth below:

	Premiums by Range as % of Total Transactions:
Premium:	1 Day	10-Day Avg.	30-Day Avg.
Less than 10%	14.3%	11.4%	4.3%
Less than 20%	28.6%	27.1%	28.6%
Less than 30%	51.4%	44.3%	40.0%
Less than 40%	65.7%	60.0%	65.7%
Less than 50%	78.6%	78.6%	77.1%
Less than 60%	87.1%	88.6%	88.6%
Less than 70%	92.9%	90.0%	90.0%
Less than 80%	92.9%	90.0%	91.4%
Less than 90%	92.9%	94.3%	95.7%
Less than 150%	100.0%	100.0%	100.0%

Stephens noted that the merger consideration of $7.50 per Share represented a premium of 33.7% over the closing Share price of the Company on March 29, 2010, a premium of 37.7% over the average of the closing Share prices of the 10 trading days prior to March 29, 2010 and a premium of 43.2% over the average of the closing Share prices of the 30 trading days prior to March 29, 2010.

For Stephens’ internal purposes only, Stephens put together a discounted cash flow analysis based upon EBITDA margins consistent with the Company’s historical EBITDA margins and projected growth rates for U.S. Gross Domestic Product. Stephens believed that this discounted cash flow analysis was not valid and should not form a basis for its opinion, because it did not reflect any informed opinion as to the potential or probable growth rates for the business of the Company. This analysis reflected implied prices per share ranging from $5.17 to $6.50.

For Stephens’ internal purposes only, Stephens put together an LBO sensitivity analysis based upon EBITDA margins consistent with the Company’s historical EBITDA margins and projected growth rates for U.S. Gross Domestic Product. Stephens believed that this LBO sensitivity analysis was not valid and should not form a basis for its opinion, because it did not reflect any informed opinion as to the potential or probable growth rates for the business of the Company. This LBO sensitivity analysis indicated that an implied internal rate of return for an LBO purchaser at the $7.50 per share transaction price might fall into an implied range of 4.7% to 14.4%.

For purposes of advising the Board, Stephens prepared and discussed with the Board an EBITDA growth sensitivity analysis in an effort to assist the Board to assess the EBITDA growth rates that would potentially be associated with a discounted cash flow analysis that would imply a per Share price at or near $7.50. This EBITDA growth sensitivity analysis implied that five-year compound annual EBITDA growth rates ranging from 10.7% to 20.9%, together with a terminal EBITDA in excess of the Company’s historical record high EBITDA, could potentially support an implied discount cash flow valuation of $7.50 per Share for the Shares of the Company.

Historical Trading Analysis. Stephens analyzed the historical daily closing prices per Share of the Company’s Common Stock for the one-year period ending March 29, 2010. Stephens noted that during this period, the 52-week low and high closing prices per Share of the Company’s Common Stock were $2.97 and $7.40, respectively. Stephens further noted that the merger consideration of $7.50 per Share for the Company’s Common Stock was above the upper end of the 52-week range for the closing prices per Share of the Company’s Common Stock for the one-year period ended March 29, 2010. Additionally, Stephens reviewed the trading ranges over the previous 90-day and 30-day periods and noted that the Company’s Common Stock traded within a range of $4.61 to $5.68 and $4.82 to $5.68 over each period, respectively, which, in each case, is below the proposed Offer Price.

As part of Stephens’ investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens is familiar with the Company and the Parent and regularly provides investment banking services to the Company. During the two years preceding March 31, 2010, Stephens provided investment banking services to the Company in connection with its 2009 subordinated debt capital raise and in connection with its consideration of other strategic alternatives, and Stephens has received investment banking revenues from the Company. Stephens expects to pursue future investment banking services assignments from participants in the Offer and the Merger. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Offer and the Merger.

Fee Arrangements

The Company retained Stephens based on its qualifications and expertise and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated March 30, 2009, a fee of $400,000 became payable to Stephens upon delivery of its opinion. Under the terms of the March 30, 2009 letter agreement, Stephens will be entitled to receive an additional fee of approximately $1.2 million upon consummation of the Merger. In addition, pursuant to the March 30, 2009 letter agreement, the Company has paid Stephens a one-time retainer fee of $50,000 for investment banking services rendered in connection with the Company’s analysis of its various strategic and financial options. During the past four years, Stephens has received fees from the Company in the aggregate amount of $794,000. The Company has also agreed to reimburse Stephens for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify Stephens against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Neither the Company nor any other person acting on its behalf currently intends to employ, retain or compensate any person to make solicitations or recommendations to the Company’s stockholders on its behalf in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

Purpose of the Merger

The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser. As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. The Merger is the second and final step in the acquisition of the Company by Parent. The Offer was the first step, which resulted in Purchaser owning approximately 84% of the outstanding Shares.

The acquisition of the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders of the Company to Parent. The purchase of Shares pursuant to the Offer essentially assured that the Merger will be consummated.

Certain Effects of the Offer and the Merger

As a result of the Merger, Parent will own indirectly the entire equity interest in the Company. Therefore, following the Merger, present holders of Shares will no longer have an equity interest in the Company and will no longer share in future earnings and potential growth of the Company, if any. Instead, each holder of Shares immediately prior to the Effective Time (other than the Company, Purchaser or Parent or any subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law, subject to the agreement described under “Appraisal Rights” above) will have the right to receive the Merger Consideration to which such holder is entitled under the Merger Agreement.

The Company has notified NASDAQ of its intention to cause the Shares to cease to be listed on NASDAQ, and the Company expects the termination of such listing to be effective prior to the Special Meeting. Upon completion of the Merger, the Shares will be deregistered under the Exchange Act.

Plans for the Company

Upon the consummation of the Merger, the separate existence of Purchaser will cease and the Company will continue its existence as the Surviving Corporation. The Surviving Corporation will possess all the rights, privileges, immunities, powers, liabilities and duties of the Company. It is expected that, initially following the Merger, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company after the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing exploitation of the Company’s potential.

Except as indicated in this Information Statement, Parent does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

“Going Private” Transactions

The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. The Company, Parent and Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the Company’s stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

Agreements among Parent, Purchaser and the Company

The Confidentiality Agreement. In connection with the process leading to the execution of the Merger Agreement, the Company and Parent entered into a confidentiality agreement, dated as of July 22, 2008 (the “Confidentiality Agreement”). Under the Confidentiality Agreement, the Company and Parent agreed, subject to certain exceptions, to keep confidential for a period of two years any non-public information concerning the other party and to refrain for one year from acquiring or seeking to acquire the other parties’ assets, business or securities. On February 3, 2010, the Parent and the Company amended the Confidentiality Agreement to renew the applicability of such standstill provisions until July 22, 2010. This summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement and the Amendment to Confidentiality Agreement, which have been filed as Exhibits (e)(4)(A) and (e)(4)(B), respectively, to the Schedule 14D-9 filed with the SEC by the Company on May 7, 2010 (the “Schedule 14D-9”) and are incorporated herein by reference.

The Merger Agreement. The Merger Agreement governs the contractual rights between the Company, Parent and Purchaser in relation to the Offer and the Merger. The Merger Agreement is attached hereto as Annex 1 to provide Company stockholders with information regarding its terms. See “The Merger Agreement” below for an additional description of the terms of the Merger Agreement. It is not intended to provide any other factual information about the parties. In particular, the representations, warranties and covenants set forth in the Merger Agreement (1) were made solely for purposes of the Merger Agreement and solely for the benefit of the contracting parties, (2) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made to Parent and Purchaser in connection with the Merger Agreement, (3) will not survive consummation of the Merger, (4) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors, (5) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (6) may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third party beneficiaries under the Merger Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the parties. Moreover, information concerning the subject matter of the representation and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in subsequent public disclosure.

Representation on the Board. The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, upon the purchase by Purchaser pursuant to the Offer of such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Purchaser is entitled to designate directors to serve on the Board up to such number of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) by (y) the percentage that the aggregate number of Shares beneficially owned by Purchaser bears to the total number of Shares then outstanding. The Company has agreed, upon Purchaser’s reasonable request, to promptly increase the size of the Board and use its commercially reasonable efforts to secure resignations of such number of its incumbent directors, and to cause Purchaser’s designees to be elected or appointed to the Board at such time. The Company shall also cause the directors elected or designated by Purchaser to the Board to serve on and constitute the same percentage as is on the Board of (i) each committee of the Board and (ii) each board of directors of each subsidiary of the Company. Pursuant to the Merger Agreement, on June 14, 2010 Messrs. Bundy, Evans, Klemann, Lynch and Sununu resigned from the Board and Purchaser elected to designate four persons for election to the Board; Messrs. Dingus, Perry, Kolady and Pendley were those designees. The Board has accordingly decreased in size from seven directors to six directors.

Until the Effective Time, the Board will have at least 2 directors who were directors of the Company on March 31, 2010 and who were not officers of the Company and who are independent directors for purposes of the applicable listing and corporate governance rules and regulations of NASDAQ (the “Continuing Directors”). However, if the number of Continuing Directors is reduced below 2 for any reason, the remaining Continuing Director shall be entitled to elect or designate a person meeting the foregoing criteria to fill such vacancy who shall be deemed to be a Continuing Director for purposes of the Merger Agreement or, if no Continuing Directors then remain, the other directors shall designate 2 persons meeting the foregoing criteria to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of the Merger Agreement.

So long as there is at least 1 Continuing Director, (i) any amendment or termination of the Merger Agreement requiring action by the Board, (ii) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, (iii) any waiver of compliance with any of the agreements or conditions under the Merger Agreement that are to the benefit of the Company, or (iv) any exercise of the Company’s rights or remedies under the Merger Agreement shall require the concurrence of both of the Continuing Directors (or of the sole Continuing Director if there is only 1 Continuing Director).

The foregoing summary concerning representation on the Board does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which has been attached hereto as Annex 1 and is incorporated herein by reference.

Stockholders Agreement. Concurrently with the execution and delivery of the Merger Agreement and as a condition to Parent’s and Purchaser’s willingness to enter into the Merger Agreement, Parent and Purchaser have entered into the Stockholders Agreement with the directors of the Company and certain trusts for the benefit of their families, pursuant to which each director and trust, in his or her capacity as a stockholder of the Company, agreed, subject to the terms and conditions of the Stockholders Agreement, to, among other things, (1) tender his or her Shares in the Offer, (2) provide Purchaser with an option to purchase any Shares held by such stockholders that were not tendered in the Offer (including any Shares that were issuable upon exercise of Options, that were held in trust pursuant to the Program or that constituted Restricted Stock), (3) vote his or her Shares in favor of the Merger, and (4) refrain from disposing of his or her Shares and soliciting alternative acquisition proposals to the Merger. The directors and trusts also granted Purchaser a proxy to vote any Shares held by such individuals in favor of the Merger. The Stockholders Agreement will terminate upon the earlier to occur of (A) the effective time of the Merger, (B) the termination of the Merger Agreement in accordance with its terms or (C) the closing of the exercise of the option described in clause (2) above or the expiration of the option described in clause (2) above, whichever occurs earlier. The obligations in the Stockholders Agreement are obligations of the directors solely in their capacities as stockholders of the Company, and nothing in the Stockholders Agreement limits or restricts in any manner the discharge of the signatories’ fiduciary duties as directors and/or officers of the Company. Purchaser has exercised the option described in clause (2) above, and the purchase of Shares pursuant to such option was consummated on Friday, June 25, 2010.

The foregoing summary of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, a form of which is attached as Exhibit A to the Merger Agreement, which has been attached hereto as Annex 1 and is incorporated herein by reference.

Interests of Certain Persons in the Merger

Certain members of management and the Board may be deemed to have certain interests in the transactions contemplated by the Merger Agreement that are in addition to the interests of the Company’s stockholders generally, and are described below in this section. The Board was aware of these interests and considered that such interests may be different from or in addition to the interests of the Company’s stockholders generally, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. As described below, consummation of the Offer constituted a change of control of the Company under the Company’s executive employment agreement with its President and Chief Executive Officer, Ronald J. Evans, and under the Company’s “Pay to Stay” program, under which the Company’s Vice President and Chief Financial Officer, Beth B. Pulley, is a participant.

Executive Employment Agreement. The Company entered into a three-year written employment agreement with Mr. Evans, effective April 1, 2007, that provided Mr. Evans an annual base salary of $325,000 during the term, subject to possible increase by the Board. On February 18, 2010, the Company extended the term of the employment agreement with Mr. Evans for one year or until March 31, 2011. The Company extended Mr. Evans’ employment agreement because it wished to retain him as Chief Executive Officer for another year because of the value that he provided to the Company in that capacity. Under the agreement, Mr. Evans was eligible to participate in all Company benefit plans.

If Mr. Evans’ employment was terminated for any reason other than a change in control or for cause or because of a permanent disability, then the employment agreement provided that Mr. Evans (or his estate) was entitled to a one-time termination payment equal to his then annual base salary. Under the agreement, “cause” meant any of (i) Mr. Evan’s gross negligence or willful misconduct in the performance of the duties and services required pursuant to the agreement, (ii) Mr. Evans’ final conviction of a felony, or (iii) Mr. Evans’ material breach of any material provision of the agreement which remains uncorrected for thirty (30) days following written notice to Mr. Evans by the Company.

In the event either Mr. Evans or the Company elected to terminate the agreement upon the occurrence of a change in control, then Mr. Evans was entitled to receive a one-time payment equal to 2.99 times his annual base salary as of the date of termination. On June 14, 2010, in connection with the consummation of the Offer, Mr. Evans resigned from his position as Chief Executive Officer of the Company, and on June 16, 2010, pursuant to the terms of his employment agreement, the Company paid Mr. Evans a cash payment equal to $996,750, which included the one-time payment described above and payment for un-used vacation time accrued by Mr. Evans.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the Executive Employment Agreement for Mr. Evans and the First Amendment to Executive Employment

Agreement for Mr. Evans, which have been filed as Exhibits (e)(2)(A) and (e)(2)(B) to the Schedule 14D-9 and are incorporated herein by reference.

“Pay to Stay” Program. In connection with the entry into the Merger Agreement, the Company established a “Pay to Stay” program, under which Ms. Pulley is a participant. Pursuant to the “Pay to Stay” program, within two weeks after consummation of the Offer, a determination will be made by the Company regarding Ms. Pulley’s continued employment with the Company and she will be informed of that determination. In the event Ms. Pulley is notified that her services to the Company are no longer required or that such services are only required through a specified period, she will be paid a “Pay to Stay” payment equal to six months of her current base pay at the time of her termination of employment. In the event Ms. Pulley is notified that her employment will continue following consummation of the Offer but her employment is instead involuntarily terminated without cause within three months of the date that she was notified her employment will be continued, then Ms. Pulley will be paid the “Pay to Stay” payment described above. In the event Ms. Pulley is notified that her employment will continue following consummation of the Offer and she continues to work for at least three months after the date that she was notified her employment will be continued, she will not be paid a “Pay to Stay” payment. Pursuant to the “Pay to Stay” program, Ms. Pulley will receive a “Pay to Stay” payment of $100,000 (equal to six months base salary) in the event she is informed that her services are no longer required or are required only through a specified period or in the event she is terminated within three months of the notification described above. Execution of a Severance Agreement is a required condition for receipt of the “Pay to Stay” payment.

The purpose of the “Pay to Stay” program is to induce key employees to remain in the Company’s employ during the transition of ownership of the Company to Parent. Mr. Evans was not a participant in the “Pay to Stay” program.

Any “Pay to Stay” payment pursuant to the “Pay to Stay” program will be in addition to any amounts to which Ms. Pulley may be entitled under the Company’s severance policy (which would be approximately $19,230 if Ms. Pulley’s termination had occurred as of June 30, 2010, based on one week of salary for each of her five years of service). Under the “Pay to Stay” program, “cause” means Ms. Pulley’s conviction of a felony; negligent failure to carry out her duties with the Company after she has been provided with notice of the willful failure and has been given an opportunity to cure it; insubordination; violation of company rule or policy; misconduct; job abandonment; gross negligence or resignation.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the “Pay to Stay” program letter agreement for Ms. Pulley, which has been filed as Exhibit (e)(2)(C) to the Schedule 14D-9 and is incorporated herein by reference.

Tender of Shares; Treatment of Restricted Stock and Shares subject to the Company’s Director Stock Unit Program. The Company has granted forfeitable Shares (the “Restricted Stock”) under the Plans (as defined below) to its management employees and its non-management directors. Restricted Stock vests and becomes nonforfeitable on the date of the earliest to occur of the following:

•	the date that is four (4) years for management employees and two (2) years for non-management directors after the date of grant;

•	the date of a change in control;

•	the date the participant terminates employment due to a disability; and

•	the date of the participant’s death.

Non-management directors are required to defer 100% of their director fees under the Director Stock Unit Program (the “Program”). The deferred fees are converted into stock unit grants on the first day of each quarter, at the average of the fair market value for a Share for the 10 trading days before quarter end, the date the fees otherwise would be payable in cash. The Company makes a matching stock unit contribution equal to 100% of the amount deferred by the directors as of the same quarterly payment dates. Shares under the Program are eligible for delivery five calendar years following the year for which the deferral is made subject to acceleration upon the resignation or retirement of the director or a change in control. Directors may elect, at least one full year before the end of any automatic deferral period, to further defer their receipt of the Shares for at least five years.

The consummation of the Offer constituted a change of control with respect to the Restricted Stock and the Program, which resulted in the vesting of the Restricted Stock and the acceleration of the delivery of Shares under the Program, except that Mr. Evans will receive delivery of his Shares (or if the Merger is consummated, delivery of the Merger Consideration in respect of his Shares) held under the Program six months following his separation from service from the Company.

Pursuant to the terms of the Stockholders Agreement, the directors of the Company (as of the time immediately preceding the consummation of the Offer) and certain trusts for the benefit of their families have tendered their Shares in the Offer. In addition, following the consummation of the Offer, the Purchaser has exercised its option under the Stockholders Agreement to purchase any Shares held by such stockholders that were not tendered in the Offer (including any Shares that were held in trust pursuant to the Program or that constituted Restricted Stock).

The table below sets forth the number of Shares tendered in the Offer and sold to Purchaser pursuant to the Stockholders Agreement by Mr. Evans and each non-management director of the Company and the number of Shares tendered in the Offer and sold to Purchaser by Ms. Pulley.

Executive Officer/ Director(1)	Number of Shares Tendered Including Shares Underlying Restricted Stock Awards and Shares Held in the Program(2)		Aggregate Price Payable for Shares
Ronald J. Evans(3)	510,853	(4)	$3,831,397.50
Beth B. Pulley	102,554		$769,155.00
Linwood J. Bundy(3)	445,581		$3,341,857.50
Janice K. Henry	60,933		$456,997.50
Gilbert L. Klemann, II(3)	365,585		$2,741,887.50
Patrick J. Lynch(3)	365,363		$2,740,222.50
Joseph J. Morrow	2,197,793		$16,483,447.50
John H. Sununu(3)	299,089		$2,243,167.50

(1)	Excludes Messrs. David H. Dingus, Dana L. Perry, Ashok E. Kolady and Timothy E. Pendley, who were designated by Purchaser for election and elected to the Board, and, in the case of Mr. Dingus, also appointed as President and Chief Executive Officer of the Company, on June 14, 2010 pursuant to the Merger Agreement. None of these persons tendered any Shares in the Offer or otherwise sold any Shares constituting Restricted Stock or held in trust under the Program.

(2)	Includes Shares tendered or sold by certain trusts for the benefit of the families of certain of the executive officers and directors.

(3)	Resigned from the Board, and in the case of Mr. Evans from the positions of President and Chief Executive Officer of the Company, as of June 14, 2010.

(4)	Excludes 124,302 Shares held in trust for Mr. Evans under the Program, which are not subject to an option to purchase under the Stockholders Agreement.

In addition, Purchaser provided any holders of Shares constituting Restricted Stock who are not parties to the Stockholders Agreement with an opportunity to exchange such Shares directly for the Merger Consideration (through execution of a stock power for the benefit of Purchaser). Such holders were not required to exchange such Shares in this manner and had the opportunity to elect to either so exchange such Shares or to exchange such Shares for the Merger Consideration following the Merger. Approximately 167,999 Shares were exchanged in this manner, for an aggregate purchase price of $1,259,992.50. In an effort to minimize administrative expense, Purchaser authorized and directed the Company to directly pay this purchase price with respect to such exchange.

Treatment of Options. Pursuant to the Merger Agreement, the Company has agreed to take all actions necessary so that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”)

granted under the Company’s 2004 Incentive Stock Plan (the “2004 Plan”) or 2009 Incentive Stock Plan (the “2009 Plan”, and together with the 2004 Plan, the “Plans”) that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be converted into the right of the holder to receive at the Effective Time an amount in cash equal to the product of (i) the total number of Shares subject to such unexercised portion of such Option and (ii) the excess, if any, of the Merger Consideration (to be equal to the Offer Price) over the exercise price per Share set forth in such Option, less any required withholding taxes (the “Option Cash Payment”), and as of the Effective Time shall cease to represent an option to purchase Shares, shall no longer be outstanding and shall automatically cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment.

The table below sets forth the value of the Option Cash Payment that each executive officer was entitled to receive upon the Effective Time. Instead of making such payment at the Effective Time, Purchaser and the executive officers agreed that Purchaser would purchase the Shares underlying the Options held by such executive officers in exchange for the respective Option Cash Payments set forth in the following table, with such purchases to be effective as of June 25, 2010.

Executive Officer(1)	Option Cash Payment(2)
Ronald J. Evans(3)	$2,282,500
Beth B. Pulley	$187,000

(1)	Excludes Mr. David Dingus, who was appointed President and Chief Executive Officer of the Company on June 14, 2010. Mr. Dingus will not realize any Option Cash Payment upon the Effective Time.

(2)	The dollar amount for each executive officer in the “Option Cash Payment” column is equal to the difference between the Merger Consideration and the exercise price of the relevant Options multiplied by the number of Shares underlying Options held immediately prior to the Effective Time. The calculations above are based on the Offer Price of $7.50 per Share.

(3)	Resigned from the positions of President and Chief Executive Officer of the Company as of June 14, 2010.

Pursuant to the Stockholders Agreement, Purchaser held an option to purchase the Shares underlying the Options held by Mr. Evans, the non-management directors and certain trusts for the benefit of their families. Purchaser exercised this option effective as of June 25, 2010. Upon exercise of Purchaser’s option, Purchaser made a cash payment to the directors and such trusts in an amount equal to the Option Cash Payment and made a payment to the Company in the amount of the aggregate exercise price of such Options. The table below sets forth the value of the Option Cash Payment that each non-management director realized upon consummation of this purchase.

Non-Management Directors(1)	Option Cash Payment(2)
Linwood J. Bundy(3)	$0
Janice K. Henry	$0
Gilbert L. Klemann, II(3)	$498,223
Patrick J. Lynch(3)	$98,000
Joseph J. Morrow	$0
John H. Sununu(3)	$98,000

(1)	Excludes Messrs. David H. Dingus, Dana L. Perry, Ashok E. Kolady and Timothy E. Pendley, who were designated for election and elected to the Board on June 14, 2010 pursuant to the Merger Agreement. None of these persons will realize any Option Cash Payment upon the Effective Time.

(2)	The dollar amount for each non-management director in the “Option Cash Payment” column is equal to the difference between the Merger Consideration and the exercise price of the relevant Options multiplied by the number of Shares underlying Options held immediately prior to the Effective Time. The calculations above are based on the Offer Price of $7.50 per Share.

(3)	Resigned from the Board as of June 14, 2010.

In addition, Purchaser provided any holders of Options who are not parties to the Stockholders Agreement with an opportunity to exchange such Options directly for the Option Cash Payment (i.e. to have such Options cashed-out prior to the Merger). Such holders were not required to exchange such Options in this manner and had the opportunity to elect to either so exchange such Options, exercise such Options prior to the Merger and exchange the Shares received for the Merger Consideration or exchange such Options for the Option Cash Payment following the Merger. On June 25, 2010, Options to purchase approximately 182,500 Shares were exchanged in this manner, for the payment of an aggregate Option Cash Payment of $987,050. In an effort to minimize administrative expense, Purchaser authorized and directed the Company to directly make this payment with respect to such exchange.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Annex 1 and is incorporated herein by reference.

Treatment of Warrants. At the date and time of the acceptance for payment by Purchaser of Shares pursuant to the Offer (the “Acceptance Time”), each warrant to purchase Shares that was issued, unexpired and unexercised immediately prior to the Acceptance Time (the “Warrants”) was converted into the right of the holder thereof to receive, upon exercise at any time after the Acceptance Time, a payment from Parent or Purchaser in cash of an amount equal to the product of (i) the total number of Shares previously subject to such Warrant and (ii) the amount in cash of the excess, if any, of the Offer Price over the exercise price per Share previously subject to such Warrant, less any applicable withholding taxes (the “Warrant Cash Payment”). From and after the Acceptance Time, any Warrant shall no longer be exercisable by the former holder thereof for Shares, but shall only entitle such holder upon exercise after the Acceptance Time to the payment, if any, of the Warrant Cash Payment. The Company has notified the holders of the Warrants of their right to receive the Warrant Cash Payment, and, on June 21, 2010, paid the Warrant Cash Payment to the Warrant holders electing to then receive such payment.

The table below sets forth the value of the Warrant Cash Payment paid to each director who beneficially owned Warrants.

Non-Management Directors	Warrant Cash Payment(1)
Linwood J. Bundy(2)	$345,000
Janice K. Henry	$86,250
Patrick J. Lynch(2)	$69,000
Joseph J. Morrow	$948,750
John H. Sununu(2)	$86,250

(1)	The dollar amount for each director who beneficially owns Warrants in the “Warrant Cash Payment” column is equal to the difference between the Offer Price and the exercise price of the relevant Warrants multiplied by the number of Shares underlying the Warrants beneficially owned immediately prior to the Acceptance Time. The calculations above are based on the Offer Price of $7.50 per Share.

(2)	Resigned from the Board as of June 14, 2010.

In addition, a charitable foundation of which Mr. Morrow’s spouse is a trustee received a Warrant Cash Payment of $345,000. Including this payment to the foundation and the payment of the Warrant Cash Payment paid to non-management directors, the Company paid an aggregate Warrant Cash Payment of $2,518,500 to holders of Warrants. The Warrant holders acquired their Warrants as partial consideration for a subscription of subordinated notes and Warrants from the Company.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Annex 1 and is incorporated herein by reference.

Indemnification and Insurance. Section 102(b)(7) of the DGCL authorizes the inclusion of a provision in the certificate of incorporation of a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds; or (iv) for any transaction from which the director receives an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers). The Company’s Certificate of Incorporation exonerates the Company’s directors from monetary liability to the fullest extent permitted by this statutory provision.

Section 145 of the DGCL authorizes a Delaware corporation to indemnify its officers, directors, employees or agents for attorneys’ fees and other expenses as well as judgments or amounts paid in settlement in civil cases. The person seeking indemnification must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation in respect to the claim made against him or her. In criminal cases, the person seeking indemnification may be indemnified for fines and costs provided that, in addition to the foregoing standard of conduct, he or she did not have a reasonable cause to believe his or her conduct was unlawful. Section 145 also permits a Delaware corporation to indemnify its directors, officers, agents and employees for expenses and attorneys’ fees (not judgments) in actions brought by or in the right of the corporation, except that it does not permit such indemnification for any claim as to which such person is adjudged to be liable to the corporation, unless the court determines otherwise. Section 145 requires a Delaware corporation to indemnify any director, officer, employee or agent of the corporation to the extent he or she has been successful on the merits or otherwise in defense of any action, lawsuit or proceeding, or in defense of any claim, issue or matter therein, for expenses, including attorneys’ fees, actually and reasonably incurred in connection with that defense.

In addition to such rights as they may be provided by law, the Certificate of Incorporation and the Company’s Amended and Restated Bylaws (the “Bylaws”) provide broad indemnification rights to directors, officers, employees and agents of the Company and its subsidiaries with respect to various civil and criminal liabilities and losses which may be incurred by such director, officer, agent or employee pursuant to any pending or threatened litigation or other proceedings, to the fullest extent permitted under the DGCL. The Company is also obligated under the Certificate of Incorporation and the Bylaws to advance payment of expenses incurred by directors, officers, employees and agents of the Company or its subsidiaries which are incurred by any such person in defending a proceeding brought by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or its subsidiaries, provided that he or she provides an undertaking to the Company to repay any such advances if it is ultimately determined that he or she is not entitled to indemnification. Any amendment or other modification to the Certificate of Incorporation or Bylaws that limits or otherwise adversely affects the rights to indemnification currently provided shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice thereof to the indemnified parties.

The Company has entered into separate indemnification agreements with each of its directors, whereby the Company has agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements may not be abrogated by action of the stockholders. The foregoing summary of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the indemnification agreements, a form which has been filed as Exhibit (e)(3) to the Schedule 14D-9 and is incorporated herein by reference.

The Company has a standard policy of directors’ and officers’ liability insurance covering directors, officers, employees and agents of the Company and its subsidiaries with respect to liabilities incurred as a result of their service in such capacities.

The Merger Agreement provides that for a period of 6 years from and after the Effective Time, Parent shall (or shall cause the Surviving Corporation to) provide indemnification and exculpation for each person who is now or has been prior to the date of the Merger Agreement or who becomes prior to the Effective Time an employee, officer or director of the Company or any of its subsidiaries or any fiduciary under certain employment and employee benefit plans of the Company (the “Indemnified Persons”) to the same extent such persons are indemnified as of March 31, 2010 by the Company or its subsidiaries pursuant to applicable law, the charter documents of the Company and its subsidiaries and any indemnification agreements in existence as of March 31, 2010 and identified in a schedule to the Merger Agreement.

For a period of 6 years after the Effective Time, Parent shall (or shall cause the Surviving Corporation to) either (i) maintain the current policy of the Company’s directors’ and officers’ fiduciary liability insurance (the “D&O Insurance”) covering acts or omissions prior to the Effective Time with respect to the Indemnified Persons or (ii) if substantially similar coverage is not available from the Company’s current insurance carrier, obtain the best available coverage for such persons from another carrier with the same or better credit rating as the Company’s current carrier. Notwithstanding the foregoing, the Company may, after prior consultation with Purchaser, obtain a prepaid directors’ and officers’ liability insurance policy covering acts and omissions at or prior to the Effective Time with respect to the Indemnified Parties that is no less favorable to such indemnified persons than those of the D&O Insurance, in which case the Parent’s obligations to maintain the D&O Insurance or obtain similar coverage shall be deemed satisfied. In accordance with the Merger Agreement, Parent will not be required to pay any annual premium for the D&O Insurance or any substitutes with respect thereto in excess of 250% of the current annual premium.

The foregoing summary of the indemnification of employees, officers and directors and directors’ and officers’ liability insurance pursuant to the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which has been attached hereto as Annex 1 and is incorporated herein by reference.

Certain Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the Merger to stockholders of the Company whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. This discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, and does not address the tax consequences to investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), investors that hold Shares as part of a straddle, hedge, swap, conversion, constructive ownership, or other integrated security transaction for U.S. federal income tax purposes, investors that have a functional currency other than the U.S. dollar, or persons who acquired their Shares through the exercise of employee stock options or other compensation arrangements, all of whom may be subject to tax rules that differ significantly from those summarized below. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The exchange of Shares for cash pursuant the Merger will be a taxable transaction for United States federal income tax purposes and possibly also for state, local and foreign income tax purposes. In general, a stockholder who receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e. Shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Shares is more than one year at the time of consummation of the Merger. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder’s capital losses.

Accounting Treatment of the Merger

The Merger will be accounted for as a business combination under the FASB Accounting Standards Codification 805. Representatives of Deloitte & Touche LLP, the Company’s principal accountants, are not expected to be present at the Special Meeting.

Regulatory and Other Approvals

Except as described above and except for the filing of the Certificate of Merger with the Delaware Secretary of State to effectuate the Merger, there are no other federal or state regulatory requirements which remain to be complied with in order for the Merger to be consummated in accordance with the terms of the Merger Agreement.

CERTAIN INFORMATION CONCERNING THE PARTIES TO THE MERGER AGREEMENT

The Company. The Company is a Delaware corporation with its principal executive offices located at 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135. The telephone number of the Company is (918) 494-0964. The Company is a leading provider of corrosion protection for iron and steel components fabricated by its customers. The Company’s galvanizing and coating operations are composed of eleven facilities located in Colorado, Kentucky, Missouri, Ohio, Oklahoma, Tennessee, Texas and West Virginia. These facilities operate galvanizing kettles ranging in length from 16 feet to 62 feet and have lifting capacities ranging from 12,000 pounds to 40,000 pounds. For more information about the Company, visit www.nagalv.com and see “Available Information.”

Purchaser. Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation, the Offer and the Merger. Purchaser is an indirect wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107. The business telephone number for Purchaser is (817) 810-0095.

Parent. Parent is a Texas corporation with its principal executive offices located at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107. The telephone number of Parent is (817) 810-0095. Parent is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, and is a leading provider of hot dip galvanizing services to the steel fabrication market nationwide. Parent and its affiliates offer products through two distinct business segments, the Electrical and Industrial Products Segment and the Galvanizing Services Segment.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex 1 and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Parent, Purchaser or the Company. Such information can be found elsewhere in this Information Statement.

The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and certain other conditions.

Directors. The Merger Agreement provides that, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares that shall satisfy the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, to the

Board as shall give Purchaser representation on the Board equal to the product of (i) the total number of directors on the Board (after giving effect to any increase in the number of directors) and (ii) the percentage that such number of Shares so purchased bears to the total number of Shares outstanding. The Company shall, upon request by Purchaser, promptly increase the size of the Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. At minimum, Parent shall be entitled to designate at least a majority of the directors on the Board (as long as Parent and its affiliates beneficially own a majority of the Shares of the Company). The Company shall also cause individuals designated by Purchaser to constitute at least the same percentage as such individuals represent of the entire Board (but no less than a majority) on the following: (i) each committee of the Board and (ii) each Board of Directors of each subsidiary of the Company.

Following the election or appointment of Purchaser’s designees to the Board and prior to the Effective Time, the Company shall cause the Board to maintain at least 2 directors who were members of the Board on the date of the Merger Agreement, who are not officers of the Company and who are independent directors for purposes of the continued listing requirements of NASDAQ (the “Continuing Directors”). If the number of Continuing Directors is reduced below 2 for any reason, the remaining Continuing Director shall immediately elect or designate a person meeting the foregoing criteria to fill such vacancy who will be deemed to be a Continuing Director for purposes of the Merger Agreement. If no Continuing Directors then remain, the other directors will designate 2 individuals meeting the foregoing criteria to fill such vacancies, and such persons will be deemed to be Continuing Directors for purposes of the Merger Agreement. So long as there is at least 1 Continuing Director, (i) any amendment or termination of the Merger Agreement requiring action by the Board, (ii) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, (iii) any waiver of compliance with respect to any of the agreements or conditions under the Merger Agreement for the benefit of the Company or (iv) any exercise of the Company’s rights or remedies under the Merger Agreement shall require the concurrence of both of the Continuing Directors (or of the sole Continuing Director if there then is only 1 Continuing Director). In connection with the consummation of the Offer, on June 14, 2010 Messrs. Bundy, Evans, Klemann, Lynch and Sununu resigned from the Board, and Purchaser designated four persons for election to the Board; Messrs. Dingus, Perry, Kolady and Pendley were those designees. The Board has accordingly decreased in size from seven directors to six directors.

The Merger. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation and an indirect wholly-owned subsidiary of Parent. The Effective Time shall be the time that the certificate of merger regarding the Merger is duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the certificate of merger.

Charter, Bylaws, Directors and Officers. At the Effective Time, the Certificate of Incorporation and Bylaws, as in effect immediately prior to the Effective Time, will be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the Certificate of Incorporation and Bylaws of Purchaser and as amended will be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly chosen by the directors of the Surviving Corporation or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, will continue as the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Conversion of Securities. Pursuant to the Merger Agreement, each Share held in treasury by the Company and each Share that is owned by Parent or Purchaser or any of their respective wholly-owned subsidiaries shall be cancelled and shall cease to exist, without any conversion thereof and no payment shall be made with respect thereto.

Each Share issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with the immediately preceding paragraph or any Dissenting Shares (as defined below)) will be cancelled and converted into the right to receive the Merger Consideration, payable to such holder in cash, without interest, subject to any withholding taxes, upon the surrender of the certificate formerly representing such Shares.

Shares that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262, subject to the immediately following paragraph (such Shares, “Dissenting Shares”), will not be converted into the right to receive the Merger Consideration and will instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262. Subject to the immediately following paragraph, if any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 or other applicable law, then the Shares held by such holder shall cease to constitute Dissenting Shares, the right of such holder to be paid the fair value of such Shares will cease and such Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of taxes.

As set out in Amendment No. 1, the Company, Parent and Purchaser each has agreed that it will not assert that a stockholder’s demand for appraisal is not timely under Section 262 if such stockholder who otherwise satisfies the requirements of Section 262 submits a written demand for appraisal within 30 calendar days of the special meeting of stockholders held to adopt the Merger Agreement (with any such deadline being extended to the following business day should the 30th day fall on a holiday or weekend). In addition, the Company, Parent and Purchaser will not assert that (i) a stockholder who is entitled to appraisal rights may not file a petition in the Court of Chancery of the State of Delaware demanding a determination of the value of the Shares held by all stockholders if such petition is not filed within 120 days of the Effective Time as long as such petition is filed within 150 days of the Effective Time, (ii) a stockholder may not withdraw such stockholder’s demand for appraisal and accept the terms offered by the Merger if such withdrawal is not made within 60 days of the Effective Time and (iii) a stockholder may not, upon written request, receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares if such request is not made within 120 days of the Effective Time as long as such request is made within 150 days of the Effective Time. The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the Amendment No. 1, which is attached hereto as Annex 2 and is incorporated herein by reference.

Each share of common stock, par value of $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and will become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Treatment of Options. Pursuant to the Merger Agreement, as of the Effective Time, each Option will be converted into the right of the holder to receive from the Surviving Corporation at the Effective Time an amount in cash equal to the Option Cash Payment. As of the Effective Time, such Option will cease to represent an option to purchase Shares, will no longer be outstanding and will cease to exist, and each holder of an Option will cease to have any rights with respect thereto, except for the right to receive the Option Cash Payment.

Treatment of Warrants. The Merger Agreement provides that each Warrant shall entitle the holder thereof to receive, upon exercise at any time after the Acceptance Time, a payment of the Warrant Cash Payment. As of the Acceptance Time, each such Warrant will cease to represent a right to purchase Shares and each holder of a Warrant will only have the right to receive the Warrant Cash Payment upon the exercise of the Warrant.

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including representations, among others, relating to organization and qualification, capitalization, authorization, the absence of conflicts, required filings and consents, compliance with laws, SEC filings and financial statements, disclosure controls and procedures, absence of undisclosed liabilities, employee benefit plans, labor matters, material contracts, litigation, environmental matters, intellectual property, tax matters, insurance, real property, opinion of financial advisors, brokers and takeover statutes.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations, among others, relating to organization, authorization, the absence of conflicts, required filings and consents, litigation, sufficiency of funds, ownership of Purchaser, brokers, and investigation by Parent and Purchaser.

The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establish matters as facts. The representations and warranties may also be subject to exceptions set forth on disclosure schedules.

Pursuant to the terms of the Merger Agreement, the representations and warranties will not survive consummation of the Merger.

Operating Covenants. The Merger Agreement provides that, from the date of the Merger Agreement to the Acceptance Time and unless consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (i) the business of the Company and its subsidiaries shall be conducted in all material respects in the ordinary course of business, and in compliance in all material respects with applicable laws, and (ii) the Company shall use its commercially reasonable efforts to preserve intact its business organization and its present relationships with customers, suppliers, employees, licensees, licensors, partners and other persons with which it or any of its subsidiaries has significant business relations.

The Merger Agreement also provides that, from the date of the Merger Agreement until the Acceptance Time, subject to certain exceptions, the Company and its subsidiaries will not take specified actions without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), including, among other things, (i) amending its organizational documents, (ii) issuing or selling its securities or any options, warrants or convertible securities, (iii) selling, pledging, mortgaging, disposing, leasing or encumbering any assets with a value in excess $175,000, (iv) transferring, leasing, assigning, encumbering or abandoning any intellectual property, (v) declaring or paying any dividends or declaring any stock split, (vi) acquiring any corporation, partnership or other business organization with a value in excess of $175,000, entering into a new line of business incurring any indebtedness or authorizing any capital expenditures or purchase of fixed assets in excess of $175,000, other than pursuant to existing contracts or agreements or in the ordinary course of the Company’s business, (vii) increasing the compensation payable to its current or former directors, officers or employees, (viii) materially changing the accounting policies or procedures, (ix) making, changing or revoking any material tax election, (x) failing to pay material accounts payable and other material obligations in the ordinary course of business, (xi) accelerating the collection of accounts receivable, (xii) adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, (xiii) engaging in a “plant closing” or a “mass layoff” (as such terms are defined in the Worker Adjustment and Retraining Notification Act or any comparable state or local law), (xiv) authorizing or terminating any material contracts, (xv) settling litigation that would result in amounts payable to or by the Company in excess of $175,000, or (xvi) taking any action that would reasonably be expected to result in any of the conditions to the Offer not being satisfied.

No Solicitation Provisions. The Merger Agreement provides that during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m., Central Daylight Saving Time, on April 30, 2010 (the “Go-Shop Termination Date”), the Company may (i) initiate, solicit or encourage the submission of Acquisition Proposals (as defined below) from one or more persons, and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as such term is defined below). During this period, prior to providing material non-public information to any such person, the Company must execute a confidentiality agreement with each such person. The Company also must promptly provide to Parent any material non-public information concerning the Company or its subsidiaries that is provided to any such person that was not previously provided to Parent.

The Merger Agreement also provides that, from the Go-Shop Termination Date until the earlier of the Effective Time or the termination of the Merger Agreement, the Company shall not, and shall cause its subsidiaries and shall direct its and their respective directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Company Representatives”) not to (i) initiate, solicit or knowingly take any action to facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) withdraw (or change, amend, modify or qualify in a manner adverse to Parent or Purchaser), or propose publicly to withdraw (or change, amend, modify or qualify, in a manner adverse to Parent or Purchaser), or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation (as defined below) (any action or failure to act set forth in the foregoing clauses (ii) or (iii), a “Change of Board Recommendation”), or (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to an Acquisition Proposal or enter into any contract or agreement in principle that is intended or would reasonably be expected to lead to an Acquisition Proposal or that would reasonably be expected to cause the Company to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the transactions contemplated by the Merger Agreement. However, following the Go-Shop Termination Date, the Company and the Company Representatives may continue discussions and negotiations with, and provide information to, any person (i) with whom the Company was having ongoing discussions or negotiations prior to the Go-Shop termination Date regarding a possible Acquisition Proposal and (ii) that has been identified in writing to Parent (a “Go-Shop Party”), if the Board determines in good faith that such person could reasonably be expected to make an Acquisition Proposal that after further discussions or negotiations could reasonably result in a Superior Proposal (as defined below).

Pursuant to the Merger Agreement, if at anytime following the Go-Shop Termination Date and prior to obtaining stockholder approval of the Merger, (i) the Company receives a bona fide written Acquisition Proposal from any third party that is not a Go-Shop Party, and (ii) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that (A) such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (B) the failure of the Board to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal could be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders under applicable law, then the Company may (x) furnish non-public information to such third party making such Acquisition Proposal (provided, that, prior to furnishing such information, (1) the Company shall have received from the third party an executed confidentiality agreement and (2) all such non-public information shall previously have been provided to Parent and Purchaser or is provided to Parent and Purchaser prior to or substantially contemporaneously with the time that it is provided to the third party making the Acquisition Proposal) and (y) engage or participate in discussions or negotiations with such third party with respect to such Acquisition Proposal.

As set out in Amendment No. 1, Parent and Purchaser have agreed that the Company may release any person who entered into a confidentiality agreement with the Company from the “standstill” obligations contained therein. The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the Amendment No. 1, which is attached hereto as Annex 1 and is incorporated herein by reference.

The Company shall promptly, and in any event within 48 hours, notify Parent of the receipt of (1) any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and the material terms of such proposal and (2) any request for non-public information relating to the Company or its subsidiaries or access to the Company’s properties, books or records. The Company must disclose the name of the person or entity making such Acquisition Proposal and provide Parent with copies of any documents or correspondence evidencing such proposal or inquiry. The Company must keep Parent reasonably informed on a current basis of the status and any material developments concerning such Acquisition Proposal.

As used in the Merger Agreement, “Acquisition Proposal” means any offer or proposal, or filing of any regulatory application or notice (whether in draft or final form), or public disclosure of an intention to do any of the foregoing, by any person other than Parent, Purchaser or any of their respective subsidiaries concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company or any of its subsidiaries, (b) sale, lease, license or other disposition, directly or indirectly, whether by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including equity interests of any of its subsidiaries) or any subsidiary of the Company representing 20% or more of the consolidated assets, revenues or net income of the Company and its subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 20% or more of the voting power of the Company, (d) transaction or series of transactions in which any person would acquire beneficial ownership or the right to acquire beneficial ownership, or any group (as defined in Section 13(d) of the Exchange Act) has been formed that beneficially owns or has the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of the Company or (e) any combination of the foregoing.

As used in the Merger Agreement, “Superior Proposal” means an Acquisition Proposal (except the references therein to “20%” shall be replaced by “a majority”) made by a third party which, in the good faith judgment of the Board (after consultation with its financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, any antitrust or competition law approvals or non-objections, and the person making such proposal, (a) if accepted, is reasonably likely to be consummated, (b) is not subject to any financing condition, and (c) if consummated, would result in a transaction that is more favorable to the stockholders, from a financial point of view, than the Offer and the Merger.

Change of Recommendation. Pursuant to a meeting duly called and held, the Board, among other things, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) duly approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if required by law, adopt the Merger Agreement and approve the Merger (the “Company Board Recommendation”). The Board may withdraw, modify or amend the Company Board Recommendation in certain circumstances as summarized herein and as specified in detail in Section 5.4(d) of the Merger Agreement. Pursuant to the Merger Agreement, if the Company receives an Acquisition Proposal that the Board concludes in good faith, after consultation with its financial advisors and outside counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Board may prior to the Acceptance Time (1) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate the Merger Agreement and enter into a definitive agreement with respect to such Superior Proposal. However, the Company may not effect a Change of Board Recommendation or terminate the Merger Agreement unless the following conditions have been met (a) the Company has not willfully or in bad faith breached the no solicitation provision of the Merger Agreement with respect to such Superior Proposal, (b) the Board shall have taken into account any changes to the terms of the Merger Agreement proposed by Parent in response to the Superior Proposal, and (c) the Company shall have (1) provided written notice to Parent at least 5 days in advance of its intention to take such action with respect to such Superior Proposal, (2) provided Parent and Purchaser with an opportunity to amend the terms and conditions of the Merger Agreement in a manner such that such Acquisition Proposal would cease to constitute a Superior Proposal, in which event the Company shall have negotiated with Parent (to the extent Parent desires to negotiate) in good faith to make such adjustments to the terms and conditions of the Merger Agreement and (3) permitted Parent to make a presentation to the Board regarding the Merger Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation).

Reasonable Best Efforts to Consummate the Merger; Regulatory Filings. Pursuant to the Merger Agreement, the Company, Parent and Purchaser agreed to use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement. In addition, each of the Company, Parent and Purchaser agreed that, in the event of any action, suit proceeding or investigation relating to the Merger Agreement or the transactions contemplated thereby is commenced by any person other than a party to the Merger Agreement, each party will cooperate and use its reasonable best efforts to defend vigorously against such action, suit, proceeding or investigation and respond thereto.

Director and Officer Indemnification and Insurance. The Merger Agreement provides that for a period of 6 years from and after the Effective Time, Parent shall (or shall cause the Surviving Corporation to) provide indemnification and exculpation for each person who is now or has been prior to the date of the Merger Agreement or who becomes prior to the Effective Time an employee, officer or director of the Company or any of its subsidiaries or any fiduciary under certain employment and employee benefit plans (as described in Section 3.14 of the Merger Agreement) (the “Indemnified Parties”) to the same extent that the charter documents of the Company and its subsidiaries and the indemnification agreements identified in a schedule to the Merger Agreement provide for the exculpation and indemnification provided to the Indemnified Parties by the Company and its subsidiaries as of March 31, 2010.

For a period of 6 years after the Effective Time, Parent shall (or shall cause the Surviving Corporation to) either (i) maintain the current policy of the Company’s directors’ and officers’ fiduciary liability insurance (the “Current D&O Policy”) covering acts or omissions prior to the Effective Time with the respect to the Indemnified Parties or (ii) if substantially similar coverage is not available from the Company’s current insurance carrier, obtain coverage for such persons from another carrier with the same or better credit rating as the Company’s current carrier. Notwithstanding the foregoing, the Company may, after prior consultation with Purchaser, obtain a prepaid directors’ and officers’ liability insurance policy covering acts and omissions at or prior to the Effective Time with respect to the Indemnified Parties that is no less favorable to such indemnified persons than those of the Current D&O Policy, in which case the Parent’s obligations to maintain the Current D&O Policy or obtain similar coverage shall be deemed satisfied. In accordance with the Merger Agreement, Parent will not be required to pay any annual premium for the Current D&O Policy or any substitutes with respect thereto in excess of 250% of the current annual premium.

Conditions to Consummation of the Merger. The Merger Agreement provides that the obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (i) the adoption of the Merger Agreement and the approval of the Merger by a requisite vote of the stockholders, if required by applicable law, (ii) the consummation of the Merger shall not then be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental authority and no law shall be in effect or have been enacted, promulgated or deemed applicable to the Merger by any governmental authority which prevents or prohibits consummation of the Merger, (iii) all statutory waiting periods applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) have been terminated or have expired and (iv) Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date; provided that this condition shall be deemed to have been satisfied with respect to Parent and Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer.

Termination. The Merger Agreement provides that it may be terminated, and the Merger may be abandoned as follows:

(a)	by mutual written consent of the Company and Parent at any time prior to the Effective Time;

(b)	by either the Company or Parent, if at any time prior to June 30, 2010 (the “Termination Date”), the Purchaser has not accepted for payment Shares tendered pursuant to the Offer, except that this right to terminate shall not be available to any party whose breach of the Merger Agreement has been the cause of, or resulted in, such failure to accept for payment the Shares on or prior to such date;

(c)	by either the Company or Parent, if prior to the Acceptance Time, any governmental entity having jurisdiction over the Company, Parent or Purchaser shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially as contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(d)	by Parent, at any time prior to the Acceptance Time, if (i) a Change of Board Recommendation shall have occurred; (ii) the Company or the Board shall have approved or adopted any Acquisition Proposal or approved or entered into a merger agreement, letter of intent, asset purchase agreement or other similar contract relating to an Acquisition Proposal; (iii) after the Go-Shop Period Termination Date, the Board shall have failed to reaffirm its recommendation regarding the Merger Agreement and the transaction contemplated thereby within 10 business days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal (provided only one such reaffirmation request per Acquisition Proposal and one additional reaffirmation request per each amendment thereof and supplement thereto may be made by Parent) or, if an Acquisition Proposal is received within 5 to 10 business days prior to the Termination Date, on the business day immediately preceding the Termination Date; (iv) the Company shall have breached the no solicitation provision in the Merger Agreement in any material respect, or (v) the Company or the Board authorized or publicly proposed to do any of the actions specified in clauses (i) or (ii) above;

(e)	by the Company, at any time prior to the Acceptance Time, if the Board determines to accept a Superior Proposal, but only if the Company has complied in all respects with the no solicitation provision of the Merger Agreement with respect to such Superior Proposal and has paid the Break-Up Fee (as defined below) to Parent substantially concurrent with such termination;

(f)	by the Company, if Parent or Purchaser fails to commence the Offer in accordance with the Merger Agreement, except that this right to terminate the Merger Agreement is not available to the Company if (i) a Company Material Adverse Effect has occurred, (ii) the failure of Parent or Purchaser to commence the Offer is a result of the breach of any representation or warranty, covenant or other agreement of the Company, or (iii) the commencement of the Offer has been restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity;

(g)	by Parent, at any time prior to the Acceptance Time, if (i) there exists a breach of or inaccuracy in any representation or warranty of the Company contained in the Merger Agreement or breach of any covenant of the Company contained in the Merger Agreement, in any case, such that any condition to the Offer is not or would not be satisfied, (ii) Parent delivered to the Company written notice of such inaccuracy or breach and (iii) either such inaccuracy or breach is not capable of cure or at least 20 business days have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate the Merger Agreement if (A) any material covenant of Parent or Purchaser contained in the Merger Agreement shall have been breached in any material respect, and such breach shall have not been cured, or (B) there exists a material breach of or inaccuracy in any representation or warranty of Parent or Purchaser contained in the Merger Agreement that has not been cured; or

(h)	by the Company, at any time prior to the Acceptance Time, if (i) there exists a breach of or inaccuracy in any representation or warranty of Parent or Purchaser contained in the Merger Agreement or a breach of any covenant of Parent or Purchaser contained in the Merger Agreement that shall have had or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon Parent’s or Purchaser’s ability to consummate the Offer, (ii) the Company shall have delivered to Parent written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of cure or at least 20 business days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or breach shall not have been cured, except that the Company is not permitted to terminate the Merger Agreement if (A) any material covenant of the Company contained in the Merger Agreement has been breached in any material respect, and such breach has not been cured or (B) there exists a material breach of, or inaccuracy in, any representation or warranty of the Company contained in the Merger Agreement that has not been cured.

As defined in the Merger Agreement, a “Company Material Adverse Effect” means any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, is materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, except for any such change, event, development, circumstance, occurrence or effect resulting from or arising out of or in connection with (a) the public announcement or pendency of the transactions contemplated by the Merger Agreement, (b) the transactions contemplated by the Merger Agreement or any actions taken pursuant to or in accordance with the Merger Agreement, (c) changes in, or events or conditions affecting, any industry or market in which the Company or any of its subsidiaries operates, except to the extent such changes, events or conditions adversely affect the Company or its subsidiaries in a disproportionate manner relative to other similarly situated, comparable companies, (d) changes in, or events or conditions affecting, the United States or global economy or capital or financial markets generally, except to the extent such changes adversely affect the Company or its subsidiaries in a disproportionate manner relative to other similarly situated, comparable companies, (e) changes in applicable Law or the interpretations thereof by any governmental entity, (f) changes in generally accepted accounting principles, as applied in the United States, (f) changes in general political conditions, including any acts of war or terrorist activities, (g) any action or omission of the Company or any of its subsidiaries taken upon the written request of, or with the prior written consent of, Parent or Purchaser, (h) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period, or (i) any change in the price or trading volume of the Common Stock on NASDAQ.

Break-Up Fees. The Merger Agreement contemplates that certain termination fees will be payable to the Parent under certain circumstances as follows:

(a)	If the Merger Agreement is terminated pursuant to paragraphs (d) or (e) under “Termination” above, the Company shall pay to Parent substantially concurrently with such termination, in the case of a termination by the Company, or within 2 business days thereafter in the case of a termination by Parent, the Break-Up Fee (as defined below).

(b)	If the Merger Agreement is terminated (i) pursuant to paragraph (g) under “Termination” above by reason of a willful or bad faith breach by the Company of any representation, warranty or covenant of the Company (other than the no-solicitation covenant described above) and the Company failed to cure such breach, (ii) prior to such termination an Acquisition Proposal was publicly disclosed or otherwise communicated to the Company or the Board and not withdrawn and (iii) within 12 months after such termination, the Company consummates a transaction contemplated by any Acquisition Proposal, then the Company shall pay Parent the Break-Up Fee no later than 2 business days after the consummation of a transaction that constitutes an Acquisition Proposal. For purposes of the immediately preceding sentence, the term “Acquisition Proposal” has the meaning set forth in the Merger Agreement, except that the references to 20% will be deemed to be references to “a majority.”

The “Break-Up Fee” is $3 million (inclusive of Parent and Purchaser’s expenses), in cash, except in the event the Merger Agreement is terminated by the Company in order to enter into a definitive agreement with a Go-Shop Party with respect to a Superior Proposal, in which case the Break-Up Fee is $2 million (inclusive of Parent and Purchaser’s expenses) in cash.

Amendment. At any time prior to the Effective Time, the Merger Agreement may be amended by the Company, Parent and Purchaser; provided, however, that, after the approval of the Merger by the stockholders, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

Waiver. Pursuant to the Merger Agreement, at any time prior to the Effective Time, any party may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained therein or, except as otherwise provided therein, waive any of such party’s conditions; provided, however, that, after the approval of the Merger by the stockholders, no extension or waiver may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without the further approval of such stockholders. Any extension or waiver is only valid if it is set forth in an instrument in writing signed by the party or parties to be bound thereby.

Specific Performance. The parties have agreed irreparable damage would occur in the event that any provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the parties have agreed that, prior to the termination of the Merger Agreement, each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement.

SOURCE AND AMOUNT OF FUNDS

The total amount of funds required (i) to purchase all outstanding Shares pursuant to the Offer and the Merger, (ii) to pay for the cash-out of all Options required to be cashed out upon exercise pursuant to the Merger Agreement, (iii) to pay for the cash-out of all Warrants required to be cashed out upon exercise pursuant to the Merger Agreement, (iv) to purchase all the Shares that were issuable upon exercise of Options, that were held in trust pursuant to the Program or that constituted Restricted Stock, in each case that the Purchaser exercised its option to purchase, and (v) to purchase all the Shares that constituted Restricted Stock that were held by persons not party to the Stockholder Agreement and whose holders elected to sell such Shares directly to Purchaser (as described above) is approximately $132.4 million. Of such amount, approximately $112.7 million was used to (1) purchase Shares pursuant to the Offer, the Stockholders Agreement and the offer by Purchaser to directly purchase Shares that constituted Restricted Stock held by persons not party to the Stockholders Agreement, (2) pay for the cash-out of the Options held by persons who are not parties to the Stockholders Agreement whose holders elected to exchange such Options for such payment (as described above under “The Merger—Interests of Certain Persons in the Merger”) and (3) pay for the cash-out of all Warrants. Purchaser has obtained, and intends to continue to obtain, all required funds from Parent, and Parent has obtained, and intends to continue to obtain, such funds from available working capital and its existing credit facility with Bank of America, N.A. In addition, in an effort to minimize administrative expense (e.g., the cost of calculating employee withholding obligations), Purchaser has authorized and directed the Company to directly make certain payments with respect to such purchases and cash-outs, and the Company has obtained funds for such payments from the Company’s available working capital.

PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of the Record Date, regarding beneficial ownership of shares by (a) all persons or entities known to the Company to be the beneficial owner of five percent or more of the shares; (b) each executive officer of the Company named in the beneficial ownership table set forth in the Amendment No. 1 to the Company’s Annual Report on Form 10-K, dated April 30, 2010, relating to its fiscal year ended December 31, 2009 (as filed with the SEC); (c) each of the current directors of the Company; and (d) all of the current directors and current executive officers as a group. Except as otherwise noted, each of the persons listed has sole voting and investment power over the shares beneficially owned. According to information available to the Company as of the Record Date, all current executive officers of the Company and all directors of the Company prior to the consummation of the Offer tendered their shares pursuant to the Offer.

Name and Address of Beneficial Owner	Shares Owned Beneficially and of Record on 7/9/2010		Percent of Class(1)
Big Kettle Merger Sub, Inc.(2)	14,112,891		84.1%
David H. Dingus(2)	0		0%
Dana L. Perry(2)	0		0%
Ashok E. Kolady(2)	0		0%
Tim E. Pendley(2)	0		0%
First Eagle Investment Management, LLC(3)	866,871		5.2%
Linwood J. Bundy(4)	0		0%
Ronald J. Evans(4)	0	(5)	0%
Janice K. Henry	0		0%
Beth B. Pulley	0		0%
Gilbert L. Klemann, II(4)	0		0%
Patrick J. Lynch(4)	0		0%
Joseph J. Morrow	0		0%
John H. Sununu(4)	0		0%
All Directors and Officers as a Group	0		0

(1)	Based on 16,782,646 Shares of Common Stock outstanding as of July 9, 2010.

(2)	On June 14, 2010, Purchaser purchased approximately 12,962,287 Shares in consummation of the Offer, effecting a change in control. Purchaser is an indirect wholly-owned subsidiary of Parent. In accordance with the Merger Agreement, the Board was reconstituted on that day (see footnote 5).

David H. Dingus is a director of the Company and serves as the Company’s President and Chief Executive Officer; Mr. Dingus also serves as the President and Chief Executive Officer of Parent and Purchaser. Dana L. Perry is a director of the Company and serves as the Vice President of Purchaser and the Senior Vice President of Finance and Chief Financial Officer of Parent. Ashok E. Kolady is a director of the Company and serves as Vice President, Business Development, of Parent. Timothy E. Pendley is a director of the Company and serves as Senior Vice President, Galvanizing Services Segment, of Parent. Each such person (other than Purchaser) disclaims beneficial ownership over any Shares which may be attributed to him as a result of his affiliation with Parent or Purchaser.

(3)	Based solely on a Schedule 13D filed with the SEC on April 29, 2010, reporting beneficial ownership as of April 26, 2010 by First Eagle Investment Management, LLC, which has sole voting and dispositive power over 866,871 Shares of Common Stock.

(4)	Messrs. Bundy, Evans, Klemann, Lynch and Sununu were directors until their resignations on June 14, 2010 pursuant to the Merger Agreement, which allowed Purchaser to designate up to six persons for election to the Board (as described above under “The Merger Agreement”). Purchaser elected to designate four persons for election to the Board; Messrs. Dingus, Perry, Kolady and Pendley were those designees. The Board has accordingly decreased in size from seven directors to six directors.

(5)	Excludes 124,302 Shares held in trust for Mr. Evans pursuant to the Program.

Information concerning the persons designated by Purchaser and elected to the Board on June 14, 2010 is set forth below. The current business address of each person is One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107.

David H. Dingus. Mr. Dingus, 62, has served as Parent’s President and Chief Executive Officer since 2001, and served as Parent’s President and Chief Operating Officer from 1998 to 2001. Mr. Dingus also serves as the President and Chief Executive Officer of Purchaser.

Dana L. Perry. Mr. Perry, 61, has served as Parent’s Senior Vice President of Finance, Chief Financial Officer and Secretary since 2005, and, prior to that, served as Parent’s Vice President of Finance, Chief Financial Officer and Assistant Secretary. Mr. Perry also serves as Vice President of Purchaser.

Ashok E. Kolady. Mr. Kolady, 36, has served as Parent’s Vice President, Business Development, since 2007. Prior to that, Mr. Kolady served in Operation, Marketing, & Business Development for Eaton Corp. from 2004 until 2007, and served as Process Improvement Lead for General Motors Corporation from 1999 until 2004.

Timothy E. Pendley. Mr. Pendley, 48, has served as Parent’s Senior Vice President, Galvanizing Services Segment, since 2009, and, prior to that, served as Parent’s Vice President Operations, Galvanizing Services Segment, since 2004.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. The Tender Offer Statement and Offer to Purchase, as amended, filed by Parent and Purchaser, dated May 7, 2010, in connection with the Offer and the Schedule 14D-9, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Holders of Shares may also obtain free copies of these documents from the Company by contacting Beth B. Pulley at the Company at bpulley@azzgalv.com or (918) 494-0964.

In addition, the Commission maintains a Web site that includes reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

STOCKHOLDERS SHARING AN ADDRESS

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of this Information Statement, or a future information statement, by written request directed to North American Galvanizing & Coatings, Inc., 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135 or by telephone at (918) 494-0964. Likewise, stockholders sharing an address who are receiving multiple copies of this Information Statement and wish to receive a single copy of future information statements may notify the Company at the address and telephone number listed above.

ANNEX 1

AGREEMENT AND PLAN OF MERGER

by and among

AZZ INCORPORATED

BIG KETTLE MERGER SUB, INC.

and

NORTH AMERICAN GALVANIZING & COATINGS, INC.

Dated as of March 31, 2010

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Table of Contents

Page

ARTICLE I	THE OFFER AND THE MERGER	1-2
Section 1.1	Offer	1-2
Section 1.2	Company Actions	1-4
Section 1.3	Directors	1-4
Section 1.4	The Merger	1-5
Section 1.5	Closing and Effective Time of the Merger	1-6
Section 1.6	Merger Meeting Procedures	1-6
Section 1.7	Top-Up Option	1-8
ARTICLE II	CONVERSION OF SECURITIES IN THE MERGER	1-9
Section 2.1	Conversion of Securities	1-9
Section 2.2	Payment for Securities; Surrender of Certificates	1-10
Section 2.3	Dissenting Shares	1-11
Section 2.4	Treatment of Options	1-11
Section 2.5	Treatment of Warrants	1-12
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	1-12
Section 3.1	Organization and Qualification	1-12
Section 3.2	Certificate of Incorporation and Bylaws	1-13
Section 3.3	Capitalization	1-13
Section 3.4	Authority; Stockholder Approval	1-14
Section 3.5	No Conflict	1-14
Section 3.6	Required Filings and Consents	1-15
Section 3.7	Litigation	1-15
Section 3.8	Compliance; Permits	1-15
Section 3.9	SEC Filings; Financial Statements; Corporate Governance	1-16
Section 3.10	Disclosure Controls and Procedures	1-17
Section 3.11	Absence of Certain Changes or Events	1-17
Section 3.12	No Undisclosed Liabilities	1-17
Section 3.13	Agreements, Contracts and Commitments	1-17
Section 3.14	Employee Benefit Plans, Options and Employment Agreements	1-18
Section 3.15	Labor Matters	1-19
Section 3.16	Properties; Encumbrances	1-21
Section 3.17	Taxes	1-22
Section 3.18	Environmental Matters	1-23
Section 3.19	Intellectual Property	1-24
Section 3.20	Insurance	1-25
Section 3.21	Opinion of Financial Advisor	1-25
Section 3.22	Brokers	1-25
Section 3.23	Takeover Statutes	1-25
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	1-25
Section 4.1	Organization and Qualification	1-25
Section 4.2	Authority	1-25
Section 4.3	No Conflict	1-26
Section 4.4	Required Filings and Consents	1-26
Section 4.5	Litigation	1-26
Section 4.6	Ownership of Company Capital Stock	1-26
Section 4.7	Ownership and Operations of Purchaser	1-26
Section 4.8	Sufficient Funds	1-26
Section 4.9	Brokers	1-27
Section 4.10	Investigation by Parent and Purchaser	1-27

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Page
ARTICLE V	COVENANTS	1-27
Section 5.1	Conduct of Business Pending the Acceptance Time	1-27
Section 5.2	Cooperation	1-30
Section 5.3	Access to Information; Confidentiality	1-31
Section 5.4	Solicitation	1-31
Section 5.5	Reasonable Best Efforts	1-34
Section 5.6	Certain Notices	1-35
Section 5.7	Public Announcements	1-35
Section 5.8	Antitrust Filings	1-35
Section 5.9	State Takeover Laws	1-36
Section 5.10	Parent Agreement Concerning Purchaser	1-36
Section 5.11	Section 16 Matters	1-36
Section 5.12	Rule 14d-10(d) Matters	1-36
Section 5.13	Company Certificate	1-36
Section 5.14	Delisting	1-36
Section 5.15	Fees and Expenses	1-36
Section 5.16	Directors’ and Officers’ Indemnification and Insurance	1-36
Section 5.17	Continuation of Employee Benefits	1-37
Section 5.18	Stockholder Litigation	1-38
ARTICLE VI	CONDITIONS TO CONSUMMATION OF THE MERGER	1-38
Section 6.1	Conditions to Obligations of Each Party Under This Agreement	1-38
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	1-38
Section 7.1	Termination	1-38
Section 7.2	Effect of Termination	1-40
Section 7.3	Break-Up Fees	1-40
Section 7.4	Amendment	1-40
Section 7.5	Waiver	1-40
ARTICLE VIII	GENERAL PROVISIONS	1-41
Section 8.1	Non-Survival of Representations and Warranties	1-41
Section 8.2	Notices	1-41
Section 8.3	Certain Definitions	1-41
Section 8.4	Headings	1-47
Section 8.5	Severability	1-47
Section 8.6	Entire Agreement	1-47
Section 8.7	Assignment	1-47
Section 8.8	Parties in Interest	1-47
Section 8.9	Mutual Drafting; Interpretation	1-47
Section 8.10	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	1-48
Section 8.11	Counterparts	1-48
Section 8.12	Specific Performance	1-48
Section 8.13	Company Disclosure Schedule	1-49
Section 8.14	No Other Representations or Warranties	1-49

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 31, 2010 (this “Agreement”), by and among AZZ INCORPORATED., a Texas corporation (“Parent”), BIG KETTLE MERGER SUB, INC., a Delaware corporation and a wholly-owned indirect Subsidiary of Parent (“Purchaser”), and NORTH AMERICAN GALVANIZING & COATINGS, INC., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.3 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

R E C I T A L S

WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance of such acquisition, Purchaser proposes to commence a tender offer to purchase all of the shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) that are outstanding (the “Shares”), at a price per Share of $7.50 (such amount or any higher amount per Share that may be paid pursuant to the Offer, the “Offer Price”) payable net to the seller in cash, without interest, subject to any withholding Taxes required by applicable Law (such offer, as amended from time to time as permitted by this Agreement, the “Offer”); and

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than (i) Shares to be cancelled or converted in accordance with Section 2.1(b) and (ii) Dissenting Shares) shall be converted into the right to receive the Offer Price; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to Purchaser in the Offer and adopt this Agreement and approve the Merger (the “Company Board Recommendation”); and

WHEREAS, the Board of Directors of each of Parent and Purchaser has, upon the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including without limitation the Offer and the Merger, and the Parent (in its capacity as the sole stockholder of Arbor-Crowley, Inc., a Delaware corporation (“Holding Company”), which is the sole stockholder of Purchaser) has adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Purchaser’s willingness to enter into this Agreement, Parent and Purchaser have entered into a Stockholders’ Agreement, dated as of the date hereof, the form of which is attached as Exhibit A hereto (the “Stockholders’ Agreement”), with the stockholders named therein (the “Stockholders”), pursuant to which each Stockholder has, among other things, (1) agreed to tender all Shares owned by such Stockholder pursuant to the Offer, (2) granted to Parent an option to purchase all of the Shares owned by such Stockholder, and (3) agreed to vote all Shares beneficially owned by such Stockholder in favor of the Merger and this Agreement and against any Acquisition Proposal (as defined herein), in each case subject to and on the conditions set forth therein.

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AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1	Offer.

(a)     Provided that this Agreement shall not have been terminated in accordance with Section 7.1, and none of the events or conditions listed in clause (c) of Annex I hereto (“Annex I”) shall have occurred and be continuing, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer as promptly as reasonably practicable following the Go-Shop Period Termination Date, but no later than five (5) Business Days thereafter (or such other date as the parties may mutually agree in writing).

(b)     Subject to (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares that, together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company’s Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents at least two-thirds (2/3) of all outstanding Shares (determined on a Fully Diluted Basis and inclusive of those Shares tendered pursuant to the Stockholders’ Agreement) entitled to vote (A) in the election of directors, (B) upon the adoption of this Agreement and approval of the Merger, and (C) upon an amendment of the Company’s Charter, on the date Shares are accepted for payment (collectively, the “Minimum Condition”) and (ii) the satisfaction or waiver by Parent or Purchaser of the other conditions and requirements set forth in Annex I, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after Purchaser is legally permitted to do so under applicable Law (the date and time of acceptance for payment, the “Acceptance Time”). Parent shall provide or cause to be provided to Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Share in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).

(c)     The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and Purchaser expressly reserve the right to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or to make any other changes in the terms and conditions of the Offer; provided, however, that, unless previously approved by the Company in writing, Purchaser shall not (i) decrease the Offer Price payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend or modify the other conditions set forth in Annex I in a manner adverse to the holders of Shares, (vi) extend the Expiration Date other than in accordance with this Agreement, or (vii) amend any other term of the Offer in a manner adverse to the holders of Shares.

(d)     Subject to the provisions of this Agreement, unless extended in accordance with the terms of this Agreement, the Offer shall expire at 5:00 p.m. (Central Daylight Saving Time) on the date that is twenty (20) Business Days following the commencement of the Offer (the “Initial Expiration Date”) or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been

1-2

so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).

(e)     If, on or prior to any then scheduled Expiration Date, any of the conditions of the Offer is not satisfied or waived, Purchaser may (without the consent of the Company) extend the Offer for one or more additional periods of up to twenty (20) Business Days with such length as Purchaser determines consistent with applicable Law, provided that each such extension shall be for not more than ten (10) Business Days if all of the conditions set forth on Annex I other than the Minimum Condition have been satisfied or waived at such then scheduled Expiration Date. If, on or prior to any then scheduled Expiration Date, the Minimum Condition is not satisfied, Purchaser shall (to the extent requested in writing by the Company) extend the Offer for up to two periods of not less than ten (10) Business Days each and up to twenty (20) Business Days each with such lengths as Purchaser determines consistent with applicable Law. In addition, Purchaser shall extend the then scheduled Expiration Date for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission (the “SEC”) or its staff or NASDAQ.

(f)     If the Minimum Condition has been satisfied but the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company’s Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents less than eighty percent (80%) of all outstanding Shares (determined on a Fully Diluted Basis), Purchaser may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall, and Parent shall cause Purchaser to, immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period.” The Offer Documents shall provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g)     Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VII. If this Agreement is terminated pursuant to Article VII, Purchaser shall, and Parent shall cause Purchaser to, promptly (and in any event within twenty-four (24) hours of such termination) terminate the Offer and shall not acquire Shares pursuant thereto. If the Offer is terminated by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h)     As soon as practicable on the date of the commencement of the Offer, Parent and Purchaser shall file with the SEC, in compliance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits: the Offer to Purchase, a form of letter of transmittal, the notice of guaranteed delivery, a form of summary advertisement and other ancillary Offer documents and instruments required by the Exchange Act pursuant to which the Offer shall be made (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by such party for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due

1-3

consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In the event that Parent and Purchaser receive any comments from the SEC or its staff with respect to the Schedule TO or the Offer Documents, they shall use their respective reasonable best efforts to respond promptly to such comments.

Section 1.2	Company Actions.

(a)     On the date the Offer Documents are filed with the SEC or as soon as practicable thereafter, the Company shall, in compliance with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4(d), contain the Company Board Recommendation. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, the Company shall use its reasonable best efforts to respond promptly to such comments.

(b)     Promptly after the date hereof (and in any event in sufficient time to permit Purchaser to commence the Offer in a timely manner) and otherwise from time to time as requested by Purchaser or its agents, the Company shall furnish or cause to be furnished to Purchaser mailing labels, security position listings, non-objecting Beneficial Owner lists and any other listings or computer files containing the names and addresses of the record or Beneficial Owners of the Shares as of the most recent practicable date and such other assistance as Purchaser or its agents may reasonably request in communicating with the record and Beneficial Owners of Shares, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer.

Section 1.3	Directors.

(a)     Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.3) and (ii) the percentage that such number of Shares so purchased (including Shares accepted for payment and the purchased Top-Up Shares) bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of

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representation and shall cause Purchaser’s designees to be so elected or appointed; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board (as long as Parent and its Affiliates Beneficially Own a majority of the Shares of the Company). The Company will use its best efforts to cause each committee of the Company Board and the Board of Directors of each Subsidiary of the Company to include persons designated by Purchaser constituting at least the same percentage of each such committee and the Board of Directors of each Subsidiary of the Company as Purchaser’s designees are of the Company Board. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Purchaser, the Company shall take all actions required pursuant to Section 14(f) and Rule 14f-1 necessary to effect any such election or appointment of Purchaser’s designees in accordance with this Section 1.3(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder, which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser shall supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

(b)     Following the election or appointment of Purchaser’s designees pursuant to Section 1.3(a) and prior to the Effective Time, the Company shall cause the Company Board to maintain at least two (2) directors who are members of the Company Board on the date of this Agreement and who are not officers of the Company and who are independent directors for purposes of the applicable listing and corporate governance rules and regulations of NASDAQ (the “Continuing Directors”); provided, however, that if the number of Continuing Directors is reduced below two (2) for any reason, the remaining Continuing Director shall immediately elect or designate one person meeting the foregoing criteria to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement such that, following such election or designation, there shall be two (2) Continuing Directors or, if no Continuing Directors then remain, the other directors shall designate two (2) persons meeting the foregoing criteria to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.3(b). So long as there shall be at least one (1) Continuing Director, (i) any amendment or termination of this Agreement requiring action by the Company Board, (ii) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, (iii) any waiver of compliance with any of the agreements or conditions under this Agreement that are to the benefit of the Company, or (iv) any exercise of the Company’s rights or remedies under this Agreement shall require the concurrence of both of the Continuing Directors (or of the sole Continuing Director if there shall then be only one Continuing Director).

Section 1.4	The Merger.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b)     At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and bylaws of Purchaser and as so amended shall be the certificate of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.16).

(c)     The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in

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accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly chosen by the directors of the Surviving Corporation or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)     If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Daylight Saving Time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Kelly Hart & Hallman LLP, 201 Main Street, Suite 2500, Fort Worth, Texas 76102, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.6	Merger Meeting Procedures.

(a)     If the Minimum Condition has been satisfied but the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company’s Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents less than eighty percent (80%) of all outstanding Shares (determined on a Fully Diluted Basis), the Company shall prepare a proxy statement or information statement for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement. If elected by Parent, the Proxy Statement shall be so prepared prior to the Acceptance Time such that the Proxy Statement shall be in a form ready, if necessary, to file with the SEC as promptly as practicable following the Acceptance Time. If, after the Acceptance Time, approval of the stockholders of the Company (other than the approval of the Purchaser to consummate the Merger in a manner other than as set forth in the Merger Meeting Procedures) is required under applicable Law to consummate the Merger, the Company shall file the Proxy Statement with the SEC as promptly as practicable following the Acceptance Time. Parent and Purchaser will use their reasonable best efforts to supply information necessary for the Proxy Statement, if any, as promptly as practicable after the

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Acceptance Time. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

(b)     If, after the Acceptance Time, approval of the stockholders of the Company is required under applicable Law to consummate the Merger (other than the approval of the Purchaser to consummate the Merger in a manner other than as set forth in the Merger Meeting Procedures), the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the Acceptance Time, in consultation with Parent, duly set a record date for, and within five (5) Business Days after receipt of SEC clearance of the Proxy Statement, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with Parent for a date after the Acceptance Time); (ii) as promptly as practicable after the Acceptance Time, file the Proxy Statement with the SEC, and, within five (5) Business Days after receipt of SEC clearance of the Proxy Statement, cause the Proxy Statement to be printed and mailed to the stockholders of the Company; (iii) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger and secure any approval of the stockholders of the Company that is required by applicable Law to effect the Merger; and (iv) convene and hold the Special Meeting, provided, that (A) the Company shall not change the date of, postpone or adjourn the Special Meeting without Parent’s prior written consent and (B) Parent may cause the Company to postpone or adjourn the Special Meeting by prior written notice to the Company.

(c)     At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and approval of the Merger and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger. Section 1.6(a)-(c) are collectively referred to herein as the “Merger Meeting Procedures”.

(d)     If the Minimum Condition has been satisfied but the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company’s Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents at least eighty percent (80%) but less than ninety percent (90%) of all outstanding Shares (determined on a Fully Diluted Basis), at Parent’s option, either (i) the Merger Meeting Procedures will be followed, or (ii) the Company shall prepare and file with the SEC as promptly as practicable following the Acceptance Time an information statement for a special meeting of its stockholders for the purpose of considering and approving an amendment to the Company Charter to allow for the Merger to be consummated without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL. Once such amendment is approved, (1) Purchaser shall exercise the Top-Up Option (described in Section 1.7 below), (2) a Certificate of Amendment setting forth such amendment to the Company’s Charter

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will be filed by the Company with the Secretary of State of the State of Delaware as soon as possible after the stockholders’ meeting described in the immediately preceding clause (ii) and (3) Purchaser and the Company shall effect the short-form Merger pursuant to Section 253 of the DGCL immediately after the filing of such Certificate of Amendment with the Secretary of State of the State of Delaware.

(e)     If the Minimum Condition has been satisfied but the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company’s Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents at least ninety percent (90%) of all outstanding Shares (determined on a Fully Diluted Basis), Parent will have the same option and the parties will follow the procedures described in Section 1.6(d) above except that Purchaser will not exercise the Top-Up Option as otherwise described in Section 1.6(d).

Section 1.7	Top-Up Option.

(a)     Subject to the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company’s Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, representing at least eighty percent (80%) but less than ninety percent (90%) of all outstanding Shares (determined on a Fully Diluted Basis), the Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable once upon the terms and subject to the other conditions set forth herein, to purchase at the Offer Price an aggregate number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser and their Affiliates at the time of such exercise and the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company’s Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, shall constitute one Share more than ninety percent (90%) of the Shares (after giving effect to the issuance of the Top-Up Shares) issued and outstanding, determined on a Fully Diluted Basis (the “Short Form Threshold”); provided, however, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the number of authorized but unissued Shares as of immediately prior to the issuance of the Top-Up Shares; provided, further, that the Top-Up Option shall terminate upon the earlier of: (x) the fifth (5th) Business Day after the later of (1) the Expiration Date and (2) the expiration of any “subsequent offering period” as described in Section 1.1(f) above and (y) the termination of this Agreement in accordance with its terms.

(b)     The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable Law and no judgment, injunction, Order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (ii) upon exercise of the Top-Up Option, the number of Shares owned by Parent, Purchaser and their Affiliates will constitute one (1) Share more than the Short Form Threshold, and (iii) Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including any requirements regarding the availability of an applicable exemption from registration of the issuance of the Top-Up Shares under the Securities Act.

(c)     To exercise the Top-Up Option, Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the number of Shares that shall be owned by Parent, Purchaser and their Affiliates immediately preceding the purchase of the Top-Up Shares and (ii) the place, time and date for

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the closing of the purchase and sale of the Top-Up Shares (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, Purchaser shall pay the Company, in the manner set forth in Section 1.7(d) hereof, the aggregate price required to be paid for the Top-Up Shares, in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to Purchaser a certificate or certificates representing the Top-Up Shares or, at Purchaser’s request or otherwise if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by applicable Law.

(d)     Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Shares either (i) entirely in cash or, at Purchaser’s election, by (ii) (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate price required to be paid for the purchase of the Top-Up Shares less the amount to be paid in cash pursuant to the immediately preceding clause (x) (a “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and Purchaser and (1) shall bear interest at a market rate of interest per annum, payable in arrears at the end of one (1) year, (2) shall mature on the first (1st) anniversary of the date of execution and delivery of such Promissory Note and (3) may be prepaid, in whole or in part, without premium or penalty.

(e)     Parent and Purchaser acknowledge that the Top-Up Shares shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. Purchaser agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

CONVERSION OF SECURITIES IN THE MERGER

Section 2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any securities of the Company, Parent or Purchaser:

(a)     Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted in accordance with Section 2.1(b) and Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e), upon surrender of the Certificate formerly representing such Shares (or, in the case of Book-Entry Shares, surrender of such Book-Entry Shares) in accordance with Section 2.2.

(b)     Cancellation or Conversion of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company and all Shares owned of record by Parent, Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto. At the Effective Time, all Shares, if any, held by each Subsidiary of the Company shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving Corporation as the number of Shares held by such Subsidiary bore to the aggregate number of outstanding Shares of the Company immediately prior to the Effective Time.

(c)     Purchaser Common Stock. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time (the “Purchaser Common Stock”) shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

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Section 2.2	Payment for Securities; Surrender of Certificates.

(a)     Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable national bank reasonably acceptable to the Company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent funds sufficient to pay the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. Such funds shall be invested or otherwise held by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to such holders of the Shares; provided, however, in the event that such funds on deposit with the Paying Agent are insufficient to pay the aggregate Merger Consideration, Parent shall deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has funds sufficient to pay the aggregate Merger Consideration. Earnings from such investments, if any, shall be the sole and exclusive property of Parent, and no part of any such earnings shall accrue to the benefit of holders of Shares.

(b)     Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of such a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of such payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent and the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share, other than any Certificate or Book-Entry Share representing Shares to be cancelled or converted in accordance with Section 2.1(b) or Dissenting Shares, shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c)     Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)     Termination of Fund; Abandoned Property; No Liability. At any time following the one (1) year anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto or any earnings with respect to the investment thereof) made available to the Paying Agent and not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat

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or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). If, prior to six (6) years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)     Withholding Rights. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Offer Price, Merger Consideration, Option Cash Payment or Warrant Payment otherwise payable pursuant to this Agreement to any holder of Shares, Options or Warrants, as applicable, such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any other provision of applicable Law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent and remitted to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Options or Warrants, as applicable, in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

(f)     Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder of such Shares fails to perfect or otherwise waives, withdraws or loses his or her right to appraisal under Section 262 of the DGCL or other applicable Law, then such Shares shall cease to be considered Dissenting Shares hereunder, the right of such holder to be paid the fair value of such Shares shall cease and such Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

Section 2.4     Treatment of Options. The Company shall take all action necessary so that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under the Company’s 2004

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Incentive Stock Plan (the “2004 Plan”) or 2009 Incentive Stock Plan (the “2009 Plan”) that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be converted into the right of the holder to receive at the Effective Time an amount in cash equal to the product of (i) the total number of Shares subject to such unexercised portion of such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share set forth in such Option, less any required withholding taxes (the “Option Cash Payment”) and as of the Effective Time shall cease to represent an option to purchase Shares, shall no longer be outstanding and shall automatically cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. Notwithstanding the foregoing, in the event that the Option Cash Payment, as calculated pursuant to this Section 2.4, with respect to any Option would be a negative amount, such Option shall be cancelled as of the Effective Time without conferring any right to receive the Option Cash Payment.

Section 2.5     Treatment of Warrants. At the Acceptance Time, each warrant to purchase Shares that is issued, unexpired and unexercised immediately prior to the Acceptance Time (the “Warrants”) shall be converted into the right of the holder thereof to receive, upon exercise at any time after the Acceptance Time, a payment from Parent or Purchaser in cash of an amount equal to the product of (i) the total number of Shares previously subject to such Warrant and (ii) the amount in cash of the excess, if any, of the Offer Price over the exercise price per Share previously subject to such Warrant (such amounts payable hereunder being referred to as the “Warrant Payments”) (less any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)). From and after the Acceptance Time, any Warrant shall no longer be exercisable by the former holder thereof for Shares, but shall only entitle such holder upon exercise after the Acceptance Time to the payment, if any, of the Warrant Payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (i) as disclosed in the forms, reports, schedules, statements and other documents, including any exhibits and schedules thereto, filed or furnished by the Company with the SEC on or after January 1, 2008 and prior to the date of this Agreement or (ii) as set forth in the disclosure schedule delivered by the Company to the Parent and Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any Section of the Company Disclosure Schedule shall be deemed to be disclosed in any other Section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other Section), the Company represents and warrants to Parent and Purchaser as follows:

Section 3.1     Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, the owners of each Subsidiary’s outstanding capital stock or ownership interests and the number and percentage of shares or other ownership interests owned by each such owner, is set forth in Section 3.1 of the Company Disclosure Schedule. All of the Company’s Subsidiaries are owned one hundred percent (100%), either directly or indirectly, by the Company. Neither the Company nor any of the Company’s Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment and comprising less than one percent (1%) of the outstanding stock of such publicly traded company.

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Section 3.2     Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a true, complete and correct copy of its Certificate of Incorporation, including all amendments to date (the “Company Charter”), and its Bylaws, as amended to date (the “Company Bylaws”). The Company Charter, the Company Bylaws and the charter documents for each of the Company’s Subsidiaries (the “Subsidiaries Governance Documents”) are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws, and none of the Company’s Subsidiaries is in violation of its respective Subsidiaries Governance Documents.

Section 3.3	Capitalization.

(a)     As of February 28, 2010, the authorized capital stock of the Company consists of 50,000,000 Shares of Company Common Stock, of which 16,754,943 Shares were issued (including 1,000 Shares held by the Company in its treasury and 16,753,943 Shares that were outstanding, of which 1,307,203 Shares constitute restricted shares and shares held in the Director Stock Unit Program trust). There are no other classes of capital stock of the Company authorized or outstanding. As of February 28, 2010, (i) 2,443,016 Shares of Company Common Stock were reserved for issuance under the 2004 Plan and the 2009 Plan, (ii) 751,666 Shares were subject to outstanding Options (whether or not under the 2004 Plan or the 2009 Plan), and (iii) 1,095,000 Shares were subject to outstanding Warrants. All outstanding Shares of the Company Common Stock have been, and all shares of the Company Common Stock that may be issued upon exercise or conversion of Options or Warrants, will be when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. Except as described above and except for the Top-Up Option: (1) there are no shares of capital stock of the Company authorized, issued, reserved for issuance or outstanding; (2) there are no outstanding options or other rights of any kind that obligate the Company or any of its Subsidiaries to issue, deliver or dispose of any shares of capital stock, voting securities or other Equity Interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of the Company (collectively, “Company Securities”); (3) there are no restricted shares, stock appreciation rights, performance units, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, to which the Company is bound; (4) other than any Shares deliverable to the Company in payment of the exercise price of Options, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; (5) there are no other options, calls, warrants, pre-emptive rights or other similar rights, agreements, arrangements or commitments of the Company of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party; and (6) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

(b)     Section 3.3(b) of the Company Disclosure Schedule contains a complete and correct list of all outstanding Options as of February 28, 2010, whether or not granted under the 2004 Plan or the 2009 Plan, and all outstanding Warrants as of February 28, 2010, including the holder, the date of grant and the exercise or base price and number of Shares of Company Common Stock subject thereto.

(c)     Each of the outstanding shares of capital stock, voting securities or other Equity Interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned direct or indirect Subsidiary of the Company and are owned free and clear of all Liens. There are no (i) outstanding options or other rights of any kind, that obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other Equity Interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of a Subsidiary of the Company, (ii) restricted shares, stock appreciation rights, performance units, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, to which the Company or any of its

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Subsidiaries is bound, (iii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of a Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person; or (iv) other options, calls, warrants, pre-emptive rights or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party. None of the Subsidiaries of the Company own any Company Common Stock.

(d)     Except for this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting of any shares of capital stock of the Company or granting to any Person the right to elect, or to designate or nominate for election, a director to the Company Board or any of its Subsidiaries. Immediately following the consummation of the Merger, and the conversion of Options and Warrants pursuant to Sections 2.4 and 2.5 above, respectively, there will not be outstanding any rights, warrants, options or other securities entitling the holder thereof to purchase, acquire or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (or any other securities exercisable for or convertible into such shares).

(e)     There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

Section 3.4	Authority; Stockholder Approval.

(a)     Subject only to the approval of the stockholders of the Company as described below, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the Company Stockholder Approval. As of the date of this Agreement, the Company Board has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company and has unanimously recommended that the stockholders of the Company, to the extent applicable, adopt this Agreement and approve the Merger. The action taken by the Company Board constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board under the provisions of Section 203 of the DGCL and, together with the Company Stockholder Approval, all approvals thereof required by Article Ten of the Company Charter. This Agreement has been duly authorized and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)     The affirmative vote of the holders of Shares representing two thirds (2/3) of the voting power of the outstanding Shares of the Company Common Stock is the only vote required, if any, of the holders of any class or series of capital stock of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

Section 3.5     No Conflict. The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered at the Closing will not, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will not, and compliance by the Company with any provisions of this Agreement will not (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Stockholder Approval, conflict with or violate the Company Charter, the Company Bylaws or any of the Subsidiaries Governance Documents; (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected; (iii) result in any breach of or constitute a

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default (or an event that with notice or lapse of time or both would become a default) or impair the Company’s or any of its Subsidiaries’ rights or alter their respective obligations or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to any Material Contract; (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair the Company’s or any of its Subsidiaries’ rights or alter their respective obligations or alter the rights or obligations of any third party in or under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to any Contract, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their properties is bound or affected, or (v) other than rights to acquire Company Common Stock pursuant to Options or Warrants, give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of clauses (ii), (iii), (iv) or (v) for any such conflicts, breaches, defaults, impairments, alterations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6     Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered at the Closing will not, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will not, and compliance by the Company with any provisions of this Agreement will not (with or without notice or lapse of time, or both) require the Company to obtain any consent, approval, Order, license, authorization, registration, declaration or permit of, or to file or register with or to provide notification to, any Governmental Entity, except (i) the applicable requirements, if any, of the Securities Act and the Exchange Act, including the filing of the Schedule 14D-9 and, if required by applicable Law, a Proxy Statement relating to the adoption by the stockholders of the Company of this Agreement, (ii) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (iii) compliance with any applicable requirements of the HSR Act, (iv) such filings as may be required under the applicable listing and corporate governance rules and regulations of NASDAQ, (v) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (vi) such other consents, approvals, Orders, registrations, declarations, permits, filings or notifications that, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7     Litigation. As of the date hereof, there is no suit, claim, action, proceeding, hearing, investigation, mediation, arbitration, stockholder demand letter or any other judicial or administrative proceeding, in Law or equity pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any of the Company’s Subsidiaries (in their capacities as such), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding Order, writ, injunction, decree, arbitration ruling, regulatory restriction or judgment of a Governmental Entity, other than such Orders, writs, injunctions, decrees, arbitration rulings, regulatory restrictions or judgments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8	Compliance; Permits.

(a)     The Company and each of its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, Orders and other approvals from Governmental Entities that are necessary to the operation of their respective business as currently conducted (collectively, the “Permits”), except where the failure to hold such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Permits are in full force

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and effect, have not been violated and no suspension, revocation or cancellation thereof has, to the Knowledge of the Company, been threatened, and there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Permits, except in each case for such suspensions, revocations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement except where such cessation to be effective would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     To the Knowledge of the Company, none of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, and any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act).

Section 3.9	SEC Filings; Financial Statements; Corporate Governance.

(a)     The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents, including any exhibits and schedules thereto, required to be filed by the Company with the SEC since January 1, 2008 (collectively, the “Requisite SEC Reports”). The Requisite SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Acceptance Time, (i) were and, in the case of Requisite SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and, in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Requisite SEC Reports or necessary in order to make the statements in such Requisite SEC Reports, in light of the circumstances under which they were or will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, schedules, statements, reports or other documents with the SEC.

(b)     Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Requisite SEC Reports, including any Requisite SEC Reports filed between the date of this Agreement and the Acceptance Time, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be specifically indicated otherwise in the notes thereto), and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and its consolidated Subsidiaries for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal year-end adjustments that have not been made and are not expected to be material in amount, individually or in the aggregate. The audited balance sheet of the Company contained in the Recent SEC Report on Form 10-K for the year ended December 31, 2009 is referred to herein as the “Balance Sheet”.

(c)     The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance in all material respects with all applicable effective

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provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing standards and corporate governance rules of NASDAQ.

Section 3.10   Disclosure Controls and Procedures. The Company and each of its Subsidiaries has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to allow the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

Section 3.11   Absence of Certain Changes or Events. From December 31, 2009 through the date of this Agreement, the Company and each of its Subsidiaries has conducted its business in all material respects only in the Ordinary Course of the Company’s Business, and (i) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Company and its Subsidiaries have not taken any action from December 31, 2009 through the date of this Agreement that if taken after the date hereof would constitute a violation of Section 5.1(b) of this Agreement.

Section 3.12   No Undisclosed Liabilities. Except as reflected in the Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since the date of the Balance Sheet in the Ordinary Course of the Company’s Business, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.13   Agreements, Contracts and Commitments.

(a)     All of the Contracts that are required as of the date of this Agreement to be described in the Requisite SEC Reports (or to be filed as exhibits thereto) (the “SEC Required Contracts”) are so described or filed and are in full force and effect. Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts in effect as of the date hereof. True and complete copies of all Material Contracts in effect as of the date hereof have been delivered or made available to Parent. “Material Contracts” shall mean (A) all SEC Required Contracts; (B) any other Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets are bound (other than Contracts related to (w) Owned Real Property covered in Section 3.16, (x) Leased Real Property covered in Section 3.16 and (y) Intellectual Property rights covered in Section 3.19), and which either (i) has a remaining term of more than one year from the date hereof and cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination and (I) involves the payment or receipt of money in excess of $175,000 in any year or (II) contains covenants materially limiting the freedom of the Company or any of its Subsidiaries to sell any products or services of or to any other Person, engage in any line of business, compete with any Person or operate at any location, or (ii) the termination of which or default under which would reasonably be expected to have a Company Material Adverse Effect; (C) all Material Real Property Leases; and (D) all IP Contracts.

(b)     (i) There is no material breach or material violation of or default by the Company or any of its Subsidiaries under any of the Material Contracts, except such breaches, violations and defaults as have been waived and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries that, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Material Contracts, except where such event would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.14   Employee Benefit Plans, Options and Employment Agreements.

(a)     Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of each employment (including any offer letters), bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, that is, or has been, sponsored, maintained or contributed to or required to be contributed to during the current year or preceding six (6) years by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the “Plans”). None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to (i) create any additional employee benefit plan, program or arrangement, (ii) enter into any contract or agreement to provide compensation or benefits to any individual or (iii) modify or change any existing Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate, except for amendments to tax-qualified plans to maintain the tax-qualified status thereof.

(b)     With respect to each of the Plans, the Company has heretofore made available to the Parent true and complete copies of each of the following documents, as applicable:

(i)     a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

(ii)     a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

(iii)     a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each Plan, and all other material employee communications relating to each Plan;

(iv)     if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

(v)     all contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

(vi)     the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

(c)     At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA.

(d)     At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever contributed to or been requested to contribute to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

(e)     None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

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(f)     No Lien has been imposed under Section 430(k) of the Code or Section 303(k) of ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Plan.

(g)     Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS (or may rely on the advisor or Tax opinion letter issued to the prototype or volume submitter plan sponsor for the Plan) that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)     The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director. No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(i)     No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, (iv) continued exercisability of stock options in accordance with their terms, or (v) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(j)     There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

(k)     Neither the Company, any of its Subsidiaries or any ERISA Affiliate has, in any material respect, violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the COBRA provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”) or the Health Insurance Portability Accountability Act of 1996, as amended, or any similar provision of state Law applicable to their employees.

(l)     Each Plan that is a “nonqualified deferred compensation plan”(as defined in Section 409A(d)(1) of the Code) (i) since January 1, 2005 has been operated in good faith compliance with Section 409A of the Code and the regulations thereunder and (ii) since January 1, 2009 has been in documentary compliance with Section 409A of the Code.

Section 3.15   Labor Matters.

(a)     The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of its Subsidiaries.

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(b)     No labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries.

(c)     From January 1, 2005 to the date of this Agreement, there has been no actual or, to the Knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slow downs or work stoppages against or affecting the Company or any of its Subsidiaries.

(d)     The Company and its Subsidiaries have good labor relations with their respective employees and labor unions, as applicable. The Company, its Subsidiaries, and their respective employees, agents or representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act.

(e)     The Company and its Subsidiaries have not failed to comply with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, other than any failures to comply that have not had and would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)     The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(g)     The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid except to the extent that any delinquency is subject to a good faith dispute

(h)     Neither the Company nor any of its Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(i)     The Company and each of its Subsidiaries is, and has been, in material compliance with all notice and other requirements under the WARN Act and any comparable foreign, state or local Law relating to plant closings and layoffs.

(j)     To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or such Subsidiary of the Company or (ii) to the knowledge or use of trade secrets or proprietary information.

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(k)     To the Knowledge of the Company, no current employee of the Company or any of its Subsidiaries who is in senior management or is an executive other than the President and Chief Executive Officer intends to terminate his or her employment.

Section 3.16   Properties; Encumbrances.

(a)     Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property and interest in real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). The Company or a Company Subsidiary, as the case may be, holds good and valid fee title to the Owned Real Property, free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, (ii) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) statutory Liens in favor of builders, mechanics, warehousemen, repairmen, workmen, materialmen and contractors that are not yet due and payable or are being contested in good faith by appropriate proceedings, (iv) such Liens as an accurate survey would show, recorded easements, covenants and other restrictions and zoning and building law requirements, and (v) other Liens that do not materially detract from the value or materially impair the use of the property or assets subject thereto. The Company and Company Subsidiaries do not lease, license or otherwise grant any Person any interest in any of the Owned Real Property.

(b)     Section 3.16(b)(i) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”) and the location of such properties, and indicating on such Schedule whether such property is leased or subleased. Section 3.16(a)(ii) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property leased or subleased that is (x) material to the operation of the business of the Company and its Subsidiaries, taken as a whole, or (y) required to be disclosed pursuant to Item 102 of Regulation S-K under the Securities Act (the “Material Leased Real Property”). The Company and each of its Subsidiaries have a valid leasehold interest in all of the Leased Real Property that it purports to lease or sublease. All of the Leased Real Property is free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, (ii) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) statutory Liens in favor of builders, mechanics, warehousemen, repairmen, workmen, materialmen and contractors that are not yet due and payable or are being contested in good faith by appropriate proceedings, (iv) such Liens as an accurate survey would show, recorded easements, covenants and other restrictions and zoning and building law requirements, and (v) other Liens that do not materially detract from the value or materially impair the use of the property or assets subject thereto. The Company and Company Subsidiaries do not sublease, license or otherwise grant any Person any interest in any of the Leased Real Property or Owned Real Property.

(c)     The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property.” To the Knowledge of the Company, each parcel of Real Property is in material compliance with all existing Laws applicable to such Real Property. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Real Property.

(d)     True and complete copies (including all amendments, supplements or modifications thereto) of all Leased Real Property leases or other occupancy agreements to which the Company or any of its Subsidiaries is a party that either (i) relate to Material Leased Real Property, (ii) have a remaining term of more than one year from the date hereof, or (iii) involve rental payments or the receipt of rent in excess of $175,000 in any year (collectively, the “Material Real Property Leases”), have been made available to Parent and Purchaser. Except as have not had and would not be reasonable expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (1) all Material Real Property Leases are in full force and effect and valid and binding against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, in each case in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies); (2) there is no existing material breach or violation of or default by the

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Company or any of its Subsidiaries under any of the Material Real Property Leases; (3) no event has occurred with respect to the Company or any of its Subsidiaries that, with notice or lapse of time or both, would constitute a material breach, violation or default of any of the Material Real Property Leases; (4) to the Knowledge of the Company, there are no material breaches, defaults or violations of any obligations of the landlord under any Material Real Property Lease; (5) to the Knowledge of the Company, no Person other than the Company and its applicable Subsidiaries has any right (whether by lease, sublease or otherwise) to use or occupy all or any portion of the Leased Real Property; (6) neither the Company nor any of its Subsidiaries has subleased, transferred, or assigned the Leased Real Property or any of the leases or subleases of the Leased Real Property; and (7) neither of the Company nor the Subsidiaries has received notice from any Person alleging any breach of any covenants or restrictions with respect to the Leased Real Property.

(e)     The Company and its Subsidiaries have good and valid title to, or valid and enforceable rights to use under existing material franchises, easements or licenses, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as such businesses are now being conducted, free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, (ii) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) statutory Liens in favor of builders, mechanics, warehousemen, repairmen, workmen, materialmen and contractors that are not yet due and payable or are being contested in good faith by appropriate proceedings, and (iv) other Liens that do not materially detract from the value or materially impair the use of the property or assets subject thereto.

Section 3.17 Taxes. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     (i) the Company and each of its Subsidiaries have duly filed (taking into account any valid extension of time within which to file) with the appropriate taxing authorities all material Tax Returns required to be filed by them and all such Tax Returns were true, complete and correct in all material respects, (ii) all material Taxes required to be paid by the Company and each of its Subsidiaries have been timely paid, except for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) there are no material Tax Liens on any assets of the Company or any of its Subsidiaries other than Liens relating to Taxes not yet due and payable, (iv) neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of the Company’s Business), (v) the accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Balance Sheet, and (vi) all liabilities for Taxes attributable to the period commencing on the date following the date of the Balance Sheet were incurred in the Ordinary Course of the Company’s Business and are consistent in type and amount with Taxes attributable to similar prior periods.

(b)     (i) the Company and each of its Subsidiaries have timely withheld all material amounts of federal and state Taxes required to be withheld, (ii) neither the Company nor any of its Subsidiaries has received written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn, (iii) neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries, except for such audit examination, deficiency, refund litigation, proposed adjustment or matter that is no longer pending, (iv) neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any entity other than the Company or any Subsidiary and other than agreements for customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes, (v) except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning

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of Section 1504 of the Code, and (vi) neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (other than the Company, any Subsidiary of the Company, or any of its or their predecessors) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor.

(c)     To the extent requested by Parent, the Company made available to Parent complete and correct copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

(d)     Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions”(within the meaning of Section 355(e) of the Code) in connection with the Merger.

(e)     Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “reportable transaction” as described in Treasury Regulation 1.6011-4(b)(2).

(f)     Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code.

(g)     Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(h)     No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Tax law has been entered into by or with respect to the Company or any of its Subsidiaries.

Section 3.18   Environmental Matters.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all Permits and other governmental authorizations required under all Environmental Laws and compliance with the terms and conditions thereof. The Company has not received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such compliance, and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no circumstances that may prevent or interfere with such compliance in the future. All material Permits and other governmental authorizations currently held by the Company pursuant to all Environmental Laws are identified in Section 3.18(a) of the Company Disclosure Schedule.

(b)     There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or against any Person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law.

(c)     To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge,

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presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(d)     The Company has made available to Parent summaries of all assessments, reports, data, results of investigations or audits and other information, in each case as requested by Parent, that are in the possession of the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws, to the extent that such documents would reflect the existence or possible existence of some condition, act or omission that has or would reasonably be expected to have a Company Material Adverse Effect.

(e)     The Company is not required by any Environmental Law or by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any governmental authority, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

Section 3.19   Intellectual Property.

(a)     Section 3.19(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Intellectual Property (i) owned by the Company or any of its Subsidiaries and (ii) used in the conduct of the business as currently conducted or contemplated to be conducted, in each case, that is the subject of a registration or an application for registration and lists, in each case, the owner, the jurisdiction and the application of or registration number thereof (collectively, “Registered Intellectual Property”). The Company or one of its Subsidiaries is the record owner of all Registered Intellectual Property free and clear of all Liens. All Registered Intellectual Property is subsisting, valid, enforceable and in full force and effect, and has not been cancelled, expired or abandoned.

(b)     Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Trademarks listed in Section 3.19(a) of the Company Disclosure Schedule have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates and (ii) there has been no prior use of the Trademarks listed in Section 3.19(a) of the Company Disclosure Schedule by any third party that would confer upon such third party superior rights in such Trademarks.

(c)     Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by any Person challenging the ownership, use, validity, enforceability or registerability of any Intellectual Property owned by, licensed to or used by the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries has made any claim against any Person alleging violation or infringement of any Intellectual Property owned by the Company or any of its Subsidiaries.

(d)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the conduct of the Company’s and any Subsidiary’s business as currently conducted does not violate or infringe upon any Intellectual Property rights owned or controlled by any third party; and (ii) no third party is violating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries.

(e)     Section 3.19(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses and other agreements (i) granting the Company or any of its Subsidiaries rights in or to any material Intellectual Property owned by a third party (other than licenses for readily available commercial Software having an acquisition price of less than $5,000), or (ii) restricting the Company’s or any of its Subsidiaries’ rights to use any material Intellectual Property, including license agreements, consent to use agreements and covenants not to sue (collectively, the “IP Contracts”). The IP Contracts are valid and binding obligations of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, in each case enforceable in accordance with their respective terms (except as such

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enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies). Neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the IP Contracts. No material royalties, honoraria or other fees are payable by the Company or any Subsidiary to any third parties for the use of or right to use any Intellectual Property except pursuant to the IP Contracts.

Section 3.20     Insurance. All material current fire and casualty, general liability, business interruption, directors’ and officers’ liability, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company (collectively, the “Insurance Policies”) have been made available to Parent. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each such policy is in full force and effect and all premiums due thereon have been paid in full and (ii) none of such policies shall terminate or lapse (or be otherwise adversely affected) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.21     Opinion of Financial Advisor. The Financial Advisor has delivered to the Company Board an opinion to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received by the holders of Shares of Company Common Stock in the Offer and Merger is fair, from a financial point of view, to such holders.

Section 3.22     Brokers. No broker, finder or investment banker (other than Stephens, Inc. (the “Financial Advisor”) whose respective brokerage, finder’s or other fees and expenses shall be paid in full by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and the Financial Advisor pursuant to which any firm would be entitled to any such payment.

Section 3.23     Takeover Statutes. As of the date hereof, no further action is required by the Company Board or the stockholders of the Company to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby the restrictions on “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law, subject to the requirements set forth in Article Ten of the Company’s Certificate of Incorporation. The Company does not have a poison pill or rights agreement in place.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant to the Company as follows:

Section 4.1     Organization and Qualification. Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

Section 4.2     Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Offer and the Merger. Parent as sole stockholder of Purchaser has approved this Agreement. The execution and delivery of this Agreement by each of Parent and Purchaser, as applicable, and the consummation by each of Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Neither the approval or adoption of this Agreement nor the consummation of the Offer, the Merger or the other transactions contemplated hereby requires any approval of the stockholders of Parent. This Agreement has been duly authorized and validly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or

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other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3     No Conflict. The execution and delivery of this Agreement by Parent or Purchaser do not, the acceptance for payment or acquisition of Shares pursuant to the Offer will not, the consummation by Parent or Purchaser of the Merger or any other transaction contemplated by this Agreement will not, and compliance by Parent or Purchaser with any of the provisions of this Agreement will not (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Purchaser; (ii) conflict with or violate any Law applicable to Parent or Purchaser or any of their respective Subsidiaries or by which any of their respective properties is bound or affected, or (iii) except as would not reasonably be expected to have a Parent Material Adverse Effect, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair Parent’s or Purchaser’s or any of their respective Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent, Purchaser or any of their respective Subsidiaries pursuant to any Contract, permit, franchise or other instrument or obligation to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or their properties is bound or affected.

Section 4.4     Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) Parent or Purchaser to obtain any consent, approval, authorization or permit of, or to file or register with or to provide notification to, any Governmental Entity, other than (i) the applicable requirements, if any, of the Securities Act and the Exchange Act, including the filing of the Offer Documents and such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the transactions contemplated hereby, (ii) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (iii) compliance with any applicable requirements of the HSR Act, (iv) such filings as may be required under the applicable listing and corporate governance rules and regulations of NASDAQ, (v) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (vi) such other consents, approvals, Orders, registrations, declarations, permits, filings or notifications that, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5     Litigation. There is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Purchaser, that would reasonably be expected to prevent or materially delay consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 4.6     Ownership of Company Capital Stock. Neither Parent nor Purchaser is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.7     Ownership and Operations of Purchaser. Purchaser is a direct, wholly-owned Subsidiary of the Holding Company and an indirect, wholly-owned Subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 4.8     Sufficient Funds. Parent and Purchaser have or will have cash and cash equivalents, and committed or available lines of credit, sufficient to (i) consummate the Offer, (ii) pay the aggregate Merger Consideration, (iii) pay any and all fees and expenses incurred by Parent or Purchaser in connection with the Offer and the Merger and (iv) consummate the other transactions contemplated by this Agreement.

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Section 4.9     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

Section 4.10     Investigation by Parent and Purchaser. Each of Parent and Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company’s Subsidiaries. No review, analysis or investigation by Parent, Purchaser or the Parent Representatives shall affect the representations and warranties of the Company set forth in this Agreement.

ARTICLE V

COVENANTS

Section 5.1	Conduct of Business Pending the Acceptance Time.

(a)     The Company covenants and agrees that, during the period from the date hereof until the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except as expressly contemplated by this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Schedule or as required by Law, or unless Parent shall otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), the business of the Company and its Subsidiaries shall be conducted in all material respects in the Ordinary Course of the Company’s Business, and in compliance in all material respects with applicable Law and the Company shall use its commercially reasonable efforts to preserve intact its business organization and to preserve its present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations.

(b)     Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1(b) to the Company Disclosure Schedule or as required by Law, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(i)     amend or otherwise change the Company Charter or Company Bylaws or any similar governing instruments, except for the amendment of the Company Charter described in Sections 1.6(d) and 1.6(e) above;

(ii)     issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any of its Subsidiaries, except for (x) the issuance of Shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise of Options or Warrants outstanding on the date of this Agreement, (y) the delivery of Shares to the Company in payment of the exercise price of Options and (z) the acceleration of vesting of Options as contemplated by the 2004 Plan and the 2009 Plan;

(iii)     sell, pledge, mortgage, dispose, lease, or encumber any assets, tangible or intangible, of the Company or any of its Subsidiaries or suffer to exist any Lien thereupon other than (A) sales of assets not to exceed $175,000 in the aggregate, (B) sales of products in the Ordinary Course of the Company’s Business, (C) pursuant to existing Contracts or (d) dispositions of obsolete or worn out equipment in the Ordinary Course of the Company’s Business.

(iv)     with respect to Intellectual Property owned by the Company or any of its Subsidiaries and with respect to any rights to Intellectual Property granted under any IP Contract, (A) transfer, assign or license to any Person any rights to Intellectual Property, (B) abandon, permit to lapse or otherwise

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dispose of any Intellectual Property, (C) grant any Lien on any Intellectual Property, or (D) make any material change in any Intellectual Property that reasonably could be expected to materially impair such Intellectual Property or the Company’s or its Subsidiaries’ rights with respect thereto;

(v)     (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly-owned Subsidiary of the Company may declare and pay a dividend to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, to acquire any such securities, or propose to do any of the foregoing, except the delivery of Shares to the Company in payment of the exercise price of Options;

(vi)     (A) (1) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, in each case, with a value in excess of $175,000 in the aggregate, (2) enter into any new line of business, other than development, testing or marketing of new products in the Ordinary Course of the Company’s Business, (3) make any capital contribution or investment in any joint venture, except as required pursuant to terms of a Material Contract in effect as of the date of this Agreement, or (4) create any Subsidiaries; (B) incur any indebtedness for or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise) the material obligations of any Person (other than a wholly-owned Subsidiary), except in the Ordinary Course of the Company’s Business; (C) enter into, renew, fail to renew, amend or terminate any material lease relating to Real Property (including any existing Material Real Property Leases); (D) adopt or implement any new stockholder rights plan; (E) authorize any capital expenditures or purchase of fixed assets that are in excess of $175,000 in the aggregate, for the Company and its Subsidiaries taken as a whole, except as previously budgeted and set forth in Section 5.1(b) of the Company Disclosure Schedule, and taking into consideration all future plans regarding the Company’s property, plant and equipment; or (F) enter into or amend any Contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(b)(vi);

(vii)     (A) other than pursuant to existing Contracts, agreements or arrangements or in the Ordinary Course of the Company’s Business, increase the compensation payable or to become payable to its current or former directors, officers or employees, (B) hire or promote any person as or to (as the case may be) an executive officer or appoint any director of the Company, other than the appointment of Continuing Directors pursuant to Section 1.3(b) above, (C) hire or promote any employee as or to (as the case may be) a position as an executive officer except to fill a vacancy in the Ordinary Course of the Company’s Business, (D) make or forgive any loan or advance to employees or directors (other than loans or advances of reasonable relocation and travel expenses in the Ordinary Course of the Company’s Business), (E) except as may be required by Law or existing Contracts, agreements or arrangements, grant any severance or termination pay to, or modify, amend, terminate or adopt, or promise to modify, amend, terminate or adopt, any Plan, or any Contract, agreement or arrangement that would be a Plan, (F) establish, adopt, enter into or amend any collective bargaining agreement, compensation plan, program or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company, or any of its Subsidiaries, except as may be required by Law or existing Contracts, agreements or arrangements or as may be necessary to maintain proper qualification under the Code or other Law, (G) other than in the Ordinary Course of the Company’s Business, pay any discretionary bonuses to any officer of the Company, (H) other than pursuant to existing Contracts, agreements or arrangements or in the Ordinary Course of the Company’s Business, make any awards of equity in the Company or any of its Subsidiaries or any rights to receive equity in the Company or any of its Subsidiaries, (I) amend any existing stock option or other equity-based compensation or enter into any agreement under which any stock option or other equity-based compensation would be required to be issued, except as permitted by Section 2.4, (J) except as set forth in writing by Parent for the express purpose of communications with employees of the Company or any of its Subsidiaries, make any representation or commitment to, or enter into any formal or informal understanding

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with any employee of the Company or any of its Subsidiaries with respect to compensation, benefits, or terms of employment to be provided by Parent, Purchaser, or any of their Subsidiaries at or subsequent to the Closing, or (K) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by Law;

(viii)     take any action to materially change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), or change any material assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case as required to conform to GAAP or applicable Law;

(ix)     (A) make, change or revoke any material Tax election or, except as required by applicable Law, change any material method of Tax accounting, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax, (F) claim or surrender any right to claim a material Tax refund or (G) become a party to a transaction that constitutes a “reportable transaction” for purposes of Section 6011 of the Code and applicable Treasury regulations thereunder (or a similar provision of state Law);

(x)     fail to pay material accounts payable and other material obligations in the Ordinary Course of the Company’s Business other than those disputed in good faith;

(xi)     materially accelerate the collection of accounts receivable, modify the payment terms of any accounts receivable other than in the Ordinary Course of the Company’s Business, or sell, securitize, factor or otherwise transfer any accounts receivable;

(xii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or as expressly provided in this Agreement);

(xiii)     (A) at any time within the 90-day period before the Acceptance Time, without complying fully with the notice and other requirements of the WARN Act or any comparable foreign, state or local Law, effectuate (1) a “plant closing”(as defined in the WARN Act or any comparable state or local law) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; or (2) a “mass layoff”(as defined in the WARN Act or any comparable state or local law) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries, or (B) otherwise terminate or lay off employees in such numbers as to give rise to material liability under any applicable laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium, or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs;

(xiv)     (A) authorize, enter into, renew, extend, terminate or amend, or waive, release or assign any material rights or claims with respect to any Material Contract or Contract that would constitute a Material Contract if in effect on the date of this Agreement, in each case other than in the Ordinary Course of the Company’s Business, or (B) engage in any transaction or series of transactions with any Affiliate that would constitute a related party transaction under the rules and regulations of the SEC or the Company’s policy governing such transactions, except for the same types of transactions with Affiliates that are disclosed in the Requisite SEC Reports;

(xv)     agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, individually or in the aggregate, result in amounts payable to or by the Company or its Subsidiaries in excess of $175,000 in the aggregate;

(xvi)     take any action that would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied;

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(xvii)     make any material change to timing or size of orders of product shipped to customers, trade, or distributors other than in the Ordinary Course of the Company’s Business; or

(xviii)     authorize or make any commitment to do any of the foregoing.

Section 5.2	Cooperation.

(a)     The Company and Parent shall coordinate and cooperate in connection with (i) preparing the Offer Documents, the Schedule 14D-9 and the Proxy Statement, (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions (including with respect to any financing) are required to be taken, or consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, (iii) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith, with the transactions contemplated by this Agreement or with the Offer Documents, the Schedule 14D-9 or the Proxy Statement, and (iv) the defense or settlement of any litigation relating to the transactions contemplated by this Agreement.

(b)     The Company agrees that, between the date of this Agreement and the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall cause:

(i)     the information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(ii)     the Schedule 14D-9 to be appropriately responsive in all material respects to the requirements and provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (except that the obligations of the Company pursuant to this Section 5.2(b)(ii) shall not apply with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser in writing expressly for inclusion therein); and

(iii)     any information that the Company has provided to Purchaser or Parent that constitutes material non-public information pursuant to federal securities laws as of the time immediately preceding the commencement of the Offer to be made public immediately prior to the commencement of the Offer, to the extent that such information is not otherwise disclosed in the Offering Documents, if the commencement of, and purchase of Shares under, the Offer could constitute a breach of federal securities laws (including Rules 10b-5 or 14e-3 of the Exchange Act) if such information were not made public at or prior to the commencement of the Offer. Without limiting the generality of the foregoing, the Company hereby agrees that Parent may disclose any such material non-public information in the Offering Documents to the extent that such disclosure is necessary to prevent the commencement of, and purchase of Shares under, the Offer from constituting a breach of federal securities laws (including Rules 10b-5 or 14e-3 of the Exchange Act).

(c)     Parent and Purchaser agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Parent and Purchaser shall cause:

(i)     the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, not to contain any untrue statement of a material fact or omit to

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state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; and

(ii)     the Offer Documents (and any amendment thereof or supplement thereto) to be appropriately responsive in all material respects to the requirements and provisions of the Exchange Act and any other applicable federal securities laws, and not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that the obligations of Parent and Purchaser pursuant to this Section 5.2(c)(ii) shall not apply with respect to statements made in the Offer Documents based on information furnished by the Company in writing expressly for inclusion therein).

Section 5.3	Access to Information; Confidentiality.

(a)     From the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause each Subsidiary of the Company and each of their respective directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Company Representatives”) (i) to provide to Parent and Purchaser and their respective directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, the “Parent Representatives”) reasonable access, at reasonable times and upon prior written notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records of the Company and its Subsidiaries, (ii) to furnish promptly such financial, operating and other data concerning the Company and its Subsidiaries as Parent or the Parent Representatives may reasonably request in writing, and (iii) to provide to Parent and Purchaser such reasonable access to stock transfer records and other information related to the ownership of capital stock of the Company, including access to the Company’s transfer agent, as Parent may reasonably request in writing. Notwithstanding the foregoing, (i) any such access, investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries; (ii) such access will not require the Company to permit any access, or to permit disclosure of any information, that in its reasonable judgment would result in the disclosure of any trade secrets, (iii) Parent, Purchaser and the Parent Representatives will not speak to any of the personnel of the Company or any of its Subsidiaries without the prior written consent of the Company, and any such communications permitted by the Company will be made in the presence of a representative of the Company, (iv) such access will be scheduled at such times and places as shall be determined by the Company, and (v) Parent, Purchaser and the Parent Representatives shall not have any such access for purposes of conducting any environmental assessments, sampling or testing. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law. No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to qualify, modify or limit any representation or warranty made by the Company in this Agreement.

(b)     With respect to the information disclosed pursuant to Section 5.3(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Nondisclosure Agreement, the confidentiality provisions of which shall survive and be binding upon the Company and Parent until the Effective Time, notwithstanding anything to the contrary contained therein.

Section 5.4	Solicitation.

(a)     Notwithstanding any provision in this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Central Daylight Saving Time, on the date that is thirty (30) days after the date of this Agreement (the “Go-Shop Period Termination Date”), the Company and the Company Representatives shall have the right, under the direction of the Company Board or any committee thereof, to directly or indirectly: (i) initiate, solicit or encourage the submission of Acquisition Proposals from one or more Persons, including by way of contacting third parties or public disclosure, and providing access to non-public information pursuant to the prior execution of a Qualifying Confidentiality

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Agreement with any such Person; provided, that the Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any such Person or its representatives that was not previously provided to Parent; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(b)     Subject to Sections 5.4(c) and 5.4(d), from the Go-Shop Period Termination Date until the earlier of the Acceptance Time or the date this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and the Company Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly take any action to facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) withdraw (or change, amend, modify or qualify in a manner adverse to Parent or Purchaser), or propose publicly to withdraw (or change, amend, modify or qualify, in a manner adverse to Parent or Purchaser), or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation (any action or failure to act set forth in the foregoing clauses (ii) or (iii), a “Change of Board Recommendation”), or (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal or enter into any Contract or agreement in principle that is intended or would reasonably be expected to lead to an Acquisition Proposal or that would reasonably be expected to cause the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby. Subject to Section 5.4(c), on the Go-Shop Period Termination Date, the Company shall immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 5.4(b) conducted theretofore by the Company or the Company Representatives with respect to any Acquisition Proposal. Subject to Section 5.4(c), with respect to parties with whom discussions or negotiations have been terminated on or prior to the Go-Shop Period Termination Date, the Company shall use commercially reasonable efforts to require such parties to promptly return or destroy in accordance with the terms of the applicable Qualifying Confidentiality Agreement any non-public information previously furnished by the Company. Notwithstanding anything to the contrary in this Section 5.4(b), following the Go-Shop Period Termination Date, the Company and the Company Representatives may continue discussions and negotiations with, and provide information to, any Person, group of related Persons or group that (1) includes any Person with whom the Company is having ongoing discussions or negotiations prior to the Go-Shop Period Termination Date regarding a possible Acquisition Proposal and (2) has been identified in writing to Parent (any such Person or group, a “Go-Shop Party”) if the Board of Directors determines in good faith (after consultation with its financial advisors and outside counsel) that such Person has made or could reasonably be expected to make an Acquisition Proposal that after further discussions or negotiations could reasonably result in a Superior Proposal.

(c)     Notwithstanding Section 5.4(b), if at any time following the Go-Shop Period Termination Date and prior to obtaining the Company Stockholder Approval, (i) the Company receives a bona fide written Acquisition Proposal, which is not solicited, facilitated or encouraged willfully or in bad faith in breach of Section 5.4(b) above, from any other third party that is not a Go-Shop Party, and (ii) the Company Board determines in good faith (after consultation with its financial advisors and outside counsel) that (A) such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (B) the failure to take the actions referred to in clause (x) or (y) of this sentence could reasonably be expected to be a breach of its fiduciary obligations to the stockholders of the Company under applicable Law, the Company may take the following actions: (x) furnish non-public information to the Person making such Acquisition Proposal, provided, that (1) prior to so furnishing such information, the Company shall have received from such Person a Qualifying Confidentiality Agreement and (2) all such information shall previously have been provided to Parent and Purchaser or is provided to Parent and Purchaser prior to or substantially contemporaneously with the time it is provided to the Person making such Acquisition Proposal or such Person’s representatives and (y) engage or participate in any discussions or negotiations with such Person with respect to the Acquisition Proposal. At any time following the date of this Agreement, the Company shall, as

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promptly as reasonably practicable (and in any event within forty-eight (48) hours), advise Parent orally and in writing of the receipt from any Person of (1) any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and the material terms of such proposal and (2) any request for non-public information relating to the Company or any of its Subsidiaries in connection with a potential Acquisition Proposal, or for access to the properties, books or records of the Company by any Person that informs the Company that is it considering making, or has made, an Acquisition Proposal, in each case, including the identity of the Person(s) making such proposal, inquiry or request, and, if applicable, providing copies of any documents or correspondence evidencing such proposal or inquiry. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status and any material developments, discussions and negotiations concerning such Acquisition Proposal, and the material terms and conditions thereof, including by providing a copy of all material documentation or correspondence relating thereto that is exchanged between the Person making such Acquisition Proposal (or its representatives) and the Company (or the Company Representatives). Without limiting the foregoing, the Company will promptly (within two (2) Business Days) notify Parent orally and in writing if it determines to begin providing information to, or to engage in negotiations with, any Person other than a Go-Shop Party concerning an Acquisition Proposal.

(d)     Notwithstanding anything to the contrary contained in Section 5.4(b), if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with outside counsel and financial advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement that are offered by Parent (including pursuant to clause (2) below), the Company Board may at any time prior to the Acceptance Time, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the immediately foregoing clause (ii) unless, concurrently with or prior to such termination, the Company pays the Breakup Fee and otherwise complies with the provisions of Section 7.1(e) and Section 7.3; and provided, further that the Company Board may not effect a change of Company Board Recommendation or terminate this Agreement pursuant to the foregoing clause (ii) unless (A) the Company shall not have breached willfully or in bad faith this Section 5.4 with respect to such Superior Proposal, (B) the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, and (C):

(1)     the Company shall have provided written notice to Parent (“Notice of Adverse Recommendation”) at least five (5) days in advance (the “Notice Period”) of its intention, absent any amendment to terms and conditions of this Agreement as described in the immediately following clause (2), to take such actions described in the immediately foregoing clauses (i) or (ii) with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), shall specifically identify the terms of such Superior Proposal that causes such Acquisition Proposal to constitute a Superior Proposal, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the proposed definitive agreement with respect to such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new notice period, which shall be five (5) days in advance of the Company Board’s intention to take action pursuant to this Section 5.4(d)); and

(2)     prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause the Company Representatives to, during the Notice Period, (x) provide Parent and Purchaser during the Notice Period with an opportunity to amend the terms and conditions contained in this Agreement in a manner such that such Acquisition Proposal would cease to constitute a Superior Proposal as a result thereof, in which event the Company shall, and shall cause its outside counsel and financial advisors to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such amendments to the terms and conditions of this Agreement as would enable Parent and Purchaser to proceed with the transactions contemplated hereby, as so amended, and (y) permit Parent to make a presentation to the Company Board

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regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation).

(e)     The Company agrees that any willful and material violations of the restrictions set forth in Sections 5.4(b) or 5.4(c) by any Company Representative shall be deemed to be a breach of Sections 5.4(b) or 5.4(c), as the case may be, by the Company.

(f)     Notwithstanding the foregoing, the Company shall not release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of the Company.

(g)     Nothing contained in this Section 5.4 shall prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Offer shall be deemed to be a Change of Board Recommendation.

(h)     None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement with any Person to limit or not to give prior notice to Parent or Purchaser of its intention to effect a Change of Board Recommendation or to terminate this Agreement in light of a Superior Proposal.

Section 5.5	Reasonable Best Efforts.

(a)     Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, Permits or authorizations are required to be or should be obtained under any Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to Contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any consents, Permits, authorizations, approvals or waivers required to be made or that the Parent determines should be made.

(b)     Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding (but giving the other party reasonable prior notice of such meeting) and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding. The parties shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby. Subject to the terms and conditions

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of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable. The Company and Parent will cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all Company Permits and Contracts of the Company and the Company Subsidiaries will remain in full force and effect after the Effective Time.

Section 5.6     Certain Notices. From and after the date of this Agreement until the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or failure to occur, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) any representation or warranty made by the Company or Parent, as the case may be, that has become untrue or inaccurate or the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied by it pursuant to this Agreement that, in each case, would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not alone cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.7     Public Announcements. Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable Governmental Entity or securities exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent required, shall be at the final discretion of the disclosing party. The Company, Parent and Purchaser agree that the press releases announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent.

Section 5.8     Antitrust Filings. Each of Parent and Purchaser (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent, Purchaser and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Entities of any other applicable jurisdiction in which any such filing is made under any other Laws, if any, and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Laws applicable to the Merger as soon as reasonably practicable. Each of Parent and Purchaser (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The covenants set forth in this Section 5.8 shall be construed so as not to limit the generality of the covenants set forth in Section 5.5 above.

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Section 5.9     State Takeover Laws. The Company Board shall take all action reasonably necessary to render any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law that becomes or is deemed to be applicable to the Company, Parent or Purchaser, the Offer, the Merger or the Top-Up Option, including the acquisition of Shares pursuant thereto or any other transaction contemplated by this Agreement, inapplicable to the foregoing. Nothing in this Agreement shall be deemed to prohibit the Company from complying with its obligations under Section 220 of the DGCL.

Section 5.10     Parent Agreement Concerning Purchaser. Parent agrees to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.11     Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares, Options or Warrants pursuant to the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.12     Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof and before the Acceptance Time with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d- 10(d) under the Exchange Act.

Section 5.13     Company Certificate. At Parent’s request, the Company shall deliver a properly executed statement, in a form reasonably acceptable to Parent, conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3).

Section 5.14     Delisting. Parent shall cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.15     Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto will bear its own costs and expenses (including financial advisory, accounting and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

Section 5.16   Directors’ and Officers’ Indemnification and Insurance.

(a)     For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permissible under applicable provisions of the DGCL, indemnify, defend and hold harmless all past and present directors, officers and employees of the Company or its Subsidiaries and all fiduciaries under any of the Plans (the “Indemnified Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company or its Subsidiaries pursuant to applicable Law, the Company Charter, the Company Bylaws, the Subsidiaries Governance Documents and the indemnification agreements, if any, in existence on the date of this Agreement and set forth in Schedule 5.16(a) of the Company Disclosure Schedule (collectively, the “Indemnification Agreements”) for acts or omissions in their capacity as directors, officers or employees of the Company or any Subsidiary or as fiduciaries under any of the Plans occurring at or prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation to, advance expenses (including legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.16(a) in accordance with the procedures set forth in the Company Charter, the Company Bylaws, the Subsidiaries Governance Documents and the Indemnification Agreements; provided, however, that the Indemnified Person to whom expenses are advanced undertakes to repay such advanced expenses to the Surviving Corporation if it is ultimately determined that such Indemnified Person is not entitled to such reimbursement obligation pursuant to this Section 5.16(a).

(b)     For six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain for the benefit of the Indemnified Persons, as of the date of this Agreement

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and as of the Effective Time, who are covered by the directors’ and officers’ liability insurance policy maintained by the Company (the “Insured Persons”), an insurance and indemnification policy that provides coverage for actions or omissions of such Indemnified Persons prior to the Effective Time in their capacities as such (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing insurance policy (true and complete copies of which have been previously provided to Parent) (“Equivalent Coverage”) with the Company’s current provider of such insurance or, if substantially equivalent insurance coverage is unavailable from such provider, the best available coverage from a carrier with the same or better credit rating (a “Comparable Carrier”); provided, however, that, in satisfying its obligation under this Section 5.16(b), Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred fifty percent (250%) (the “Maximum Amount”) of the last annual premium paid by the Company with respect to such existing policy prior to the date of this Agreement. Notwithstanding the foregoing, the Company may, after prior consultation with Parent, purchase six (6) year “tail” prepaid policies prior to the Effective Time for the benefit of the Insured Persons, which policies are obtained from a Comparable Carrier and provide such Insured Persons with Equivalent Coverage; provided, that the amount paid by the Company with respect to such prepaid policies shall not be in excess of the Maximum Amount of the per annum premium rate paid by the Company as of the date hereof for its existing insurance policy. If such prepaid policies have been obtained prior to the Effective Time, the provisions of this Section 5.16(b) shall be deemed to have been satisfied and Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect and continue to honor the obligations thereunder.

(c)     If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.16.

(d)     The rights of any Indemnified Parties under this Section 5.16 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all Indemnification Agreements entered into by the Company or any of its Subsidiaries. The Indemnified Parties to whom this Section 5.16 applies shall be third party beneficiaries of this Section 5.16, and this Section 5.16 shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.17     Continuation of Employee Benefits. At the Effective Date, Purchaser shall permit all employees of the Company (the “New Purchaser Employees”) to participate in Purchaser’s 401(k) plan pursuant to the terms thereof and, in connection therewith, shall credit each New Purchaser Employee with the number of days such New Purchaser Employee was employed by the Company for purposes of any length of service requirements under such 401(k) plan. To the extent allowable under Purchaser’s policies and procedures, Purchaser shall provide each New Purchaser Employee with credit for years of service prior to the Closing with the Company for (i) the purposes of eligibility and vesting (but not for benefit accrual) under Purchaser’s health, short-term disability, long-term disability and vacation programs and policies and (ii) any and all pre-existing condition limitations and eligibility waiting periods under group health plans of Purchaser, and shall cause to be credited to any deductible or out-of-pocket expenses (which are applicable in the plan year of Purchaser in which the Closing Date falls) under any health plans of Purchaser any deductibles or out-of-pocket expenses incurred by New Purchaser Employee and their beneficiaries and dependents under health plans of the Company during the plan year of the Company in which the Closing Date falls. Nothing herein expressed or implied shall confer upon any New Purchaser Employee or other employee or former employee of the Company or legal representatives thereof, any rights or remedies, including without limitation any right to employment or continued employment for any specified period, of any nature or kind whatsoever, or any right to specific terms or conditions of employment (including rate of pay, fringe benefits or position), under or by reason of this Agreement. The employment of any New Purchaser Employee or all New Purchaser Employees may be terminated by Purchaser for any reason or for no reason at any time after the

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Closing Date (subject to the payment of any vested benefits accrued under any employee benefit plan of the Company prior to the Closing and to the payment of any severance benefit (to the extent that such benefit is under a Contract, plan or policy in effect on the date of this Agreement or is specifically agreed to by the Parent or the Surviving Corporation on the one hand and a New Purchaser Employee on the other hand) payable with respect to such termination). Without limiting the generality of the foregoing or of Section 8.8 below, this Section 5.17 shall be enforceable solely by the Company, acting on its own behalf, and no other Person (including, without limitation, any New Purchaser Employee) is an intended third party beneficiary of this Section 5.17.

Section 5.18     Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1     Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)     This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if and to the extent required by applicable Law; provided that Parent and Purchaser shall, and shall cause any of their Affiliates to, vote all Shares held by them in favor of the adoption of this Agreement;

(b)     The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger; and

(c)     All statutory waiting periods (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d)     Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date; provided that this condition shall be deemed to have been satisfied with respect to Parent and Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned as follows:

(a)     By mutual written consent of Parent and the Company, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company;

(b)     By either the Company or Parent, if the Purchaser has not accepted for payment Shares tendered pursuant to the Offer on or prior to June 30, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, such failure to accept for payment the Shares on or prior to such date;

(c)     By either the Company or Parent, prior to the Acceptance Time, if any Governmental Entity having jurisdiction over the Company, Parent or Purchaser shall have issued an Order, decree or ruling

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or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially as contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and non-appealable; provided, however, the party seeking to terminate this Agreement under this Section 7.1(c) shall have used reasonable best efforts to cause any such Order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof;

(d)     By Parent, at any time prior to the Acceptance Time, if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or the Company Board shall (A) have approved, adopted or recommended any Acquisition Proposal or (B) approved or recommended, or entered into or allowed the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (other than a Qualifying Confidentiality Agreement) relating to an Acquisition Proposal, (iii) after the Go-Shop Period Termination Date, the Company Board fails publicly to reaffirm its recommendation of this Agreement and the transactions contemplated hereby (x) within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal (provided only one such reaffirmation request per Acquisition Proposal and one additional reaffirmation request per each amendment thereof and supplement thereto may be made by Parent) or (y) if the Termination Date is less than ten (10) Business Days (but more than five (5) Business Days) from the receipt of such a request by Parent following an Acquisition Proposal, by the close of business on the Business Day immediately preceding the Termination Date, (iv) the Company shall have breached Section 5.4 in any material respect, or (v) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of actions specified in clauses (i) or (ii) of this Section 7.1(d);

(e)     By the Company, at any time prior to the Acceptance Time, if the Company Board determines to accept a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 5.4 with respect to such Superior Proposal; provided, however, that the Company shall pay the Breakup Fee to Parent substantially concurrently with such termination;

(f)     By the Company, if Parent or Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer in accordance with Section 1.1(a) hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to the Company if (i) a Company Material Adverse Effect shall have occurred, (ii) the failure of Parent or Purchaser to commence the Offer in accordance with Section 1.1(a) is a result of the breach of any representation or warranty, covenant or other agreement of the Company contained in this Agreement, or (iii) the commencement of the Offer in accordance with Section 1.1(a) has been restrained, enjoined or prohibited by any Order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity;

(g)     By Parent, at any time prior to the Acceptance Time, if: (i) there exists a breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (c)(iii) or (c)(iv) of Annex I is not or would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such inaccuracy or breach and (iii) either such inaccuracy or breach is not capable of cure or at least twenty (20) Business Days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if (A) any material covenant of Parent or Purchaser contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured, or (B) there exists a material breach of or inaccuracy in any representation or warranty of Parent or Purchaser contained in this Agreement that has not been cured; or

(h)     By the Company, at any time prior to the Acceptance Time, if: (i) there exists a breach of or inaccuracy in any representation or warranty of Parent or Purchaser contained in this Agreement or breach of any covenant of Parent or Purchaser contained in this Agreement that shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company shall have delivered to Parent written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is

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not capable of cure or at least twenty (20) Business Days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured, or (B) there exists a material breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement that has not been cured.

Section 7.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to this Section 7.2, Section 7.3 and Article VIII, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof; provided, further, that the provisions of the Nondisclosure Agreement shall survive any such termination pursuant to the terms therein.

Section 7.3	Break-Up Fees.

(a)     In the event that this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), then the Company shall pay to Parent substantially concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter in the case of a termination by Parent, the Break-Up Fee.

(b)     In the event that (i) this Agreement is terminated pursuant to Section 7.1(g) by reason of a willful or bad faith breach by the Company of any representation, warranty or covenant of the Company contained in this Agreement (other than a breach of Section 5.4) that the Company shall have failed to cure in accordance with the notice and cure provisions of Section 7.1(g), (ii) prior to such termination an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company or the Company Board and not withdrawn, and (iii) within twelve (12) months after such termination, the Company consummates a transaction contemplated by any Acquisition Proposal, then the Company shall pay to Parent the Breakup Fee, on the date no later than two (2) Business Days after the consummation of a transaction that constitutes an Acquisition Proposal. For purposes of the immediately preceding sentence, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.3 except that the references to “twenty percent (20%)” therein shall be deemed to be references to “a majority.”

(c)     For purposes of this Section 7.3, “Break-Up Fee” means $3 million (inclusive of Parent and Purchaser’s expenses), in cash, except in the event that this Agreement is terminated pursuant to Section 7.1(e) in order to enter into a definitive agreement with a Go-Shop Party with respect to a Superior Proposal, in which case the Break-Up Fee shall mean $2 million (inclusive of Parent and Purchaser’s expenses) in cash.

(d)     Each of the Company, Parent and Purchaser acknowledges that (i) the agreements contained in Section 7.3(a) and Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Purchaser and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that shall compensate Parent and Purchaser in the circumstances in which such Breakup Fee is payable.

Section 7.4     Amendment. Subject to Section 1.3(b), this Agreement may be amended by the Company, Parent and Purchaser at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s stockholders, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5     Waiver. Subject to Section 1.3(b), at any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein or in Annex I hereto; provided, however, that, after approval of the Merger by the Company’s stockholders, no extension or waiver

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may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without the further approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1     Non-Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time; provided, that the covenants and agreements contained herein, which by their terms provide for performance or enforcement after the Effective Time, shall survive the Effective Time.

Section 8.2     Notices. All notices, requests, claims, demands, approvals and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by national prepaid overnight courier (providing written proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Purchaser, addressed to it at:

AZZ incorporated
One Museum Place
3100 West 7th Street, Suite 500
Fort Worth, Texas 76107
Attention: Chief Executive Officer
Facsimile: (817) 336-5354

and with a copy (which copy shall not constitute notice) to:

Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Attention: F. Richard Bernasek, Esq.
                 S. Benton Cantey V, Esq.
Facsimile: (817) 878-9759

If to the Company, addressed to it at:

North American Galvanizing & Coatings, Inc.
5314 S. Yale Street, Suite 1000
Tulsa, Oklahoma 74135
Attention: Chief Executive Officer
Facsimile: (918) 488-8172

with a copy (which copy shall not constitute notice) to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Edward P. Smith, Esq.
Facsimile: (646) 710-5371

Section 8.3	Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any offer or proposal, or filing of any regulatory application or notice (whether in draft or final form), or public disclosure of an intention to do any of the foregoing, by any Person

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other than Parent, Purchaser or any of their respective Subsidiaries concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease, license or other disposition, directly or indirectly, whether by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any of its Subsidiaries) or any Subsidiary of the Company representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing twenty percent (20%) or more of the voting power of the Company, (d) transaction or series of transactions in which any Person would acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any group (as defined in Section 13(d) of the Exchange Act) has been formed that Beneficially Owns or has the right to acquire Beneficial Ownership, of Equity Interests representing twenty percent (20%) or more of the voting power of the Company or (e) any combination of the foregoing.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, the first-mentioned Person.

“Beneficial Ownership” (and related terms such as “Beneficially Own,” “Beneficially Owned” or “Beneficial Owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act; provided that such definition shall not apply to Section 5.9(a).

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, is materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except for any such change, event, development, circumstance, occurrence or effect resulting from or arising out of or in connection with (a) the public announcement or pendency of the transactions contemplated by this Agreement, (b) the transactions contemplated by this Agreement or any actions taken pursuant to or in accordance with this Agreement, (c) changes in, or events or conditions affecting, any industry or market in which the Company or any of its Subsidiaries operates, except to the extent such changes, events or conditions adversely affect the Company or its Subsidiaries in a disproportionate manner relative to other similarly situated, comparable companies, (d) changes in, or events or conditions affecting, the United States or global economy or capital or financial markets generally, except to the extent such changes adversely affect the Company or its Subsidiaries in a disproportionate manner relative to other similarly situated, comparable companies, (e) changes in applicable Law or the interpretations thereof by any Governmental Entity, (f) changes in GAAP, (f) changes in general political conditions, including any acts of war or terrorist activities, (g) any action or omission of the Company or any of its Subsidiaries taken upon the written request of, or with the prior written consent of, Parent or Purchaser, (h) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period, or (i) any change in the price or trading volume of the Company Common Stock on Nasdaq.

“Contract” means, with respect to any Person, any legally binding agreement, contract, lease (whether for real or personal property), license, note, bond, mortgage, indenture, guarantee, deed of trust, loan, evidence of indebtedness, letter of credit, settlement agreement, franchise agreement, undertaking, employment agreement, or instrument to which such Person or its Subsidiaries is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written.

“Control” (including the terms “Controlled” by and under “Common Control” with) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person or entity alleging actual or potential liability pursuant to any

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Environmental Law (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Company, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Environmental Laws” means all federal, state, local and foreign Laws, regulations, ordinances, and requirements of governmental authorities relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife, and plants, (v) the management or use of natural resources, or (vi) the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therein to or therefor.

“Fully Diluted Basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of shares of Company Common Stock the Company is then required to issue pursuant to options, rights to acquire or other obligations outstanding at such date, including under any employee stock option or other benefit plans, warrants, options, or other securities convertible or exchangeable into or exercisable for Shares, or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the 2004 Plan or the 2009 Plan; provided that Fully Diluted Basis shall not include the number of shares of Company Common Stock that are issuable upon exercise of unexercised Warrants.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, supranational, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, any supranational organization and any Person exercising executive, legislative, judicial, regulatory, Taxing or administrative functions of or pertaining to any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or proprietary rights of any kind in any jurisdiction, including without limitation all (i) copyrights, (ii) patents and industrial designs (including all divisions, continuations, continuations-in-part, or patents issued thereon or reissues thereof), (iii) computer programs, software, databases, compilations and data, and all documentation related to any of the foregoing (collectively “Software”), (iv) trademarks, service marks, trade names, trade dress, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing (collectively, “Trademarks”), (v) technology, trade secrets, recipes and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”); and (vi) all registrations and applications relating to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or “the Company’s Knowledge” means the actual knowledge of Ronald J. Evans or Beth B. Pulley.

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“Law” means any federal, state, local, national or supranational or foreign law, statute, code, rule, regulation or material ordinance.

“Lien” means any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, and other substances that may have an adverse effect on human health or the environment.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Nondisclosure Agreement” means the mutual confidentiality agreement, dated July 22, 2008, as amended, between the Company and Parent.

“Order” means any order, judgment or injunction.

“Ordinary Course of the Company’s Business” means the ordinary course of the Company’s business consistent with the Company’s past practice.

“Parent Material Adverse Effect” means any fact, change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by Parent or Purchaser of any of their obligations under this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); provided that such definition shall not apply to Section 5.9(a).

“Qualifying Confidentiality Agreement” means a customary confidentiality agreement no less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement and, for the avoidance of doubt, containing a “standstill” provision no less favorable to the Company as, and remaining in effect for a period of time at least as long as the period of time set forth in, Section 10 of the Nondisclosure Agreement. Notwithstanding the foregoing, no Qualifying Confidentiality Agreement shall contain any provision that restricts the Company from providing Parent with the notices or information required to be provided pursuant to Section 5.4 above.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person, including without limitation the Company, means any corporation, partnership, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a written Acquisition Proposal (except the references therein to “twenty percent (20%)” shall be replaced by “a majority”) made by a third party that was not solicited, facilitated or encouraged willfully or in bad faith in breach of Section 5.4(b) and that, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, any antitrust or competition law approvals or non-objections, and the Person making such proposal, (a) if accepted, is reasonably likely to be consummated, (b) is not subject to any financing condition, and (c) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof that may be offered by Parent (including pursuant to Section 5.4(d)(C)(2)).

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“Tax Return” means any report, return (including without limitation information return), claim for refund, election, estimated Tax filing or declaration or similar document or statement supplied or required to be supplied to any Governmental Entity with respect to Taxes, including without limitation any schedule or attachment thereto, and including without limitation any amendments thereof.

“Taxes” means any and all (i) federal, state, local and foreign taxes, charges, fees, levies, imposts, duties and other assessments, including without limitation any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including without limitation taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind in the nature of a tax, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof and (ii) liability for amounts described in clause (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group, by Contract, by Law or otherwise.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and related regulations.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

2004 Plan	Section 2.4
2009 Plan	Section 2.4
Acceptance Time	Section 1.1(b)
Agreement	Preamble
Annex I	Section 1.1(a)
ARRA	Section 3.14(k)
Balance Sheet	Section 3.9(b)
Book-Entry Shares	Section 2.2(b)
Breakup Fee	Section 7.3(b)
Certificate of Merger	Section 1.5
Certificates	Section 2.2(b)
Change of Board Recommendation	Section 5.4(b)
Closing	Section 1.5
Closing Date	Section 1.5
COBRA	Section 3.14(k)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 3.2
Company Charter	Section 3.2
Company Common Stock	Recitals
Company Disclosure Schedule	Preamble to Article III
Company Representatives	Section 5.3(a)
Company Securities	Section 3.3(a)
Company Stockholder Approval	Section 3.4(b)
Comparable Carrier	Section 5.16
Continuing Directors	Section 1.3(b)
DGCL	Recitals
Dissenting Shares	Section 2.3
DOJ	Section 5.8
D&O Insurance	Section 5.16
Effective Time	Section 1.5
Equivalent Coverage	Section 5.16
ERISA Affiliate	Section 3.14(a)

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Exchange Act	Section 1.1(a)
Expiration Date	Section 1.1(d)
Financial Advisor	Section 3.22
FTC	Section 5.8
Go-Shop Party	Section 5.4(b)
Go-Shop Period Termination Date	Section 5.4(a)
Holding Company	Recitals
Indemnification Agreements	Section 5.16
Indemnified Parties	Section 5.16
Initial Expiration Date	Section 1.1(d)
Insurance Policies	Section 3.20
Insured Persons	Section 5.16
IP Contracts	Section 3.19(e)
Leased Real Property	Section 3.16(b)
Material Contracts	Section 3.13(a)
Material Leased Real Property	Section 3.16(b)
Material Real Property Leases	Section 3.16(d)
Maximum Amount	Section 5.16
Merger	Recitals
Merger Consideration	Section 2.1(a)
Minimum Condition	Section 1.1(b)
New Purchaser Employees	Section 5.17
Notice of Adverse Recommendation	Section 5.4(d)(B)(1)
Notice Period	Section 5.4(d)(B)(1)
Offer	Recitals
Offer Documents	Section 1.1(h)
Offer Price	Recitals
Offer to Purchase	Section 1.1(c)
Option	Section 2.4
Option Cash Payment	Section 2.4
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Representatives	Section 5.3(a)
Paying Agent	Section 2.2(a)
Permits	Section 3.8(a)
Plans	Section 3.14(a)
Promissory Note	Section 1.7(d)
Proxy Statement	Section 1.6(a)
Purchaser	Preamble
Purchaser Common Stock	Section 2.1(c)
Real Property	Section 3.16(c)
Registered Intellectual Property	Section 3.19(a)
Requisite SEC Reports	Section 3.9(a)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(h)
SEC	Section 1.1(e)
SEC Required Contracts	Section 3.13(a)
Section 16	Section 5.11
Shares	Recitals
Short Form Threshold	Section 1.7(a)
SPD	Section 3.14(b)(iii)
Special Meeting	Section 1.6(b)
Stockholders	Recitals
Stockholders’ Agreement	Recitals
Subsidiaries’ Governance Documents	Section 3.2
Surviving Corporation	Section 1.4(a)

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Termination Date	Section 7.1(b)
Top-Up Closing	Section 1.7(c)
Top-Up Exercise Notice	Section 1.7(c)
Top-Up Notice Receipt	Section 1.7(c)
Top-Up Option	Section 1.7(a)
Top-Up Shares	Section 1.7(a)
Warrants	Section 2.5
Warrant Payments	Section 2.5

Section 8.4     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.5     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or Order or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.6     Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Nondisclosure Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.7     Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent without the consent of any other party, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

Section 8.8     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 5.16.

Section 8.9     Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine gender; and the feminine gender shall include the masculine gender. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. For purposes of this Agreement, the use of the term “including” shall be deemed to mean “including, without limitation.”

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Section 8.10     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)     This Agreement and all matters arising hereunder or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any valid termination of this Agreement in accordance with Section 7.1, (i) each party shall be entitled at its election to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are

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entitled at Law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond, guarantee or other undertaking in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties shall waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Either party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

Section 8.13     Company Disclosure Schedule. Company Schedules. All Sections of the Company Disclosure Schedule attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The mere inclusion of information in any Section of the Company Disclosure Schedule hereto as an exception to a representation, warranty or covenant shall not (a) be deemed an admission by any party (i) that such information represents a material exception or a material fact, event or circumstance, (ii) that such information has had or would reasonably be expected to have a Company Material Adverse Effect or (iii) that such information is not in the Ordinary Course of the Company’s Business or (b) constitute, or be deemed to be, an admission to any third party concerning such information. The specification of any dollar amount in any representation, warranty or covenant and the inclusion of any specific item in any Section of the Company Disclosure Schedule shall not vary the definition of “Company Material Adverse Effect” or imply that such amount or higher or lower amounts are or are not material. Matters reflected on any Section of the Company Disclosure Schedule to this Agreement are not necessarily limited to matters required by this Agreement to be reflected on such Section of the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in any Section of the Company Disclosure Schedule to this Agreement but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 8.14     No Other Representations or Warranties. Parent and Purchaser acknowledge that, except as expressly set forth in Article III, there are no representations or warranties of any kind, expressed or implied, with respect to the Company or any of its Affiliates (including its Subsidiaries), the business of the Company and its Subsidiaries, the Shares, the assets or liabilities of the Company and its Subsidiaries or any other matter. It is expressly understood and agreed that Parent and Purchaser accept the condition of the assets of the Company and its Subsidiaries “AS IS”, “WHERE IS” AND, SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AZZ INCORPORATED

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President and Chief Executive Officer

BIG KETTLE MERGER SUB, INC.

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President and Chief Executive Officer
NORTH AMERICAN GALVANIZING & COATINGS, INC.

By:	/s/ Ronald J. Evans
Name:	Ronald J. Evans
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

The following Sections of the Company Disclosure Schedule are omitted pursuant to Item 601(b)(2) of Regulation S-K. A supplemental copy of such Sections of the Company Disclosure Schedule shall be furnished to the Securities and Exchange Commission upon request.

Section
3.1	Organization and Qualification
3.3	Capitalization
3.5	No Conflict
3.7	Litigation
3.11	Absence of Certain Changes or Events
3.13	Agreements, Contracts and Commitments
3.14	Employee Benefit Plans, Options and Employment Agreements
3.15	Labor Matters
3.16	Properties; Encumbrances
3.17	Taxes
3.18	Environmental Matters
3.19	Intellectual Property
3.20	Insurance
5.1(a)	Conduct of Business Pending the Acceptance Time
5.1(b)	Conduct of Business Pending the Acceptance Time
5.16	Indemnification Agreements

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ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I and not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated as of March 31, 2010 (this “Agreement”), by and among TIN, INC., a Texas corporation (“Parent”), TIN MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Purchaser”), and COPPER, INC., a Delaware corporation (the “Company”).

Notwithstanding any other provisions of the Offer, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of, purchase or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:

(a)     the Minimum Condition shall not have been satisfied at the Expiration Date;

(b)     the applicable waiting period under the HSR Act in respect of the transactions contemplated by the Agreement has not expired or been terminated at or prior to the Expiration Date;

(c)     any of the following conditions exist or has occurred, and is continuing at the Expiration Date:

(i)     there shall be pending or threatened in writing any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Purchaser, the Company or any of its Subsidiaries in connection with the Offer or the Merger, (A) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose material limitations on the ability of Parent or Purchaser, or otherwise to render Parent or Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, (C) seeking to prohibit or impose any material limitations on the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other material transactions contemplated by the Agreement, or otherwise seeking to compel Parent, the Company or any of their respective Subsidiaries to divest, dispose of, license or hold separate any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other material transactions contemplated by the Agreement, or (D) seeking to prohibit or impose material limitations on the ability of Parent or Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company;

(ii)     there shall be any statute, rule, regulation, judgment, Order or injunction enacted, entered, enforced, promulgated or that is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer, the Merger or any other material transaction contemplated by the Agreement, that (x) has had or would reasonably be expected to have, individually or in the aggregate, directly or indirectly, any of the consequences referred to in clauses (A) through (D) of paragraph (i) above, or (y) has the effect of making the Offer, the Merger or any other material transaction contemplated by the Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other material transaction contemplated by the Agreement;

(iii)     one or more of the representations and warranties of the Company set forth in Article III of the Agreement shall not be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms) as if such representations and warranties were made at the time of such determination (except to the extent such representations and warranties relate to an earlier date, in which case only as of such earlier date), except for failures to be so true

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and correct as do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)     Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under the Agreement and such breach or failure shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure from Parent; or

(v)     since the date of this Agreement, a Company Material Adverse Effect shall have occurred; or

(d)     the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except the Minimum Condition may not be waived), in each case, subject to the terms of the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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ANNEX 2

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2010 (this “Amendment”), is made by and among AZZ incorporated, a Texas corporation (“Parent”), Big Kettle Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and North American Galvanizing & Coatings, Inc., a Delaware corporation (the “Company”). Parent, Purchaser and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to amend certain terms of that certain Agreement and Plan of Merger, dated as of March 31, 2010 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, as provided in this Amendment; and

WHEREAS, pursuant to Section 7.4 of the Merger Agreement, the Merger Agreement may be amended at any time prior to the Effective Time by an instrument in writing signed by Parent, Purchaser and the Company; and

WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have determined that the Amendment is advisable and in the best interests of their respective stockholders and have authorized and approved the execution and delivery of the Amendment.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1.     Defined Terms.  Capitalized terms used herein, including in the preamble and recitals hereto, and not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2.     Certain Amendments to the Merger Agreement.  Pursuant to Section 7.4 of the Merger Agreement, the Parties hereby agree to the following amendments to the Merger Agreement:

a.    As of the date hereof, Article II of the Merger Agreement is hereby amended by adding the following paragraph immediately following Section 2.3:

“Section 2.3A     Extension of Appraisal Rights.  Notwithstanding the foregoing Section 2.3, neither the Parent, the Purchaser nor the Company will assert that (a) a demand for appraisal by a holder of Shares is not timely under Section 262 of the DGCL if such holder who otherwise satisfies the requirements of Section 262 submits a written demand for appraisal within 30 calendar days of the Special Meeting (with any such deadline being extended to the following business day should the 30th day fall on a holiday or weekend) or (b) that (i) a holder of Shares who is entitled to appraisal rights may not file a petition in the Court of Chancery of the State of Delaware demanding a determination of the value of the Shares held by all stockholders of the Company if such petition is not filed within 120 days of the Effective Time as long as such petition is filed within 150 days of the Effective Time, (ii) a holder of Shares may not withdraw such stockholder’s demand for appraisal and accept the terms offered by the Merger if such withdrawal is not made within 60 days of the Effective Time and (iii) a holder of Shares may not, upon written request, receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares if such request is not made within 120 days of the Effective Time as long as such request is made within 150 days of the Effective Time.”

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b.    As of the date hereof, Section 5.4(f) of the Merger Agreement is hereby amended and restated as follows:

“(f) Notwithstanding the foregoing, the Company shall not release any third party from, or waive any provisions of, any confidentiality or similar agreement in favor of the Company; provided, however, that the Company shall release such third parties from, or waive any provisions of, any ”standstill“ or similar agreement in favor of the Company, and, notwithstanding any provision in this Agreement to the contrary, shall not be restricted by the provisions of this Agreement from contacting such third parties and informing them of the Company’s release or waiver of such provisions.”

Section 3.     Effective Date of Amendment No. 1.  This Amendment shall, upon execution and delivery hereof by the Parties hereto, be deemed in full force and effect as of the date hereof.

Section 4.     Miscellaneous.

a.    This Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

b.    Except as expressly amended hereby, the Merger Agreement and all other documents, agreements and instruments relating thereto are and shall remain unmodified and in full force and effect and are hereby ratified and confirmed.

c.    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Merger Agreement, nor, except as expressly provided herein, constitute a waiver or amendment of any other provision of the Merger Agreement.

d.    This Amendment may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

e.    The headings for this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AZZ INCORPORATED

By:	/s/ David H. Dingus Name: David H. Dingus Title: President and Chief Executive Officer

BIG KETTLE MERGER SUB, INC.

By:	/s/ David H. Dingus Name: David H. Dingus Title: President and Chief Executive Officer

NORTH AMERICAN GALVANIZING &
COATINGS, INC.

By:	/s/ Ronald J. Evans Name: Ronald J. Evans Title: President and Chief Executive Officer

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ANNEX 3

OPINION OF STEPHENS INC.

March 31, 2010

Board of Directors
North American Galvanizing & Coatings, Inc.
5314 South Yale Avenue, Suite 1000
Tulsa, OK 74135

Ladies and Gentlemen:

We have acted as your financial advisor in connection with the proposed merger of AZZ Merger Sub (“Merger Sub”), a wholly owned subsidiary of AZZ incorporated (“Parent”), with and into North American Galvanizing & Coatings, Inc. (the “Company”) (collectively, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger, dated as of March 31, 2010. As a result of all such terms and conditions, we understand that the consideration will consist of Seven Dollars and Fifty Cents ($7.50) cash paid for each share and share equivalent of Company stock outstanding at the time of the Transaction.

You have requested our opinion as to whether the Transaction is fair to the Company’s public shareholders from a financial point of view. For purposes of this letter, the ‘public shareholders’ of the Company means the holders of outstanding shares of the Company’s common stock, other than the Parent and its directors, officers and affiliates and the directors, officers, managers and affiliates of the Company.

In connection with rendering our opinion we have:

(i)	analyzed certain publicly available financial statements and reports regarding the Company;

(ii)	analyzed certain internal financial statements and other financial and operating data (including the 2010 financial budget) concerning the Company prepared by the management of the Company;

(iii)	reviewed the reported prices and trading activity for the common stock of the Company;

(iv)	compared the financial performance of the Company and the prices and trading activity of the common stock with that of certain other comparable publicly-traded companies and their securities;

(v)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

(vi)	reviewed the most recent draft provided to us of the Agreement and Plan of Merger and related documents;

(vii)	discussed with management of the Company the operations of and future business prospects for the Company;

(viii)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Parent;

(ix)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Parent, and we have not been

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furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or the Parent under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the fiscal 2010 financial budget prepared by the management of the Company we have assumed that such financial budget has been reasonably prepared and reflects the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Parent and regularly provide investment banking services to the Company. During the two years preceding the date of this letter, we have provided investment banking services to the Company in connection with its 2009 subordinated debt capital raise and in connection with its consideration of other strategic alternatives, and we have received investment banking revenues from the Company. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our fairness opinion to the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens expects to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

We are not legal, accounting, regulatory or tax experts and have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the public stockholders of the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company for the purposes of its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of the Company. Our fairness opinion committee has approved the opinion set forth in this letter. Neither this opinion nor its substance may be disclosed by you to

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anyone other than your advisors without our written permission. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to stockholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such stockholder communications.

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the public shareholders of the Company in the Transaction is fair to them from a financial point of view.

Very truly yours,

/s/ Stephens Inc.

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ANNEX 4

THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate

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of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the

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Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation. which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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